As filed with the Securities and Exchange Commission on October 15, 2008
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN SIZZLIN CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	86-0723400 (I.R.S. Employer Identification No.)

416 South Jefferson Street, Suite 600
Roanoke, Virginia 24011
(540) 345-3195
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robyn B. Mabe
Vice President and Chief Financial Officer
Western Sizzlin Corporation
416 South Jefferson Street, Suite 600
Roanoke, Virginia 24011
(540) 345-3195
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven Wolosky
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	1,093,564	N/A	$11,759,040	$463

(1)	Represents the maximum number of shares of Western common stock that may be issued in the Registrant’s exchange offer.

(2)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the Registrant was calculated as the product of (i) 680,500 shares of Jack in the Box Inc. common stock, which is the maximum number of shares that may be purchased by the Registrant pursuant to its exchange offer, and (ii) the average of the high and low sales prices of Jack in the Box Inc. common stock as reported on the New York Stock Exchange on October 10, 2008 ($17.28).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may be changed.  Western may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and Western is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WESTERN SIZZLIN CORPORATION

Offer to Exchange
Up to 680,500 Shares of Common Stock
of
JACK IN THE BOX INC.
for
Shares of Western Sizzlin Corporation Common Stock
by
WESTERN SIZZLIN CORPORATION

at an Exchange Ratio of One Share of Jack in the Box Inc. Common Stock for
1.607 Shares of Western Sizzlin Corporation Common Stock

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 13, 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED.  SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Western Sizzlin Corporation is offering to exchange up to 680,500 shares of common stock of Jack in the Box Inc. at an exchange ratio of one share of Jack in the Box common stock for 1.607 shares of Western common stock, par value $0.01 per share, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal.  This offer is referred to in this prospectus as the “exchange offer” or the “offer.”  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Western’s common stock is traded on the Nasdaq Capital Market under the symbol “WEST.”  Jack in the Box’s common stock is traded on the New York Stock Exchange under the symbol “JBX.”  On October 3, 2008, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $14.10 and the closing price of a share of Jack in the Box common stock was $19.37.  Based on these closing prices and the exchange ratio in the offer of one share of Jack in the Box common stock for 1.607 shares of Western common stock, the Western offer has a value of $22.66 per share of Jack in the Box common stock.  This represents a 17% premium over Jack in the Box’s closing share price on October 3, 2008.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 13.

Western’s obligation to exchange shares of Western common stock for shares of Jack in the Box common stock is subject to specified conditions, which are more fully described in the section captioned “The Offer—Conditions of the Offer.”  Western’s offer is not conditioned on any minimum number of shares being tendered.

Western has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by referenced in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Western.

WESTERN IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND WESTERN A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2008

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT JACK IN THE BOX FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR “SEC,” THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS.  THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES.  SEE THE SECTION CAPTIONED “WHERE YOU CAN FIND MORE INFORMATION.”

YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM WESTERN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO WESTERN’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.  IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN NOVEMBER 6, 2008.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF JACK IN THE BOX.

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you as a holder of shares of Jack in the Box Inc., or “Jack in the Box,” common stock may have regarding the offer and answers to those questions.  The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Jack in the Box common stock, and Western Sizzlin Corporation, or “Western,” urges you to read carefully the remainder of this prospectus and accompanying letter of transmittal.

What is Western’s Proposed Transaction?

Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, Western is offering to acquire up to 680,500 outstanding shares of Jack in the Box common stock, in exchange for shares of Western common stock.  According to Jack in the Box’s Quarterly Report on Form 10-Q for the quarterly period ended July 6, 2008, as of August 4, 2008, there were 56,707,223 shares of Jack in the Box common stock outstanding.  As of the date of this prospectus, Western owned 100 shares of Jack in the Box common stock, representing less than one percent of the outstanding shares.  If Western acquires the maximum 680,500 shares in the offer, it would own 680,600 shares of Jack in the Box common stock, representing approximately 1.2% of the outstanding shares.

How Many Shares Will Western Purchase in the Offer?

Western will purchase up to 680,500 shares of Jack in the Box common stock in the offer, or such lesser number of shares as are validly tendered and not properly withdrawn.  If more than 680,500 shares are tendered, all shares tendered will be purchased on a pro rata basis.

What Will I Receive in Exchange for My Shares of Jack in the Box Common Stock?

In exchange for each share of Jack in the Box common stock that is purchased pursuant to the offer, you will receive 1.607 shares of Western common stock.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.  The number of shares of Western common stock into which one share of Jack in the Box common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.”  Western’s common stock is listed on the Nasdaq Capital Market.

What is the Per Share Value of the Offer and the Premium Over Jack in the Box’s Share Price?

On October 3, 2008, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $14.10 and the closing price of a share of Jack in the Box common stock was $19.37.  Based on these closing prices and the exchange ratio in the offer of one share of Jack in the Box common stock for 1.607 shares of Western common stock, the Western offer has a value of $22.66 per share of Jack in the Box common stock.  This represents a 17% premium over Jack in the Box’s closing share price on October 3, 2008.

The value of the offer will change as the market prices of Western common stock and Jack in the Box common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  Stockholders are encouraged to obtain current market quotations for shares of Western and Jack in the Box common stock prior to making any decision with respect to the offer.  On October 14, 2008, the last full trading day before the date of this prospectus, the closing price of a share of Western common stock was $10.50 and the closing price of a share of Jack in the Box common stock was $18.49.  See “Risk Factors” and “Comparative Market Price Data.”

What does the Board of Directors of Jack in the Box Think of the Offer?

Jack in the Box’s board of directors has not approved this offer or otherwise commented on it as of the date of this prospectus.  Within 10 business days after the date of this prospectus, Jack in the Box is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.  Western has not discussed the offer with the board of directors of Jack in the Box.

What are the Conditions of the Offer?

Western’s obligation to exchange shares of Western common stock for shares of Jack in the Box common stock pursuant to the offer is subject to several conditions referred to below under “The Offer—Conditions of the Offer,” including the following:

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act,” no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Western shall have received all necessary state securities law or “blue sky” authorizations; and

•
the “stockholder approval condition”—Western’s stockholders shall have approved, as and to the extent required by the NASDAQ Stock Market LLC, the issuance of shares of Western common stock pursuant to the offer.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Western shares pursuant to the offer.

The satisfaction or existence of any of the conditions to the offer, including those set forth above, will be determined by Western in its reasonable discretion.  Any and all conditions to the offer, including those set forth above, may be waived (to the extent legally permissible) by Western in its reasonable discretion.

Will I Be Taxed on the Western Common Stock I Receive?

The receipt of Western common stock by a U.S. holder in exchange for its shares of Jack in the Box common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes.  For a discussion of material U.S. federal tax consequences of the offer, see the section captioned “The Offer—Taxation.”

BECAUSE TAX MATTERS ARE COMPLICATED, WESTERN URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Is Western’s Financial Condition Relevant to My Decision to Tender in the Offer?

Yes.  Western’s financial condition is relevant to your decision to tender your shares because shares of Jack in the Box common stock accepted in the offer will be exchanged for shares of Western common stock.  You should therefore consider Western’s financial condition before you decide to become one of Western’s stockholders through the offer.  This prospectus contains financial information regarding Western and incorporates by reference financial information regarding Jack in the Box, which we encourage you to review.

What Percentage of Western’s Shares Will Former Holders of Shares of Jack in the Box Common Stock Own After the Offer?

Based on the exchange ratio for the offer, Western estimates that if the maximum 680,500 Jack in the Box shares are exchanged pursuant to the offer, former Jack in the Box stockholders would own, in the aggregate, approximately 27.9% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

How Long Do I Have to Decide Whether to Tender in the Offer?

You have until 5:00 p.m., New York City time, on Thursday, November 13, 2008 to decide whether to tender your shares in the offer unless Western extends the period of time during which the offer is open.  If you cannot deliver everything required to make a valid tender to Continental Stock Transfer & Trust Company, the exchange agent for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in “The Offer—Guaranteed Delivery.”  When Western makes reference to the “expiration of the offer” or the “expiration date” anywhere in this prospectus, this is the time to which Western is referring, including, when applicable, any extension period that may apply.

Can the Offer Be Extended and Under What Circumstances?

Western may, in its sole discretion, extend the offer at any time or from time to time.  For instance, the offer may be extended if any of the conditions specified in “The Offer—Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer.  Because the offer is for less than all of the outstanding Jack in the Box common stock, Western may not elect to provide a “subsequent offering period” for the offer.

How Will I Be Notified if the Offer is Extended?

If Western decides to extend the offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

How Do I Tender My Shares?

To tender shares, you must deliver the certificates representing your shares, together with a properly completed and duly executed letter of transmittal, to the exchange agent not later than the time the offer expires.  If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.  If you cannot deliver everything required to make a valid tender to the exchange agent for the offer prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within three business days after the expiration of the offer by using the enclosed notice of guaranteed delivery.  However, the exchange agent must receive the missing items within that three business day period.  For a complete discussion on the procedures for tendering your shares, see “The Offer—Procedure for Tendering” and “The Offer—Guaranteed Delivery.”

Will I Have to Pay any Fee or Commission to Exchange Shares of Jack in the Box Common Stock?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Until What Time Can I Withdraw Tendered Shares?

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

How Do I Withdraw Tendered Shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent for the offer, while you have the right to withdraw the shares.  If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares.  For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

When and How Will I Receive the Western Shares for My Tendered Shares?

Western will exchange up to 680,500 validly tendered and not properly withdrawn Jack in the Box shares promptly after the expiration date of the offer, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.”  Western will exchange your validly tendered and not properly withdrawn shares by depositing shares of Western common stock with the exchange agent, which will act as your agent for the purpose of receiving shares from Western and transmitting such shares to you.  In all cases, exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Are Dissenters’ Rights Available in the Offer?

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process.  Dissenters’ rights are not available in the offer.  See “The Offer—Purpose of the Offer; Dissenters’ Rights.”

What is the Market Value of My Shares of Jack in the Box Common Stock as of a Recent Date?

On October 3, 2008, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of common stock of Jack in the Box as reported on the New York Stock Exchange was $19.37.  On October 14, 2008, the last full trading day before the date of this prospectus, the closing price of a share of Jack in the Box common stock was $18.49.  Western advises you to obtain a recent quotation for the Jack in the Box common stock before deciding whether to tender your shares.

Why Does the Cover Page to this Prospectus State that the Offer is Subject to Change and that the Registration Statement Filed with the SEC is not yet Effective?  Does this Mean that the Offer has not Commenced?

No.  Completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence.  We cannot, however, accept for exchange any shares tendered in the offer or exchange any shares of Jack in the Box common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or, to the extent legally permissible, waived.

Where Can I Find More Information on Western and Jack in the Box?

You can find more information about Western and Jack in the Box from various sources described in the section captioned “Where You Can Find More Information.”

Who Can I Talk to If I Have Questions About the Offer?

You can call Morrow & Co., LLC, the information agent for the offer, at the numbers below.

The information agent for the offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

E-mail: offer.info@morrowco.com

Banks and Brokerage Firms, Please Call: 203.658.9400
Stockholders Call Toll Free: 800.607.0088

WHERE YOU CAN FIND MORE INFORMATION

Western and Jack in the Box file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Western and Jack in the Box file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.  Western’s and Jack in the Box’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Western has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Western common stock to be issued in the offer.  This prospectus is a part of that registration statement.  As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.  For further information, reference is made to the registration statement and its exhibits.  Western may also file amendments to the registration statement.  You may obtain copies of the Form S-4 (and any amendments thereto) by contacting the information agent as directed on the back cover of this prospectus.

The SEC allows Western to incorporate information into this prospectus “by reference,” which means that Western can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.  This prospectus incorporates by reference the documents set forth below that Jack in the Box has previously filed with the SEC.  These documents contain important information about Jack in the Box and its financial condition.

Jack in the Box Filings (File No. 001-09390):

Jack in the Box Filing	Period

Annual Report on Form 10-K (except for the report of Jack in the Box’s independent public accountants contained therein which is not incorporated herein by reference because the consent of Jack in the Box’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to Western by the SEC)
Fiscal year ended September 30, 2007, as filed on November 20, 2007

The description of Jack in the Box’s common stock set forth in Jack in the Box’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description
As filed on February 11, 1992

Quarterly Reports on Form 10-Q	• Fiscal quarter ended January 20, 2008, as filed on February 20, 2008
• Fiscal quarter ended April 13, 2008, as filed on May 14, 2008
• Fiscal quarter ended July 6, 2008, as filed on August 6, 2008

Current Reports on Form 8-K	Filed on:
• November 8, 2007
• November 16, 2007
• February 20, 2008
• February 28, 2008
• May 14, 2008
• August 4, 2008, as amended August 13, 2008
• August 6, 2008
• September 16, 2008
• September 19, 2008
• September 26, 2008

Western hereby incorporates by reference additional documents that Jack in the Box may file with the SEC between the date of this prospectus and the expiration date of the offer (or the date that the offer is terminated).  These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements.  For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any current report on Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

You may obtain any of the documents incorporated by reference upon request to the information agent at its address or telephone number set forth on the back cover of this prospectus or from the SEC at the SEC’s Internet website provided above.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM WESTERN, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN NOVEMBER 6, 2008 TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF WESTERN’S OFFER.  If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF JACK IN THE BOX COMMON STOCK INTO WESTERN’S OFFER.  WESTERN HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  THIS PROSPECTUS IS DATED OCTOBER 15, 2008.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF WESTERN COMMON STOCK IN WESTERN’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

NOTE ON JACK IN THE BOX INFORMATION

In respect of information relating to Jack in the Box’s business, operations and management presented in, or omitted from, this prospectus, Western has relied upon publicly available information, primarily information publicly filed by Jack in the Box with the SEC.  Information publicly filed by Jack in the Box may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information.”  Western is not affiliated with Jack in the Box, and non-public information concerning Jack in the Box was not available to Western for the purpose of preparing this prospectus.  Jack in the Box has not cooperated with Western in, and has not been involved in, the preparation of this prospectus and has not verified the information contained or incorporated by reference in this prospectus relating to Jack in the Box.  Publicly available information concerning Jack in the Box may contain errors.  Western has no knowledge that would indicate that any statements contained herein, including statements incorporated by reference, regarding Jack in the Box’s operations, financial condition or condition in general, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue.  However, Western was not involved in the preparation of such reports and documents.

Pursuant to Rule 409 under the Securities Act, Western has requested that Jack in the Box provide Western with the information required to furnish complete disclosure regarding the business, operations, financial condition and management of Jack in the Box.  Western will amend or supplement this prospectus to include any and all information Western receives from Jack in the Box, if Western receives the information before the offer expires and Western considers it to be material, reliable and appropriate.  As of the date of this prospectus, no such information has been received.

In addition, pursuant to Rule 437 under the Securities Act, Western has requested that (i) Jack in the Box cooperate in obtaining the consent of its independent public accountants and (ii) Jack in the Box’s independent public accountants provide Western with their consent required for Western to incorporate by reference into this prospectus the audit report included in Jack in the Box’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.  Western requested and has, as of the date of this prospectus, not received this consent from Jack in the Box’s independent public accountants.  If Western receives this consent, Western will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

SUMMARY

This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you.  To better understand the offer to holders of shares of Jack in the Box common stock, you should read this entire prospectus carefully, as well as those additional documents to which Western refers you.  You may obtain the information incorporated by reference into this prospectus by following the instructions in the section captioned “Where You Can Find More Information.”

The Companies

Western

Western is a Delaware corporation with principal executive offices at 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.  The telephone number of Western’s executive offices is (540) 345-3195.  Western is a holding company owning subsidiaries engaged in a number of diverse business activities.  Western’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 116 restaurants in 19 states.  Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level.  Western’s primary objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.  In this prospectus, references to “Western” refer to Western Sizzlin Corporation and its subsidiaries, unless the context otherwise requires.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Western and certain other information are set forth on Schedule I to this prospectus.  During the last five years, neither Western nor, to Western’s best knowledge, any of the persons listed on Schedule I of this prospectus (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Jack in the Box

Jack in the Box is a Delaware corporation with principal executive offices at 9330 Balboa Avenue, San Diego, California 92123.  The telephone number of Jack in the Box’s executive offices is (858) 571-2121.  Jack in the Box, based in San Diego, is a restaurant company that operates and franchises more than 2,500 quick-service and fast-casual restaurants under the brand names Jack in the Box® and Qdoba Mexican Grill®.  Jack in the Box also operates a proprietary chain of convenience stores called Quick Stuff®, with 61 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station.

The Offer

Western is offering to exchange up to 680,500 shares of Jack in the Box common stock at an exchange ratio of one share of Jack in the Box common stock for 1.607 shares of Western common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.  If more than 680,500 shares of Jack in the Box common stock are validly tendered and not properly withdrawn, all shares tendered will be purchased on a pro rata basis.

On October 3, 2008, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $14.10 and the closing price of a share of Jack in the Box common stock was $19.37.  Based on these closing prices and the exchange ratio in the offer of one share of Jack in the Box common stock for 1.607 shares of Western common stock, the Western offer has a value of $22.66 per share of Jack in the Box common stock.  This represents a 17% premium over Jack in the Box’s closing share price on October 3, 2008.

The value of the offer will change as the market prices of Western common stock and Jack in the Box common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  Stockholders are encouraged to obtain current market quotations for shares of Western and Jack in the Box common stock prior to making any decision with respect to the offer.  See “Risk Factors” and “Comparative Market Price Data.”

Reasons for the Offer

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Following the consummation of the offer, Western may, from time to time, acquire additional shares of Jack in the Box common stock, dispose of shares of Jack in the Box common stock or formulate other purposes, plans or proposals regarding Jack in the Box or the Jack in the Box common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Ownership of Western After the Offer

Based on the exchange ratio for the offer, Western estimates that if the maximum 680,500 Jack in the Box shares are exchanged pursuant to the offer, former Jack in the Box stockholders would own, in the aggregate, approximately 27.9% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

Conditions of the Offer

Western’s obligation to exchange shares of Western common stock for shares of Jack in the Box common stock pursuant to the offer is subject to several conditions referred to below under “The Offer—Conditions of the Offer,” including the registration statement condition and the stockholder approval condition.  Western’s offer is not conditioned on any minimum number of shares being tendered.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, November 13, 2008, unless extended by Western.  For more information, you should read the discussion below under the caption “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

To the extent legally permissible, Western reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of Jack in the Box common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•
to terminate the offer and not accept or exchange any shares of Jack in the Box common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Western has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Jack in the Box common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares

The procedure for tendering shares of Jack in the Box common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form.  Western urges you to read the section captioned “The Offer—Procedure for Tendering” as well as the accompanying letter of transmittal.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Exchange of Shares of Jack in the Box Common Stock; Delivery of Shares of Western Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Western will accept for exchange, and will exchange for Western common stock, up to 680,500 shares of Jack in the Box common stock validly tendered and not properly withdrawn promptly after the expiration date.

Cash Instead of Fractional Shares of Western Common Stock

Western will not issue certificates representing fractional shares of Western common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Western common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Western common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Regulatory Approvals

Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights

You will receive Western common stock if you tender your shares of Jack in the Box common stock in the offer.  There are a number of differences between the rights of a stockholder of Jack in the Box and the rights of a stockholder of Western.  Western urges you to review the discussion in the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors

Western’s business and the offer are subject to several risks.  In deciding whether to tender your shares of Jack in the Box common stock pursuant to the offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

RECENT DEVELOPMENTS

On June 24, 2008, Western’s Board of Directors approved a stock repurchase program providing for the repurchase of up to 500,000 shares of Western’s common stock commencing June 25, 2008.  The timing, price and volume of purchases will be determined by Western’s management, based on market conditions, relevant securities laws and other factors.  The stock repurchases, if any, may be made from time to time on the open market or in privately negotiated transactions.  The stock repurchase program does not obligate Western to repurchase any specific number of shares, and Western may terminate or suspend the program at any time prior to June 25, 2009.

On July 9, 2008, Western completed its previously announced acquisition of a controlling interest in Mustang Capital Advisors, LP, a Texas limited partnership, and its general partner, Mustang Capital Management, LLC, a Texas limited liability company, from John K. H. Linnartz through Western’s wholly-owned subsidiary, Western Mustang Holdings LLC, a Delaware limited liability company.  Mr. Linnartz is the manager of Mustang Capital Management, which owns a 1% interest in Mustang Capital Advisors as its general partner.  Mustang Capital Advisors serves as investment manager to, and is the general partner of, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP, each a Texas limited partnership.

The acquisition was made pursuant to a Purchase Agreement, dated as of July 9, 2008, among Western, Mr. Linnartz and Western Mustang Holdings.  The aggregate purchase price paid was $1,050,241, which consisted of $300,000 in cash, and 54,563 shares of Western’s common stock at a price per share of $13.75, which represents the closing price of Western’s common stock on the Nasdaq Capital Market on July 7, 2008.

In connection with the acquisition, Mustang Capital Management, Mr. Linnartz and Western Mustang Holdings entered into the Amended and Restated Limited Partnership Agreement of Mustang Capital Advisors, LP, dated as of July 9, 2008 and Mr. Linnartz and Western Mustang Holdings entered into the Amended and Restated Limited Liability Company Regulations of Mustang Capital Management, LLC, dated as of July 9, 2008 to govern the relationship between the parties following the acquisition.  Under the terms of the amended organizational documents, Mr. Linnartz will continue to serve as manager of Mustang Capital Management, and Mustang Capital Management will continue to serve as the general partner of Mustang Capital Advisors.  The amended organizational documents provide that Mr. Linnartz will have the right to require Western Mustang Holdings to purchase from Mr. Linnartz all of his ownership interests in Mustang Capital Advisors and Mustang Capital Management, at a purchase price based upon a specified formula, upon (i) Mr. Linnartz’s death or disability, (ii) the receipt by Western Mustang Holdings of aggregate distributions from Mustang Capital Advisors and/or Mustang Capital Management of an amount equal to $1,050,241 or (iii) the removal or other replacement of Mr. Linnartz as the sole manager of Mustang Capital Management, other than due to his death, disability or resignation.

The shares of Western’s common stock issued in the acquisition of the interests in Mustang Capital Advisors and Mustang Capital Management were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.

Western has included in this prospectus financial statements of Mustang Capital Advisors, including unaudited pro forma condensed combined financial statements that give effect to this transaction.  See “Unaudited Pro Forma Condensed Combined Financial Statements of Western and Mustang Capital Advisors” and the consolidated financial statements of Mustang Capital Advisors included elsewhere in this prospectus.

On July 23, 2008, the employment of James C. Verney, President and Chief Executive Officer of Western’s wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., was terminated by agreement among the parties.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology.  Similarly, statements that describe Western’s objectives, plans or goals are forward-looking.  Western’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Western and its industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below.  Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements.  Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while Western believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

Risk Factors Relating to the Offer

The exchange ratio for the offer is fixed and will not be adjusted.  Because the market price of shares of Western common stock may fluctuate, Jack in the Box stockholders cannot be sure of the market value of the shares of Western common stock that they will receive in the offer.

Subject to the terms and conditions of the offer, each outstanding share of Jack in the Box common stock that is accepted for exchange pursuant to the offer will be exchanged for 1.607 shares of Western common stock.  This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Western common stock or Jack in the Box common stock.  If the price of Western common stock declines (which may occur as a result of a number of reasons (many of which are out of Western’s control), including as a result of the risks described in this “Risk Factors” section), Jack in the Box stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before Western announced its intention to commence this offer.  Because the offer may not be completed until specified conditions have been satisfied or waived (please see the section of this prospectus entitled “The Offer — Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Western accepts shares of Jack in the Box common stock for exchange.  Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Western common stock that will be issued to you if Western accepts your shares for exchange.  Jack in the Box stockholders are urged to obtain current market quotations for Western and Jack in the Box common stock when they consider whether to tender their shares of Jack in the Box common stock pursuant to the offer.

Western has only conducted a review of Jack in the Box’s publicly available information and has not had access to Jack in the Box’s non-public information.  Any unknown liabilities of Jack in the Box that cause a decrease in Jack in the Box’s share price in the future may have an adverse effect on Western’s profitability and results of operations.

To date, Western has only conducted a due diligence review of Jack in the Box’s publicly available information.  Jack in the Box may be subject to liabilities that Western might have discovered if Western had been able to conduct a complete due diligence review of Jack in the Box’s non-public information.  Any such currently unknown liabilities that come to light after the consummation of the offer may cause a decrease in Jack in the Box’s share price.  Such a decline in Jack in the Box’s share price could, as a result of Western’s ownership of Jack in the Box shares, have an adverse effect on Western’s profitability and results of operations.

Western’s verification of the reliability of the Jack in the Box information included in, or omitted from, this prospectus pursuant to Western’s due diligence review of Jack in the Box has been limited by the fact that Jack in the Box has not provided Western with the accounting and other records necessary for Western to fully assess the financial and operating condition of Jack in the Box.

In respect of all information relating to Jack in the Box presented in, incorporated by reference into or omitted from this prospectus, Western has relied upon publicly available information, including information publicly filed by Jack in the Box with the SEC.  Although Western has no knowledge that would indicate that any statements contained or incorporated by reference herein regarding Jack in the Box’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Western was not involved in the preparation of such reports and documents.

The market price of Western common stock may decline as a result of the offer, and Western’s common stock could be delisted from the Nasdaq Capital Market.

The market price of Western’s common stock may decline as a result of the offer.  In particular, Western may issue up to 1,093,564 shares of Western common stock pursuant to the offer.  The increase in the number of shares of Western common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Western common stock.

In addition, there can be no assurance that Western’s common stock will continue to meet the requirements for listing on the Nasdaq Capital Market.  If Western’s common stock were to be delisted from the Nasdaq Capital Market, the public trading market for Western’s shares, and your ability to sell your shares, would be adversely affected.

Upon your receipt of shares of Western common stock in the offer, you will become a stockholder in Western, which may change some of the rights and privileges you hold as a stockholder of Jack in the Box.

Western and Jack in the Box are both Delaware corporations governed by the Delaware General Corporation Law, or the “DGCL,” and by their respective certificates of incorporation and bylaws.  Upon your receipt of shares of Western common stock in the offer, you will become a stockholder in Western, which may adversely affect some of the rights and privileges you hold as a stockholder of Jack in the Box.  For a detailed discussion of the rights of Western stockholders versus the rights of Jack in the Box stockholders, see the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors Relating to Western’s Business

Western is dependent on key personnel.

Western believes that its success depends in part on the services of Sardar Biglari, its Chairman, Chief Executive Officer and President, and Robyn B. Mabe, its Vice President and Chief Financial Officer.  The loss of the services of Mr. Biglari or Mrs. Mabe could have a material adverse effect upon Western’s business, financial condition and results of operations.  Qualified replacements may not be available in a timely manner, if at all.  Western’s continued growth will also depend on its ability to attract and retain additional skilled management personnel.

Western’s stock price could be volatile.

Fluctuations in Western’s stock price may result from general market conditions, perceived changes in the underlying characteristics of its business, and the relative price of competing investments.  The volume of trading in the market for Western common stock is typically very limited.  As a consequence, liquidating your investment could cause a decline in Western’s stock price.  Because of changes in the balance of buy and sell orders, notwithstanding other relevant factors, the price of Western’s common stock can fluctuate for reasons unrelated to the performance of its business.

Western is controlled by a few stockholders.

Two stockholders, Sardar Biglari, Western’s Chairman and Chief Executive Officer, and Jonathan Dash, a director, beneficially own or exercise voting power over approximately 55% of Western’s total common stock.  In particular, Mr. Biglari controls approximately 33% and Mr. Dash approximately 22% of Western’s outstanding common stock.  Further details on their respective holdings are reflected in their Schedules 13D, as amended, which are filed with the SEC.  Were these stockholders to agree to act in concert, they would have the ability to control or significantly influence all matters requiring the approval of Western’s stockholders, including the election of its directors.  Sale of a substantial number of shares of Western common stock by these principal stockholders in the public market could substantially reduce the prevailing market price of its common stock.

Western’s Board of Directors has recently undergone significant change.

In November 2005, Western added three new members to its Board of Directors, namely Sardar Biglari, Philip L. Cooley and Paul D. Sonkin.  Subsequently, in March 2006, six of the incumbent directors, Paul C. Schorr, III (former Chairman), A. Jones Yorke, J. Alan Cowart, Jr., Pat Vezertzis, Jesse M. Harrington and Roger D. Sack, resigned from the Board.  At that same time Mr. Sonkin indicated that he would not stand for reelection at the 2006 annual meeting of stockholders.  He ultimately resigned prior to the annual meeting.  Jonathan Dash was elected to the Board in March 2006.  Thomas M. Hontzas resigned from the Board in August 2006.  Kenneth R. Cooper was elected to the Board in February 2007 and Martin S. Fridson was elected to the Board in November 2007.  While Western believes that the Board of Directors as presently constituted with Sardar Biglari as Chairman, Philip L. Cooley as Vice Chairman and Directors Titus W. Greene, Jonathan Dash, Kenneth R. Cooper and Martin S. Fridson, will function at least as well as the Board had done previously, there is no guarantee this will be the case.  The failure of the Board to function adequately together would have a material adverse effect on Western’s business.  This could result in an adverse impact on Western’s financial condition, results of operations and its stock price.

Western recently formed a new wholly-owned subsidiary, Western Investments, Inc., to serve as the general partner of a private investment limited partnership, Western Acquisitions, L.P.  Western Investments will bear the first 30% of any cumulative net losses otherwise allocable to the capital accounts of certain limited partners.

In April 2007, Western formed Western Investments, Inc., a Delaware corporation, as a wholly-owned subsidiary.  Western Investments, Inc. is the general partner of Western Acquisitions, L.P., a Delaware limited partnership also formed in April 2007.  The purpose of Western Acquisitions, L.P. is to invest primarily in equity securities of U.S. publicly traded companies.  Sardar Biglari, Western’s Chairman, Chief Executive Officer and President, will manage the portfolio.  Western Investments, Inc. will bear the first 30% of any cumulative net losses otherwise allocable to the capital accounts of limited partners holding Class B interests of Western Acquisitions, L.P.  In the event that Western Investments, Inc. has insufficient resources to fund this commitment, it may be necessary for Western to make a capital contribution to keep that company from defaulting on its obligation.  Such an event could potentially have a material adverse effect on Western’s financial position and prevent it from using the funds provided to Western Investments, Inc. in other areas.  As of the date of this prospectus, Western Acquisitions, L.P. did not have any limited partners holding Class B interests.

Western recently formed a new wholly-owned subsidiary, Western Properties, Inc., to serve as the general partner of a private investment limited partnership, Western Real Estate, L.P., which had no limited partners in 2007 but intends to operate as a private real estate investment partnership.

In December 2007, Western formed Western Properties, Inc., a Delaware corporation, as a wholly-owned subsidiary.  Western Properties is the general partner of Western Real Estate, L.P., a Delaware limited partnership also formed in December 2007. There were no limited partners in the partnership at December 31, 2007 and the sole activity of these entities in 2007 was the purchase by the limited partnership of 23 acres of real property in Bexar County, Texas from an unaffiliated third party.  It is the intention of Western Real Estate, L.P. to operate as a private limited partnership investing in real estate.  However, this venture is in the formative stages and there is no guarantee that it will be successful.

Western is dependent on one key person for investment and capital allocation decisions.

Investment decisions and all major capital allocation decisions are made for Western and its subsidiaries, including Western Acquisitions, by Sardar Biglari, Western’s Chairman of the Board of Directors, Chief Executive Officer and President.  Although there are limitations on Mr. Biglari’s authority at the parent company level and the Western Board of Directors monitors his investment and capital allocation decisions, there is risk in having concentrated decision-making authority.  Mr. Biglari’s decisions could either independently or in the aggregate involve amounts that are material to Western’s business.  Additionally, if for any reason the services of Mr. Biglari were to become unavailable, there could be a material adverse effect on Western’s business, since he is singularly responsible for these decisions.

Western’s investments in marketable securities, including through Western Acquisitions L.P., are highly concentrated.

Western’s investments in marketable securities, including through Western Acquisitions, L.P., are highly concentrated.  A decline in the market value of these investments may result in a decrease in Western’s stock price.

Western’s investment activities, including through Western Acquisitions, L.P., may involve the purchase of securities on margin.

Western may purchase securities on margin in connection with its investment activities, including through Western Acquisitions, L.P.  If it does so, a significant decrease in the value of the securities that collateralize the margin line of credit could result in a margin call.  If Western does not have sufficient cash available from other sources in the event of a margin call, it may be required to sell those securities at a time when it would prefer not to sell them.

Western’s investment activities could require registration as an Investment Company.

While Western has historically been principally engaged in franchising and operating restaurants, its recent investment activities could bring it within the definition of an “investment company” and require it to register as an investment company under the Investment Company Act of 1940.  Western’s Board of Directors has adopted a policy requiring management to restrict its operations and investment activities to avoid becoming an investment company, until and unless the Board approves otherwise.  Western does not intend to change its principal business and the Board has not approved otherwise.  Although Western does not presently intend to change its principal business, and the Board has not approved any such change, Western has expanded its investment activities, and it may decide in the future to register as an investment company under the Investment Company Act.  Also, under certain circumstances, if Western is successful in its investment activities, then it may inadvertently fall within the definition of an investment company, in which event it may be required to register as an investment company.

Notwithstanding Western’s Board policy, if its investment activities inadvertently result in it being determined to be an investment company and Western fails to register as an investment company, it might be unable to enforce contracts with third parties, and third parties could seek rescission of transactions with it undertaken during the period that it was an unregistered investment company, subject to equitable considerations set forth in the Investment Company Act.  In addition, Western might be subject to monetary penalties or injunctive relief, or both, in an action brought against it by the SEC.

If Western decides to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect Western’s operations.  For example, Western might be prohibited from entering into or continuing transactions with certain of its affiliates.

Western is experiencing a decline in its franchise base.

Western has experienced steady declines in its existing franchise base for the past several years.  Since January 1, 2005, Western had a total of 44 closures and currently has a total of 109 franchised restaurants.  Of the 44 closed restaurants the majority were Western Sizzlin brand restaurants.  The average annual sales of Western’s franchised restaurants are approximately $1.6 million.  The average annual sales of the closed restaurants were $1.0 million or less.  The closures of franchised restaurants were caused by their operating at a competitive disadvantage which stemmed from such factors as location, facility, lack of reinvestment and mismanagement, among others factors.  There is no guarantee that these reasons will be eliminated.  Moreover, these closures occurred during generally favorable economic conditions and it is possible that this trend could accelerate in the event of an economic downturn or recession.  While Western is striving to reverse this trend by revitalizing its franchise models, there is no assurance that it will be successful in doing so and as a result its franchise base may continue to decline regardless of the economic environment.

Western’s restaurants operate in a highly competitive environment.

Western’s restaurants, both franchised and company-owned, operate in a highly competitive industry comprised of a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants.  Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition.  The competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions.  New competitors may emerge at any time.  Western may not be able to compete successfully against its competitors in the future.  Competition may have a material adverse effect on Western’s operations or earnings.

Western is highly dependent on attracting and retaining qualified employees while also controlling labor costs.

Western is extremely dependent upon the availability of qualified restaurant personnel.  Availability of staff varies widely from location to location.  If restaurant management and staff turnover trends increase, Western would suffer higher direct costs associated with recruiting and retaining replacement personnel.  Western could suffer from significant indirect costs, including restaurant disruptions due to management changeover and potential delays in new store openings due to staff shortages.  Competition for qualified employees exerts upward pressure on wages paid to attract personnel, resulting in higher labor costs, together with greater expense to recruit and train them.  Many of Western’s employees are hourly workers whose wages are likely to be impacted by an increase in the federal or state minimum wage.  An increase in the minimum wage may require an increase or create pressure to increase the pay scale for Western’s employees.  A shortage in the labor pool or other general inflationary pressures or changes could also increase Western’s labor costs.

Western is dependent upon the timely delivery of fresh ingredients.

Western’s restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat.  The cost, availability and quality of the ingredients Western uses to prepare its food are subject to a range of factors, many of which are beyond Western’s control.  Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of Western’s ingredients.  Historically, when operating expenses increased due to inflation or increases in food costs, Western generally has been able to offset these higher costs by increasing its menu prices.  Western may not be able to recover increased costs in the future because competition may limit or even prohibit such future increases.  If the variety or quality of its food products declines due to the lack or lower quality of its ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect Western’s sales.

General economic factors may adversely affect Western’s results of operations.

National, regional, and local economic conditions, such as recessionary economic cycles or a worsening economy, could adversely affect disposable consumer income and consumer confidence.  Unfavorable changes in these factors or in other business and economic conditions affecting Western’s customers, including higher gas prices, could reduce customer traffic in some or all of its restaurants, impose practical limits on its pricing and increase its costs.  Any of these factors could lower its profit margins and have a material adverse affect on its results of operations.  The impact of inflation on food, beverages, labor, utilities and other aspects of Western’s business can negatively affect its results of operations.  Although Western attempts to offset inflation through periodic menu price increases, cost controls and incremental improvement in operating margins, it may not be able to completely do so.  This may negatively affect Western’s results of operations.

Western faces the risk of adverse publicity and litigation relating to food-borne illness, employment and other matters that could have a material adverse affect on its business and financial performance.

Western may be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns.  While the risk of food-borne illness is real, whether it results from improper operations, new diseases or from chemicals in certain food products, the risk would generally only affect a limited number of Western’s restaurants.  As soon as any food issues became known to Western, those food items that were potentially at risk would be no longer served to customers.

While the risk of food-borne illness or injury would likely be localized, the risk of the adverse publicity that might result from such an incident is more generalized and accordingly much greater.  The general public’s response to adverse publicity relating to Western’s restaurant brands could materially adversely affect a significant number of its restaurants.  This could be true whether the allegations underlying the adverse publicity are valid or whether Western is liable.

Furthermore, more generalized health concerns about the consumption of beef or chicken due to reported incidents of diseases such as Bovine Spongiform Encephalopathy (“mad cow disease”) or Avian Influenza (“bird flu”) could lead to changes in customer preferences, reduce consumption of Western’s products and adversely affect its financial performance.  These events could also reduce the available supply of beef or chicken or significantly raise the prices of beef or chicken.

In addition, Western is subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination.  In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters.  A number of these lawsuits have resulted in the payment of substantial damages by the defendants.  Regardless of whether any claims against Western are valid or whether Western is ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from its operations and hurt its financial performance.  A significant judgment for any claim(s) could materially adversely affect Western’s financial condition or results of operations.

Western is regulated by the federal and state government.

The restaurant industry is subject to extensive federal, state and local laws and regulations.  The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites.  Those are subject to zoning, land use, environmental, traffic and other regulations and requirements.  Western is also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and building codes.  Federal and state laws govern Western’s relationships with employees, including the Fair Labor Standards Act and applicable minimum wage requirements, overtime, employment tax rates, family leave, tip credits, working conditions, safety standards and citizenship requirements.  Federal and state laws prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990.  In addition, Western is subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials.  The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations could increase Western’s compliance and other costs of doing business.  These could adversely affect its results of operations.  Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability.

Adverse weather conditions or losses due to casualties such as fire could negatively impact Western’s financial performance.

Although Western maintains, and requires its franchisees to maintain, property and casualty insurance to protect against property damage caused by casualties and natural disasters, inclement weather, flooding, hurricanes, fire and other acts of God can adversely impact Western’s sales in several ways.  For example, severe weather typically discourages potential customers from dining out.  In addition, a restaurant that is damaged by a natural disaster can be inoperable for a significant amount of time due to either physical damage or to a shortage of employees resulting from a relocation of the general population.

Litigation could have a material adverse effect on Western’s financial position, cash flows and results of operations.

In September 2006, Western was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLLP, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by Western.  Most recently, each of these premises had been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  On February 12, 2008, this case came before the Court for trial.  On February 20, 2008, a 12 member jury returned a plaintiffs’ verdict in the amount of $689,526.  On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment in the case captioned Parks Land Company, LLLP, et al. v. Western Sizzlin Corporation, et al. against Western in the amount of $689,666 plus plaintiffs’ legal costs.  Western has currently added to the reserve as a result of the verdict and as of December 31, 2007 has accrued $900,000.  Of this amount, $275,000 had been accrued in 2006.  There has been no change in Western’s loss contingency accrual since December 31, 2007.  Western disagrees with the result of the trial and has filed post-trial motions, seeking a new trial or judgment notwithstanding the verdict.  In the event the court denies the post-judgment relief, Western will consider an appeal.  There can be no assurance that ultimate settlement of this case will not be more than $900,000.

Western is also from time to time a party to various other legal actions which are ordinary routine matters incidental to its business.  While Western believes that the ultimate outcome of these matters individually and in the aggregate will not have a material impact on its financial position, it cannot assure that an adverse outcome on any of these matters would not, in fact, materially impact its financial position, cash flows and results of operations.

COMPARATIVE MARKET PRICE DATA

Western’s common stock is traded on the Nasdaq Capital Market under the symbol “WEST.”  Shares of Jack in the Box common stock are traded on the New York Stock Exchange under the symbol “JBX.”

As reported on the Nasdaq Capital Market and the New York Stock Exchange,  the following table sets forth historical closing prices per share for shares of Western common stock and shares of Jack in the Box common stock, respectively, on October 3, 2008, the last full trading day before Western announced its intention to commence this offer.  The table below illustrates the number of shares and per share value of Western common stock you would receive based on these closing prices and the exchange ratio for the offer.

	Western Common Stock	Jack in the Box Common Stock	Shares of Western Common Stock to be Received	Per Share Value of Western Common Stock to be Received
October 3, 2008	$ 14.10	$ 19.37	1.607	$ 22.66

The value of the offer will change as the market prices of Western common stock and Jack in the Box common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

COMPARATIVE HISTORICAL PER SHARE DATA

The table set forth below depicts historical information about basic and diluted net income (loss) per share and book value per share for Western for its fiscal year ended December 31, 2007 and six months ended June 30, 2008 and for Jack in the Box for its fiscal year ended September 30, 2007 and forty weeks ended July 6, 2008.  You should read the information presented in this table below together with the historical financial statements of Western and the related notes, which are included elsewhere in this prospectus, and the historical financial statements of Jack in the Box and the related notes, which are incorporated by reference herein.

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
Western historical data
Net (loss) per share
Basic	$(2.14)	$(0.13)
Diluted	$(2.14)	$(0.13)

Book value per share	$6.62	$8.72

	Forty Weeks Ended July 6, 2008	Year Ended September 30, 2007
Jack in the Box historical data
Net income per share
Basic	$1.57	$1.93
Diluted	$1.54	$1.88

Book value per share	$5.72	$5.72

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTERN

October 2003 Merger, Name Change and Format Restructuring

Effective October 21, 2003, Western merged its wholly-owned subsidiary, The Western Sizzlin Corporation, a Delaware corporation, into Austins Steak and Saloon, Inc., with Austins being the surviving entity.  At the same time, Western changed its name to “Western Sizzlin Corporation” by amending its Certificate of Incorporation.  The amendment was approved by solicitation of written stockholder consents without a meeting pursuant to Section 288 of the DGCL.  On September 30, 2003, the 60th day following the date of the first consent received, stockholders voting 6,495,149 shares or 53.4% of the outstanding common stock submitted written consents to the action.

Effective January 1, 2007, Western restructured its operations into a holding company/subsidiary format whereby all of its operations are now conducted through wholly-owned subsidiaries.  This restructuring is not anticipated to have any tax impact and will have no impact on Western’s financial reporting as it will continue to report consolidated financial statements.

Financial Data

The following selected historical consolidated financial information for each of the years ended December 31, 2003 through 2007 and the six months ended June 30, 2008 and 2007 has been derived from Western’s consolidated financial statements.  For additional information see “Western Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in this prospectus.  The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes included in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2007	2006	2005	2004	2003	2008	2007
	In Thousands, except per share data

Statement of Operations Data:
Total revenues	$17,257	$17,404	$19,372	$21,708	$21,060	$8,737	$8,820
Income from restaurant and franchise operations	508	572	1,405	1,174	783	627	772
Income (loss) from investment activities	(1,163)	(105)	—	—	—	(7,452)	(136)
Net income (loss)	(244)	274	681	566	212	(5,807)	382
Basic and diluted earnings (loss) per share	$(0.13)	$0.23	$0.57	$0.48	$0.17	$(2.14)	$0.21
Shares used in computing basic earnings (loss) per share	1,905	1,215	1,189	1,190	1,212	2,713	1,790
Shares used in computing diluted earnings (loss) per share	1,905	1,225	1,190	1,190	1,212	2,713	1,797

	As of December 31,					As of June 30,
	2007	2006	2005	2004	2003	2008
	In Thousands
Balance Sheet Data:
Working capital surplus (deficit)	(1,609)	3,238	2,001	1,480	141	235
Total assets	30,509	19,820	15,476	16,697	16,894	25,235
Long-term debt, excluding current maturities	566	685	848	2,698	3,549	513
Other long-term liabilities	89	464	42	15	50	98
Stockholders’ equity	23,502	17,398	11,760	10,093	10,527	18,287
Other Financial Data:
Dividends declared	—	—	—	—	119	—

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF JACK IN THE BOX

The following table sets forth selected historical consolidated financial data of Jack in the Box for each of the years in the five-year period ended September 30, 2007 and for the forty weeks ended July 6, 2008 and July 8, 2007.  This information is derived from, and should be read in conjunction with, Jack in the Box’s consolidated financial statements and related notes, which are incorporated by reference herein.  See “Where You Can Find More Information.”

	Fiscal Year					Forty Weeks Ended
	2007	2006	2005	2004(1)	2003	July 6, 2008	July 8, 2007
	(In thousands, except per share data)
Statements of Earnings Data:
Total revenues(2)	$2,875,978	$2,723,603	$2,480,214	$2,302,547	$2,030,236	$2,307,959	$2,197,562
Costs of revenues	2,401,673	2,283,135	2,078,121	1,913,285	1,695,709	1,959,416	1,832,116
Selling, general and administrative expenses	293,881	300,819	273,821	264,257	228,141	221,710	221,074
Gains on sale of company-operated restaurants(2)	(39,261)	(42,046)	(23,334)	(17,918)	(26,562)	(43,225)	(26,241)
Total operating costs and expenses	2,656,293	2,541,908	2,328,608	2,159,624	1,897,288	2,137,901	2,026,949
Earnings from operations	219,685	181,695	151,606	142,923	132,948	170,058	170,613
Interest expense, net(3)	23,354	12,075	13,402	25,419	23,346	21,550	16,874
Income taxes	70,027	60,545	46,667	42,820	39,518	56,103	54,924
Earnings before cumulative effect of accounting change	$126,304	$109,075	$91,537	$74,684	$70,084	$92,405	$98,815
Earnings per Share and Share Data(4):
Earnings per share before cumulative effect of accounting change:
Basic	$1.93	$1.57	$1.28	$1.03	$0.96	$1.57	$1.48
Diluted	$1.88	$1.52	$1.24	$1.01	$0.95	$1.54	$1.44
Weighted-average shares outstanding — Diluted(5)	67,263	71,834	73,876	73,923	73,936	59,963	68,534
Market price at year-end/quarter-end	$32.42	$26.09	$14.95	$16.16	$8.53	$22.09	$35.89
Other Operating Data:
Jack in the Box change in same-store sales	6.1%	4.8%	2.4%	4.6%	(1.7)%	0.4%	6.4%
Restaurant operating margin	17.9%	17.5%	16.9%	17.0%	16.1%	16.8%	18.1%
SG&A rate	10.2%	11.0%	11.0%	11.5%	11.2%	9.6%	10.1%
Capital expenditures	$154,182	$150,032	$126,134	$120,065	$111,872	$113,046	$106,984

	Fiscal Year					As of
Balance Sheet Data (at end of period):	2007	2006	2005	2004	2003	July 6, 2008
	(In thousands)
Total assets	$1,374,690	$1,520,461	$1,337,986	$1,324,666	$1,142,481	$1,420,902
Long-term debt(6)	427,516	254,231	290,213	297,092	290,746	495,489
Stockholders’ equity(7)	409,585	710,885	565,372	553,399	450,434	419,917
_______________________
(1)	Fiscal 2004 includes 53 weeks. All other periods presented include 52 weeks. The additional week in fiscal 2004 added approximately $0.01 per diluted share to net earnings.

(2)
Effective fiscal 2007, Jack in the Box is reporting gains as a discrete line item within operating costs and expenses, rather than within revenues, as previously presented. Prior year’s gains on sale of company-operated restaurants to franchisees have been reclassified to conform with the current year presentation.

(3)	Fiscal year 2004 includes a $9.2 million charge related to the refinancing of Jack in the Box’s term loan and the early redemption of Jack in the Box’s senior subordinated notes.

(4)	Earnings per share data reflects a two-for-one stock split effected in October 2007.

(5)
Fiscal year 2007 includes the weighted impact of 7.1 million shares repurchased through Jack in the Box’s tender offer and share repurchase programs. The 7.1 million shares repurchased has not been adjusted for the stock split as treasury shares were not subject to the two-for-one split.

(6)	Fiscal year 2007 reflects higher bank borrowings associated with Jack in the Box’s new credit facility entered into in the first quarter.

(7)	Fiscal year 2007 includes a reduction in stockholders’ equity of $363.4 million related to shares repurchased and retired during the year.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

In October 2008, Western purchased 100 shares of Jack in the Box common stock.

On October 3, 2008, Western’s board of directors convened a telephonic meeting.  After discussion, Western’s board of directors determined that the offer is advisable and in the best interests of Western and its stockholders and approved the offer.  Western then issued a press release announcing its intention to commence the offer.

On October 6, 2008, Western delivered to Jack in the Box the requests described under “Note on Jack in the Box Information” above.

On October 6, 2008, Jack in the Box issued a press release confirming that it had reviewed Western’s press release announcing the proposed exchange offer.

On October 14, 2008, Western delivered to Jack in the Box its request for Jack in the Box’s stockholder list and security position listings.

On October 15, 2008, Western commenced the offer and issued a press release announcing the commencement of the offer.

Reasons for the Offer

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Following the consummation of the offer, Western may, from time to time, acquire additional shares of Jack in the Box common stock, dispose of shares of Jack in the Box common stock or formulate other purposes, plans or proposals regarding Jack in the Box or the Jack in the Box common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

THE OFFER

Western is offering to exchange up to 680,500 shares of Jack in the Box common stock at an exchange ratio of one share of Jack in the Box common stock for 1.607 shares of Western common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.

The term “expiration date” means 5:00 p.m., New York City time, on November 13, 2008, unless Western extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

If you are a registered stockholder and tender your shares of Jack in the Box common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions.  If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees.  Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares of Jack in the Box common stock pursuant to the offer will be paid by Western.

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Based on the exchange ratio for the offer, Western estimates that if the maximum 680,500 Jack in the Box shares are exchanged pursuant to the offer, former Jack in the Box stockholders would own, in the aggregate, approximately 27.9% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

Western’s obligation to exchange shares of Western common stock for shares of Jack in the Box common stock pursuant to the offer is subject to several conditions referred to below under “Conditions of the Offer,” including the registration statement condition and the stockholder approval condition.  Western’s offer is not conditioned on any minimum number of shares being tendered.

Pursuant to Section 220 of the DCGL, Western has asked Jack in the Box for its stockholder list and security position listings to communicate with you and to distribute Western’s offer to you.  This prospectus, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of Jack in the Box common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Jack in the Box’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of Jack in the Box common stock.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on November 13, 2008, unless extended by Western.  For more information, you should read the discussion below under the caption “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Western expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, for any reason, the period of time during which the offer remains open, and Western can do so by giving oral or written notice of such extension to the exchange agent.  If Western decides to so extend the offer, Western will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Western is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived.  During any such extension, all shares of Jack in the Box common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of Jack in the Box common stock.  You should read the discussion under “The Offer—Withdrawal Rights” for more details.

To the extent legally permissible, Western also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of Jack in the Box common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•
to terminate the offer and not accept or exchange any shares of Jack in the Box common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Western has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Jack in the Box common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Western will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter.  In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Subject to applicable law and without limiting the manner in which Western may choose to make any public announcement, Western assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

Western acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires Western to pay the consideration offered or return the shares of Jack in the Box common stock tendered promptly after the termination or withdrawal of the offer.

Western confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act.  If, prior to the expiration date, Western changes the percentage of shares of Jack in the Box common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of Jack in the Box common stock are accepted for exchange pursuant to Western’s offer, regardless of whether the shares were tendered before or after the change.  If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Western will extend the offer until the expiration of that ten business day period.  For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Because the offer is for less than all of the outstanding Jack in the Box common stock, Exchange Act Rule 14d-11 does not permit Western to provide a subsequent offering period after the expiration of the offer.

Exchange of Jack in the Box Shares; Delivery of Western Common Stock and Cash

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Western will accept for exchange, and will exchange, up to 680,500 shares of Jack in the Box common stock validly tendered and not properly withdrawn promptly after the expiration date.  In addition, subject to applicable rules of the SEC, Western expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Jack in the Box common stock in order to comply with any applicable law.  In all cases, exchange of shares of Jack in the Box common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those shares of Jack in the Box common stock (or a confirmation of a book-entry transfer of those shares of Jack in the Box common stock in the exchange agent’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, Western will be deemed to have accepted for exchange shares of Jack in the Box common stock validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those shares of Jack in the Box common stock pursuant to the offer.  The exchange agent will deliver Western common stock in exchange for shares of Jack in the Box common stock pursuant to the offer and cash instead of fractional shares of Western common stock promptly after receipt of such notice.  The exchange agent will act as your agent for the purpose of receiving Western common stock (and cash to be paid instead of fractional shares of Western common stock) from Western and transmitting such stock and cash to you.  You will not receive any interest on any cash that Western pays you, even if there is a delay in making the exchange.

If Western does not accept any tendered shares of Jack in the Box common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), or if certificates are submitted for more shares of Jack in the Box common stock than are tendered, Western will return certificates for such unexchanged shares of Jack in the Box common stock without expense to the tendering stockholder or, in the case of shares of Jack in the Box common stock tendered by book-entry transfer of such shares of Jack in the Box common stock into the exchange agent’s account at DTC pursuant to the procedures set forth below in the section entitled “The Offer—Procedure for Tendering,” those shares of Jack in the Box common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Western reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Jack in the Box common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Western of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of Jack in the Box common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of Western Common Stock

Western will not issue certificates representing fractional shares of Western common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Western common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Western common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Proration

If more than 680,500 shares of Jack in the Box common stock is validly tendered and not properly withdrawn prior to the expiration date, Western will, upon the terms and subject to the conditions of the offer, accept shares for exchange on a pro rata basis.  If proration of tendered shares is required, Western will determine the proration factor promptly following the expiration date.  Proration for each stockholder tendering shares will be based on the ratio of the number of shares validly tendered and not properly withdrawn by such stockholder to the total number of shares validly tendered and not properly withdrawn by all stockholders.  Because of the difficulty in determining the number of shares validly tendered, including shares tendered by guaranteed delivery procedures as described below, and not properly withdrawn, Western does not expect that it will be able to announce the final proration factor until five to seven business days after the expiration date.  The preliminary results of any proration will be announced by press release promptly after the expiration date.  Jack in the Box stockholders may obtain preliminary proration information from the information agent or exchange agent for the offer and may be able to obtain this information from their brokers.

Procedure for Tendering

For you to validly tender shares of Jack in the Box common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of Jack in the Box common stock must be received by the exchange agent at such address or those shares of Jack in the Box common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under “The Offer—Guaranteed Delivery.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of Jack in the Box common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Western may enforce that agreement against such participant.

The exchange agent will establish accounts with respect to the shares of Jack in the Box common stock at DTC in connection with the offer within two business days after the date of this offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of Jack in the Box common stock by causing DTC to transfer such shares into the exchange agent’s account in accordance with DTC’s procedure for such transfer.  However, although delivery of shares of Jack in the Box common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.  Western cannot assure you that book-entry delivery of Jack in the Box shares will be available.  If book-entry delivery is not available, you must tender Jack in the Box shares by means of delivery of Jack in the Box share certificates or pursuant to the guaranteed delivery procedures set forth below under “The Offer—Guaranteed Delivery.”

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of Jack in the Box common stock are tendered by a registered holder of shares of Jack in the Box common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of Jack in the Box common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “eligible institution”).  Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of Jack in the Box common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of Jack in the Box common stock are to be issued, to a person other than the registered holder(s), the Jack in the Box share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, Western will exchange shares of Jack in the Box common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of Jack in the Box common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint Western’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Jack in the Box common stock tendered and accepted for exchange by Western and with respect to any and all other shares of Jack in the Box common stock and other securities issued or issuable in respect of the shares of Jack in the Box common stock on or after the expiration date.  That appointment is effective, and voting rights will be affected, when and only to the extent that Western deposits with the exchange agent the shares of its common stock and the cash in lieu of fractional shares in consideration for the shares of Jack in the Box common stock that you have tendered.  All such proxies will be considered coupled with an interest in the tendered shares of Jack in the Box common stock and therefore will not be revocable.  Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective).  Western’s designees will, with respect to the shares of Jack in the Box common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Jack in the Box’s stockholders or otherwise.  Western reserves the right to require that, in order for shares of Jack in the Box common stock to be deemed validly tendered, immediately upon the exchange of those shares, Western must be able to exercise full voting rights with respect to those shares.

THE METHOD OF DELIVERY OF JACK IN THE BOX SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT.  IF DELIVERY IS BY MAIL, WESTERN RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.  IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.  SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.  IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL’S EXEMPT STATUS.

Guaranteed Delivery

If you wish to tender shares of Jack in the Box common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or complete the procedure for book-entry transfer on a timely basis, your shares of Jack in the Box common stock may nevertheless be tendered, as long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Western, is received by the exchange agent as provided below prior to the expiration date; and

•
the certificates for all tendered shares of Jack in the Box common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal, are received by the exchange agent within three trading days after the date of execution of such notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand, overnight courier, facsimile transmission or mail to the exchange agent.  The notice must include a guarantee by an eligible institution in the form set forth in the notice.

The tender of shares of Jack in the Box common stock pursuant to any of the procedures described above will constitute a binding agreement between Western and you upon the terms and subject to the conditions of the offer.

Matters Concerning Validity and Eligibility

Western will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Jack in the Box common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law.  Western reserves the absolute right to reject any and all tenders of shares of Jack in the Box common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful.  Western also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Jack in the Box common stock.  No tender of shares of Jack in the Box common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Jack in the Box common stock have been cured or waived.  None of Western, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Jack in the Box common stock or will incur any liability for failure to give any such notification.  Western’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF JACK IN THE BOX COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  If Western elects to extend the offer, is delayed in its acceptance for exchange of shares of Jack in the Box common stock or is unable to accept shares of Jack in the Box common stock for exchange pursuant to the offer for any reason, then, without prejudice to Western’s rights under the offer, the exchange agent may, on behalf of Western, retain tendered shares of Jack in the Box common stock, and such shares of Jack in the Box common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law.  Please see the section of this prospectus entitled “The Offer — Extension, Termination and Amendment.”

 For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus.  Any such notice of withdrawal must specify the name of the person who tendered the shares of Jack in the Box common stock to be withdrawn, the number of shares of Jack in the Box common stock to be withdrawn and the name of the registered holder of such shares of Jack in the Box common stock, if different from that of the person who tendered such shares of Jack in the Box common stock.  If certificates evidencing shares of Jack in the Box common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Jack in the Box common stock have been tendered by or for the account of an eligible institution, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution.  If shares of Jack in the Box common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus entitled “The Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Jack in the Box common stock.

 Withdrawals of shares of Jack in the Box common stock may not be rescinded.  Any shares of Jack in the Box common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares of Jack in the Box common stock may be re-tendered at any time prior to the expiration date by following one of the procedures discussed under the sections entitled “The Offer—Procedure for Tendering” or “The Offer—Guaranteed Delivery.”

Western will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding to the fullest extent permitted by law.  None of Western, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Western will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Western will accept the tendered shares of Jack in the Box common stock for exchange, promptly after expiration of the offer, except as otherwise provided above under “Proration.”

Ownership of Western After the Offer

Based on the exchange ratio for the offer and assuming that:

•	Western exchanges pursuant to the offer the maximum 680,500 shares of Jack in the Box common stock; and

•
2,831,884 shares of Western common stock, which is the number of shares outstanding as of October 3, 2008, are outstanding, which number does not include 12,500 shares of common stock issuable upon exercise of outstanding options;

former Jack in the Box stockholders would own, in the aggregate, approximately 27.9% of the outstanding shares of Western common stock.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to holders of Jack in the Box common stock whose stock is exchanged for Western common stock pursuant to the offer.  The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect.  The discussion applies only to stockholders who hold their Jack in the Box common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Jack in the Box common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Jack in the Box common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar.  This discussion does not address the U.S. federal tax consequences to any stockholder of Jack in the Box who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

The receipt of Western common stock in exchange for Jack in the Box common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes.  In general, a stockholder who exchanges Jack in the Box common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Western common stock received and the holder’s adjusted tax basis in the Jack in the Box common stock exchanged pursuant to the offer.  Gain or loss will be determined separately for each block of Jack in the Box common stock (i.e., Jack in the Box common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer.  Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the Jack in the Box common stock for more than one year on the date of acceptance for exchange pursuant to the offer.  Long-term capital gain of noncorporate stockholders is generally taxable at a maximum rate of 15%.  Certain limitations apply to the use of capital losses.

A holder’s tax basis in the Western common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer.  A holder’s holding period in the Western common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

Purpose of the Offer; Dissenters’ Rights

Purpose and Structure of the Offer

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Following the consummation of the offer, Western may, from time to time, acquire additional shares of Jack in the Box common stock, dispose of shares of Jack in the Box common stock or formulate other purposes, plans or proposals regarding Jack in the Box or the Jack in the Box common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process.  Dissenters’ rights are not available in the offer.

Plans for Jack in the Box

Western is seeking to acquire up to 680,500 shares of Jack in the Box common stock in the offer for investment purposes.  Following the consummation of the offer, Western intends to evaluate its investment in the Jack in the Box common stock on a continual basis and may, from time to time, communicate with Jack in the Box management, members of Jack in the Box’s board of directors and other stockholders of Jack in the Box.

Following the consummation of the offer, Western may, from time to time, acquire additional shares of Jack in the Box common stock, dispose of shares of Jack in the Box common stock or formulate other purposes, plans or proposals regarding Jack in the Box or the Jack in the Box common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Except as indicated in this prospectus, neither Western nor any of Western’s subsidiaries or affiliates has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Jack in the Box or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Jack in the Box or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Jack in the Box or any of its subsidiaries, (4) any change in the current board of directors or management of Jack in the Box, (5) any other material change in Jack in the Box’s corporate structure or business, (6) any class of equity security of Jack in the Box ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Jack in the Box becoming eligible for termination of registration under the Exchange Act.

Effect of the Offer on the Market for Shares of Jack in the Box Common Stock; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of Jack in the Box Common Stock

The exchange of shares of Jack in the Box common stock by Western pursuant to the offer will reduce the number of holders of Jack in the Box common stock and the number of shares of Jack in the Box common stock held by individual holders.  Western does not expect the offer to adversely affect the liquidity of the shares of Jack in the Box common stock.

Registration Under the Exchange Act

Based upon Jack in the Box’s public filings with the SEC, Western believes that Jack in the Box common stock is currently registered under the Exchange Act.  Western does not expect the offer to result in the termination of the registration of the Jack in the Box common stock under the Exchange Act.

Margin Regulations

Jack in the Box common stock is currently a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Jack in the Box common stock. Western does not expect the offer to adversely affect the status of Jack in the Box common stock as a “margin security” for purposes of the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, Western is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Western’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of Jack in the Box common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Western shall have received all necessary state securities law or “blue sky” authorizations; and

•
the “stockholder approval condition”—Western’s stockholders shall have approved, as and to the extent required by the NASDAQ Stock Market LLC, the issuance of shares of Western common stock pursuant to the offer.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Western shares pursuant to the offer.

In addition, notwithstanding any other provision of the offer, Western is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Western’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of Jack in the Box common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)
there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the offer, the acceptance for exchange of or exchange of some or all of the shares of Jack in the Box common stock sought by Western or any of its subsidiaries or affiliates, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the offer, (c) seeking to impose limitations on Western’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of the shares of Jack in the Box common stock acquired or owned by Western or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares acquired or owned by Western or any of its subsidiaries or affiliates on all matters properly presented to Jack in the Box’s stockholders, (d) seeking to require divestiture by Western or any of its subsidiaries or affiliates of any shares of Jack in the Box common stock, or (e) that otherwise, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Jack in the Box or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Jack in the Box common stock; or

(ii)
any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the offer or the acceptance for exchange of or exchange of shares of Jack in the Box common stock, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of the date of this prospectus) to the offer, that, in Western’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (e) of paragraph (i) above; or

(iii)
any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Jack in the Box or any of its subsidiaries or affiliates that, in Western’s reasonable judgment, is or may be materially adverse to Jack in the Box or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Jack in the Box common stock; or

(iv)
there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the date of the offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in Western’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations of Jack in the Box and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) any material adverse change in the market price of the shares of Jack in the Box common stock or in the U.S. securities or financial markets, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in Western’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the date of the offer, a material acceleration or worsening thereof; or

(v)
(a) a tender or exchange offer for some or all of the shares of Jack in the Box common stock has been publicly proposed to be made or has been made by another person (including Jack in the Box or any of its subsidiaries or affiliates), or has been publicly disclosed, (b) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Jack in the Box or (c) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Jack in the Box or any assets or securities of Jack in the Box; or

(vi)
Jack in the Box or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of Jack in the Box common stock or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of Jack in the Box common stock or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of Jack in the Box common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of Jack in the Box common stock or options to employees or directors in the ordinary course of business consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Jack in the Box, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Jack in the Box, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Jack in the Box or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Jack in the Box or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Jack in the Box common stock, or (i) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents); or

(vii)
any covenant, term or condition in any instrument or agreement of Jack in the Box or any of its subsidiaries, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Jack in the Box or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Jack in the Box common stock.

The satisfaction or existence of any of the conditions to the offer will be determined by Western in its reasonable discretion.  These conditions are for the sole benefit of Western and its affiliates and may be asserted by Western in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Western in its reasonable discretion in whole or in part at any time or from time to time before the expiration date (provided that all conditions to the offer must be satisfied or waived prior to the expiration of the offer).  Western expressly reserves the right to waive any of the conditions to the offer (to the extent legally permissible) and to make any change in the terms of or conditions to the offer.  Western’s failure at any time to exercise its rights under any of these conditions will not be deemed a waiver of any such right.  The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the expiration date.  Any determination made by Western concerning the events described in this section “The Offer—Conditions to the Offer” will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

Dividends and Distributions

If on or after the date of this prospectus, Jack in the Box:

(a)           splits, combines or otherwise changes its shares of common stock or its capitalization,

(b)           acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

(c)           issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

(d)           discloses that it has taken such action,

then, without prejudice to Western’s rights under “The Offer—Extension, Termination and Amendment” and “The Offer—Conditions of the Offer,” Western may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

General

Western is not aware of any governmental license or regulatory permit that appears to be material to Jack in the Box’s business that might be adversely affected by Western’s acquisition of shares of Jack in the Box common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Western’s acquisition or ownership of shares of Jack in the Box common stock pursuant to the offer.  Should any of these approvals or other actions be required, Western currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Western, Jack in the Box or any of their respective subsidiaries, which could result in the failure of a condition to the offer.  Western’s obligation under the offer to accept for exchange and exchange shares of Jack in the Box common stock is subject to certain conditions.  See “The Offer—Conditions of the Offer.”

Antitrust

Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction.  Nevertheless, the Antitrust Division of the Department of Justice, referred to in this prospectus as the “Antitrust Division,” and the Federal Trade Commission, referred to in this prospectus as the “FTC,” frequently scrutinize the legality under the antitrust laws of transactions such as Western’s acquisition of shares pursuant to the offer.  At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking divestiture of the shares so acquired.  Private parties (including individual states) may also bring legal actions under the antitrust laws.  Based on an examination of the publicly available information relating to the business in which Jack in the Box is engaged, Western does not believe that the consummation of the offer will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.  See “Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

Relationships With Jack in the Box

Except as set forth in this prospectus, neither Western or any of its affiliates nor, to the best of its knowledge, any of its directors or executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Jack in the Box, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, during the two years before the date of this prospectus, there have been no contacts, negotiations or transactions between Western, any of its affiliates or, to the best of its knowledge, any of the persons listed on Schedule I to this prospectus, and Jack in the Box or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of this prospectus, Western beneficially owned 100 shares of Jack in the Box common stock, representing less  than one percent of the outstanding shares of Jack in the Box common stock, based on 56,707,223 shares reported by Jack in the Box to be outstanding as of August 4, 2008.  None of Western’s affiliates beneficially owns any shares of Jack in the Box common stock. On October 3, 2008, Western purchased 100 shares of Jack in the Box common stock at $19.57 per share through ordinary brokerage transactions on the open market.  With the exception of the foregoing, neither Western nor any of its affiliates has effected any transactions in the securities of Jack in the Box in the 60 days prior to the date of this prospectus.  Except as set forth in this prospectus, to Western’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Jack in the Box or has effected any transaction in securities of Jack in the Box during the past 60 days.

Source and Amount of Funds

Western estimates that the total amount of cash required to complete the transactions contemplated by the offer, including payment of cash in lieu of fractional shares and payment of fees and expenses related to the transactions, will be approximately $150,000.  Western intends to obtain the funds needed to pay these costs from its available cash.

Fees and Expenses

Western has retained Morrow & Co., LLC as information agent in connection with the offer.  The information agent may contact holders of Jack in the Box common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Jack in the Box common stock.  Western will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses.  Western agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, Western has retained Continental Stock Transfer & Trust Company as the exchange agent for the offer.  Western will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Western will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Western will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Western’s common stock is traded on the Nasdaq Capital Market under the symbol “WEST.” Prior to February 25, 2008, Western’s common stock was quoted on the OTC Bulletin Board under the symbol “WSZL.OB.”  Jack in the Box common stock is traded on the New York Stock Exchange under the symbol “JBX.”

On October 3, 2008, which was the last full trading day prior to Western’s announcement of its intention to commence this offer for Jack in the Box common stock, the per share closing price of Western common stock was $14.10 and the per share closing price of Jack in the Box common stock was $19.37.  Western encourages you to obtain current market quotations for shares of Western common stock and Jack in the Box common stock.

The following table sets forth, for the periods indicated, the range of high and low sale or bid prices, as applicable, for Western common stock as reported on the Nasdaq Capital Market and, prior to February 25, 2008, the OTC Bulletin Board.  Please note that quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions.  The prices have been adjusted to reflect the 1 for 10 stock split in the third quarter of 2006, but have not been adjusted for the effect of the two rights offerings in the fourth quarters of 2007 and 2006.

Fiscal Years Ended December 31, 2007 and 2006 and Six Months Ended June 30, 2008	High	Low
Second Quarter 2008	$16.50	$12.13
First Quarter 2008	$20.00	$12.80
Fourth Quarter 2007	$18.75	$12.35
Third Quarter 2007	$17.50	$15.05
Second Quarter 2007	$16.43	$12.10
First Quarter 2007	$12.50	$8.38
Fourth Quarter 2006	$11.20	$7.25
Third Quarter 2006	$11.25	$9.50
Second Quarter 2006	$12.80	$9.00
First Quarter 2006	$13.50	$12.10

As of October 3, 2008 there were approximately 90 stockholders of record of Western common stock.

Western’s Board of Directors has not declared a dividend in any of its two most recent fiscal years.  Western’s last dividend was paid in 2003 and it does not anticipate paying a dividend in the foreseeable future.

Securities Authorized for Issuance under Western’s Equity Compensation Plans

The following table provides information on securities authorized for issuance under Western’s equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	32,000	$7.06	25,500
Equity compensation plans not approved by security holders	4,000	$7.46	36,000

Total	36,000		61,500

Western has three stock option plans: the 2005 Stock Option Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 1994 Incentive and Non-qualified Stock Option Plan.  Both the 2005 and 1994 Plans were adopted with the approval of Western’s stockholders.  Under the 2004 Plan, Western’s Non-Employee Directors were granted options to purchase 1,000 shares of common stock, priced at fair market value on the date of the option grant.  Options were granted automatically each year on the date of the Annual Meeting of Stockholders, or in the case of new Directors, on the first business day following their election to the Board.  All options were exercisable immediately upon grant.  On April 25, 2007, the Board elected to indefinitely suspend future grants under all plans.

See Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in Jack in the Box’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as filed with the SEC on November 20, 2007, for information regarding Jack in the Box’s market price and dividend matters.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF WESTERN
AND MUSTANG CAPITAL ADVISORS

The following sets forth unaudited pro forma condensed combined financial information derived from (i) the audited consolidated financial statements of Western for the fiscal year ended December 31, 2007, (ii) the unaudited consolidated financial statements of Western for the six months ended June 30, 2008, (iii) the audited consolidated financial statements of Mustang Capital Advisors, LP for the fiscal year ended December 31, 2007, and (iv) the unaudited consolidated financial statements of Mustang Capital Advisors, LP for the six months ended June 30, 2008, each of which is included elsewhere in this prospectus.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes that the pro forma events occurred as of January 1, 2007.  The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2008 assumes that the pro forma events occurred as of January 1, 2008.  The unaudited pro forma condensed combined balance sheet assumes that the pro forma events occurred on June 30, 2008.

The pro forma events include the acquisition by Western of a 50.5% limited partnership interest in Mustang Capital Advisors and a 51% membership interest in Mustang Capital Management, LLC, which owns a 1% interest in Mustang Capital Advisors as its general partner.  The acquisition will be accounted for as a purchase under U.S. GAAP.  Cost will be determined on the basis of cash paid and the fair value of Western common stock delivered as consideration in the proposed transaction.  For the purpose of valuing its shares to be issued in conjunction with the transaction, Western used the average of the closing prices of Western common stock on the Nasdaq Capital Market for the three days prior to and the three days subsequent to March 28, 2008, the date on which Western first announced its intent to enter into the transaction, or $15.68 per share.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the transaction taken place on the dates indicated or (ii) the future operations of Western following the transaction.  The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of Western might have looked like had the transaction taken place at an earlier date.

The following pro forma financial information should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	the audited consolidated financial statements of Western for the fiscal year ended December 31, 2007 and the notes relating thereto, included elsewhere in this prospectus;

•	the unaudited consolidated financial statements of Western for the six months ended June 30, 2008 and the notes relating thereto, included elsewhere in this prospectus;

•	the audited consolidated financial statements of Mustang Capital Advisors for the fiscal year ended December 31, 2007 and the notes relating thereto, included elsewhere in this prospectus; and

•	the unaudited consolidated financial statements of Mustang Capital Advisors, LP for the six months ended June 30, 2008 and the notes relating thereto, included elsewhere in this prospectus.

Western Sizzlin Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2008

(in thousands)	Historical Western (a)	Historical Mustang Capital Advisors, LP (b)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$639	$11	$(400	) (c)	$250
Accounts receivable and notes receivable, net	1,141	–	–		1,141
Other current assets	525	–	–		525
Deferred taxes	427	–	–		427
Total current assets	2,732	11	(400)		2,343

Notes receivable, net	550	–	–		550
Property and equipment, net	1,678	–	–		1,678
Investment in real estate	3,745	–	–		3,745
Investments in marketable securities	11,197	5,360	(164	) (d)	16,393
Due from broker	–	5,071			5,071
Franchise royalty contracts, net	315	–	–		315
Goodwill	4,310	–	–		4,310
Investment in unconsolidated joint venture	332	–	–		332
Deferred taxes	364	–	–		364
Other assets	12	6	2,005	(e)	2,023

Total assets	$25,235	$10,448	$1,441		$37,124

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	368	–	–		368
Accounts payable and other current liabilities	1,229	35			1,265
Loss contingency - lawsuit	900	–	–		900
Total current liabilities	2,497	35			2,532
Long-term debt, net of current	2,890	–	–		2,890
Other long-term liabilities	98	–	1,395	(f)	1,493
Total liabilities	5,485	35	1,395		6,914
Minority interests	1,463	9,604	–		11,068
Stockholders’ equity/Partners’ capital:
Common stock	27	–	1	(g)	28
Additional paid in capital	21,275	–	854	(g)	22,130
Retained earnings (deficit)/Partners’ capital	(2,829)	809	(809	)(h)	(2,829)
Accumulated other comprehensive income (loss)– unrealized holding gains (losses), net of tax	(186)	–	–		(186)

Total stockholders’ equity	18,287	809	46		19,142

Total liabilities, minority interest and stockholders’ equity/partners’ capital	$25,235	$10,448	$1,441		$37,124

Western Sizzlin Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007
(in thousands, except share and per share data)

	Historical Western (i)	Historical Mustang Capital Advisors, LP (j)	Pro Forma Adjustments		Pro Forma Combined

Revenues	$17,257	$–	$–		$17,257

Costs and expenses – restaurant and franchise operations:
Company operations costs	11,673	–	–		11,673
Franchise operations costs	1,051	–	–		1,051
Subleased expenses	102	–	–		102
Corporate expenses	2,277	–	–		2,277
Depreciation and amortization	1,063	–	–		1,063
Claims settlement and legal fees associated with lawsuit	741	–	–		741
Total costs and expenses – restaurant and franchise operations	16,907	–	–		16,907

Equity in income of joint venture	158	–	–		158

Income from restaurant and franchise operations	508	–	–		508

Net realized gains on sales of marketable securities	1,972	1,096	–		3,068
Management fee income	–	414	–		414
Interest and dividends	–	146	–		146
Net unrealized gains (losses) on marketable securities held by limited partnership	(2,788)	1,764	(1,318	) (k)	(2,342)
Expense of investment activities	(347)	(180)	–		(527)

Income (loss) from investment activities	(1,163)	3,240	(1,318)		759

Other income (expense):
Other	11	–	(301	) (u)	(290)
Total other income (expense), net	11	–	(301)		(290)

Income (loss) before income tax expense and minority interest	(644)	3,240	(1,619)		977

Income tax expense (benefit)	(49)	–	700	(l)	651
Minority interests	(351)	2,393	(690	) (m)	1,352

Net income (loss)	$(244)	$847	$(1,629)		$(1,026)

Net income (loss) per common share (basic and diluted):	$(0.13)				$(0.52)

Weighted average shares outstanding (basic and diluted):	1,904,885		54,563	(n)	1,959,448

Western Sizzlin Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
Six-Month Period Ended June 30, 2008
(in thousands, except share and per share data)

	Historical Western (o)	Historical Mustang Capital Advisors, LP (p)	Pro Forma Adjustments		Pro Forma Combined

Revenues	$8,737	$–	$–		$8,737

Costs and expenses – restaurant and franchise operations:					–
Company operations costs	5,936	–	–		5,936
Franchise operations costs	614	–	–		614
Subleased expenses	64	–	–		64
Corporate expenses	916	–	–		916
Depreciation and amortization	529	–	–		529
Claims settlement and legal fees associated with lawsuit	159	–	–		159
Total costs and expenses – restaurant and franchise operations	8,218	–	–		8,218

Equity in income of joint venture	108	–	–		108

Income from restaurant and franchise operations	627	–	–		627

Net realized gain (loss) on sales of marketable securities	(40)	1,933	–		1,893
Management fee income	–	250	–		250
Interest and dividends	–	55			55
Net unrealized losses on marketable securities held by limited partnership	(6,443)	(2,411)	550	(q)	(8,304)
Expense of investment activities	(969)	(61)	–		(1,030)

Income (loss) from investment activities	(7,452)	(234)	550		(7,136)

Other income (expense):
Net interest	(21)	–	–		(21)
Other	–	–	223	(u)	223
Total other income (expense), net	(21)	–	223		202

Income (loss) before income tax expense and minority interest	(6,846)	(234)	773		(6,307)

Income tax expense (benefit)	(88)	–	115	(r)	27
Minority interests	951	(637)	316	(s)	(1,272)

Net income (loss)	$(5,807)	$403	$342		$(5,062)

Net income (loss) per common share (basic and diluted):	$(2.14)				$(1.83)

Weighted average shares outstanding:	2,713,431		54,563	(t)	2,767,994

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
(in thousands, except share and per share data)

(a)	The Historical Western column represents the unaudited consolidated balance sheet of Western as of June 30, 2008, which is included elsewhere in this prospectus.

(b)
The Historical Mustang Capital Advisors, LP column represents the unaudited consolidated balance sheet of Mustang Capital Advisors, LP as of June 30, 2008, which is included elsewhere in this prospectus.

(c)	Reflects payment of cash consideration of $300 and estimated transaction costs of $100 related to the acquisiton of Mustang Capital Advisors, LP.

(d)	Reflects Mustang Capital Advisors, LP's distribution to its partners in July 2008 of the shares of Western common stock that it owned as June 30, 2008.

(e)
Represents the portion of the purchase price allocated to goodwill and/or intangible assets of Mustang Capital Advisors, LP.  Western has not determined the existence or nature of any intangible assets nor has it estimated the impact of such on the unaudited pro forma condensed combined statement of income.

(f)	Reflects the fair value of Western's obligation to redeem the partnership interest of the minority interest in Mustang Capital Advisors, LP upon the death of the minority owner.

(g)
Reflects the issuance of 54,563 shares of Western common stock, having a par value of $0.01 per share, in partial payment of the purchase price for the transaction, at an estimated value of $855, based upon a price of $15.68 per share.

(h)	Reflects the elimination of the partners’ capital of Mustang Capital Advisors, LP and Mustang Capital Management, LLC.

(i)	The Historical Western column represents the audited consolidated statement of operations of Western for the year ended December 31, 2007, which is included elsewhere in this prospectus.

(j)
The Historical Mustang Capital Advisors, LP column represents the audited consolidated statement of income of Mustang Capital Advisors, LP for the year ended December 31, 2007, which is included elsewhere in this prospectus.

(k)
Removes the unrealized appreciation during the year ended December 31, 2007 of the Western common stock owned by Mustang Capital Advisors' subsidiaries, due to the distribution of these shares to the partners of the subsidiaries in July 2008.

(l)	Reflects the tax effect of pro forma adjustments based on an assumed tax rate of 36.42%, net of taxes applicable to the minority interest.

(m)
Represents the adjustment, net of taxes, for the minority interest in the unrealized appreciation during the year ended December 31, 2007 of the Western common stock owned by Mustang Capital Advisors' subsidiaries, which shares were distributed to the partners of the subsidiaries in July 2008.

(n)	Reflects the issuance of 54,563 shares of Western common stock in partial payment of the purchase price for the transaction.

(o)	The Historical Western column represents the unaudited consolidated statement of operations of Western for the six-month period ended June 30, 2008, which is included elsewhere in this prospectus.

(p)
The Historical Mustang Capital Advisors, LP column represents the unaudited consolidated statement of income of Mustang Capital Advisors, LP for the six-month period ended June 30, 2008, which is included elsewhere in this prospectus.

(q)
Removes the unrealized depreciation during the six-month period ended June 30, 2008 of Western common stock owned by Mustang Capital Advisors' subsidiaries, due to its distribution of these shares to the partners of the subsidiaries in July 2008.

(r)	Reflects the tax effect of pro forma adjustments based on an assumed tax rate of 36.42%, net of taxes applicable to the minority interest.

(s)
Represents the adjustments, net of taxes, for the minority interest in the unrealized depreciation during the six-month period ended June 30, 2008 of Western common stock owned by Mustang Capital Advisors' subsidiaries, due to the distribution of these shares to the partners of the subsidiaries in July 2008.

(t)	Reflects the issuance of 54,563 shares of Western common stock in partial payment of the purchase price for the transaction.

(u)	Reflects the change in fair value of the obligation to redeem the partnership interest of the minority interest in Mustang Capital Advisors, LP upon the death of the minority owner.

WESTERN BUSINESS

Western Business

Western Sizzlin Corporation is a holding company owning subsidiaries engaged in a number of diverse business activities.  Western’s business primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 116 restaurants in 19 states, including six company-owned, 109 franchise restaurants, and one joint venture restaurant.  Western currently operates and/or franchises the following concepts: Western Sizzlin, Western Sizzlin Wood Grill, Western Sizzlin Express, Great American Steak & Buffet, and Quincy Steakhouses.

Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level.  Investment and all other capital allocation decisions are made for Western and its subsidiaries by Mr. Sardar Biglari, Chairman and Chief Executive Officer.  Western’s primary objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Effective January 1, 2007, Western restructured its operations into a holding company/subsidiary format whereby all operations are now conducted through wholly-owned subsidiaries.  This restructuring is not anticipated to have any tax impact and will have no impact on Western’s financial reporting as Western will continue to report consolidated financial statements.

In April 2007, Western formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments, Mr. Biglari operates as the portfolio manager to the fund.

Western seeks to invest, at the holding company and through subsidiaries, including Western Acquisitions, L.P, in stocks of businesses at prices below their intrinsic business value.  Western’s preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration.  The carrying values of these investments are exposed to market price fluctuations, which may be accentuated by a concentrated equity portfolio.  A significant decline in the price of major investments may produce a large decrease in Western’s net earnings and its stockholders’ equity.  (See Note 6 to Western’s Audited Consolidated Financial Statements).

Western Investments, Inc. is the majority investor in Western Acquisitions, L.P.  During the third quarter ended September 30, 2007, Western contributed cash along with holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P.

Western Investments’ role as the general partner of Western Acquisitions, L.P. carries with it the obligation to manage the operations of the fund, and in this regard it will be assisted by a professional fund administrator.  For serving as the fund’s general partner, Western Investments may receive a monthly management fee equal to one-twelfth of 1% of the value of the capital account of each limited partner.  It also may receive an annual incentive allocation equal to 20% of the portion of each limited partner’s pro rata share of the fund’s net profits for each fiscal year in excess of net losses allocated to each limited partner and carried forward from prior years.  All or part of these fees may be waived by Western Investments.  Limited partnership interests in the fund are either Class A or Class B.  The classes are identical except that Class A interests must be held for two years, whereas Class B interests are locked-up for five years.  Additionally, Western Investments will at the end of the five year period reimburse the holders of Class B interests for the first 30% of any cumulative net losses they may suffer.  This commitment carries significant risk.  See “Risk Factors.”  Western Acquisitions, L.P. does not currently have any limited partners holding Class B interests.

Restaurant and Franchise Operations Overview

Restaurant Operations and Support

Western’s aim is to deliver a dining experience that exceeds customer expectations.  Consistently providing high quality, flavorful food products with both a full line of entree offerings and an enhanced buffet bar offering can be a challenge.  Western’s goal is not only to meet this challenge, but to exceed the guest expectation of both quality and service, and to offer a price point that the guest will perceive as an exceptional value.

There are several factors necessary for achieving this goal:

•	Food Quality:

•
Western’s restaurants use high quality ingredients in all menu offerings.  Additionally, all food preparation is done on premises, by either small batch or large batch cooking procedures.  Guest flow determines which type will be used.

•
Western strives to ensure that each recipe is prepared and served promptly to guarantee maximum freshness, appeal and that proper serving temperatures are maintained.  Western believes that its food preparation and delivery system enables it to produce higher quality and more flavorful food than is possible in other steak and buffet or cafeteria style restaurants.

•	Menu Selection:

Western’s restaurants emphasize two traditional American style offerings:

•
The first is the traditional family style steakhouse, which became popular during the 1960’s.  Since that time, the primary red meat offering has grown extensively and now includes a vast array of chicken, pork, seafood and many other protein dishes.

•
The second is a full line of both hot & cold food buffet, which has become a very appealing option for Western’s guests.  Western’s rotating daily menu offerings, displayed on one of its many scatter bars in the buffet area, clearly demonstrate its home cooking flavor profile.

Western believes that its extensive food offering provides the guest with delicious variety and a flavorful dining experience that will encourage them to visit its restaurants time after time.

•	Price/Value Relationship:

Western is committed to providing its guests with excellent price to value alternatives in the full-service casual dining restaurant sector and traditional steak and buffet restaurants.  At Western’s restaurants, the guests are provided with a choice of many different entree offerings and they can also choose to enjoy Western’s “all-you-care-to-eat” unlimited food or buffet bar offerings.  Western believes the perceived price value is excellent, with lunch ranging between $5.00 and $9.75 and dinner ranging between $7.00 and $15.50.  Additionally, Western’s restaurants normally offer special reduced prices for senior citizens and children under 12 and other special promotions from time to time.

•	Efficient Food Service and Delivery System:

The scatter bar format, food preparation methods and restaurant layout are all designed to efficiently serve a large number of guests, while enhancing the overall quality of the dining experience.  In addition, preparing food in the proper amounts, serving it in several easily accessible areas (scatter bars) and closely monitoring consumption will shorten guest lines, increase frequency of table turns, improve over-all quality and reduce waste; thereby increasing guest satisfaction and restaurant level profitability.  Western’s restaurants range in size from approximately 5,200 square feet to 12,000 square feet.  A description of these properties is provided below.

Site Selection and Construction

In selecting new restaurant locations, Western considers target population density, local competition, household income levels and trade area demographics, as well as specific characteristics, including visibility, accessibility, parking capacity and traffic volume.  An important factor in site selection is the convenience of the potential location to both lunch and dinner guests and the occupancy cost of the proposed site.  Western also takes into account the success of other chain restaurants operating in the area.

Potential site locations are identified by a potential franchisee and/or corporate personnel, consultants and independent real estate brokers.  Western’s executive management team will approve or disapprove any proposed restaurant site.  The majority of restaurants are free-standing but some restaurants are developed in other formats such as strip centers.

Historically when a restaurant has been built in an existing facility, renovation and construction has taken approximately 60 to 120 days after the required construction permits have been obtained.  New construction of free-standing restaurants requires a longer period of time and can range from 120 to 180 days.  Also, when obtaining a construction permit, Western has generally experienced a waiting period ranging from approximately 20 to 90 days.

Restaurants are constructed by outside general contractors.  Western expects to continue this practice for the foreseeable future.

Restaurant Management and Employees

The management staff of a typical restaurant consists of one General Manager, one Assistant General Manager and one or two Associate Managers.  Individual restaurants typically employ between 40 and 80 non-management hourly employees (a mix of both part-time and full-time workers), depending on restaurant size and sales volume.

The General Manager of a restaurant has responsibility for the day-to-day operation of a restaurant, acts independently to maximize restaurant performance, and follows company established management policies.  The General Manager makes personnel decisions and determines orders for produce and dairy products, as well as centrally contracted food items and other supplies.

Recruiting

Western attempts to attract and train high quality employees at all levels of restaurant operations.  Generally, restaurant management is either recruited from outside the company and has had significant prior restaurant experience or has been promoted through the system as experience levels increased.  As Western continues to grow, its management will continue to recruit restaurant management personnel from among non-management employees within Western’s system and supplement these resources through outside hiring.

Management Training

Western has implemented strict operating standards.  Western maintains a strong standardized training process which plays a critical role in maintaining operational propriety.  All management employees, including Assistant Managers, regardless of former experience, participate in a six to eight week formal course of training.  Periodically, additional training is provided during each calendar year through a series of two to three day seminars, to provide the most current information on a variety of topics including sales building techniques, labor controls and food cost management.  Non-management employees are generally trained at the local restaurant site.

Purchasing

In 2004, Western negotiated a national, five-year contract with a broadline distributor and one to twelve month agreements with other vendors, as well.  This allows Western to maximize its buying power based on volume and also work towards its goals of system-wide consistency.  Western utilizes velocity reports supplied by its various distributors to look for opportunities to consolidate its purchases resulting in cost of food savings.  Western’s stores are divided into areas based on geographical location.  While each store places their own orders with the various distributors, the most successful stores are the ones who support the areas and use the volume of the combined buying power to be as economically efficient as possible.

Hours of Operation

Western’s restaurants are open seven days a week, typically from 11:00 a.m. to 10:00 p.m.

Franchise Operations

Western’s standard franchise agreement has a 20-year term, with one ten-year renewal option.  It generally provides for a one-time payment to Western of an initial franchise fee and a continuing royalty fee based on gross sales.  Western collects weekly and monthly sales reports from its franchisees as well as periodic and annual financial statements.

Each franchisee is responsible for selecting the location for its restaurant, subject to Western’s approval.  Western considers such factors as demographics, competition, traffic volume and patterns, parking, site layout, size and other physical characteristics in approving proposed sites.

Franchisees must operate their restaurants in compliance with Western’s operating and recipe manuals.  Franchisees are not required to purchase food products or other supplies through Western’s suppliers, but are required to purchase proprietary products from Western.  Each franchised restaurant must have a designated General Manager and Assistant Manager who have completed Western’s six-week manager training program or who have been otherwise approved by Western.  For the opening of a restaurant, Western provides consultation and makes its personnel generally available to a franchisee.  In addition, Western sends a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening, the initial marketing and training effort, as well as the overall operation of the restaurant.

Western may terminate a franchise agreement for a number of reasons, including a franchisee’s failure to pay royalty fees when due, failure to comply with applicable laws, or repeated failure to comply with one or more requirements of the franchise agreement.  Many state franchise laws limit Western’s ability to terminate or refuse to renew a franchise.  A franchisee may terminate a franchise agreement and continue to operate the restaurant as a competitive concept by paying liquidated damages to Western.  Western does not anticipate that the termination of any single franchise agreement would have a materially adverse effect on its operations.  Termination by a multiple-unit franchisee of several franchise agreements for various locations could, however, have a materially adverse effect on its operations.

Western’s franchise agreement contains provisions that prohibit franchisees from disclosing proprietary information about its restaurant operating system.  Western’s standard franchise agreement also contains non-competition provisions that, for the duration of the agreement and for one or two years following termination, prohibit a franchisee from directly or indirectly competing with Western or soliciting employees to leave Western.  There is no assurance that these contractual provisions will effectively prevent the appropriation by franchisees of business opportunities and proprietary information.  More discussion is contained in the caption “Government Regulation.”

Marketing and Promotion

Marketing and operations work hand-in-hand for all of Western’s company concepts where a shared mutual vision provides value to the guest through hard work, quality and high standards.  Western knows that communication plays a strong role in the fulfillment of its goals.

The Advertising Development and Research Fund or ADRF, financed through vendor support and member dues, is Western’s franchisee-controlled graphic art design/marketing agency.  It is incorporated under the name WSI ADRF, Inc.

ADRF creates, designs and produces each marketing campaign for Western and its franchisees.  Production includes several major marketing campaigns annually in addition to menus, table tents, posters, indoor and outdoor signage, gift certificates and other marketing tools.

The marketing effort is communicated through a vast system of printed materials such as a corporate newsletter, internet webpages, training manuals, tapes and videos.

The marketing department is primarily self-sufficient in production capabilities with some of the most sophisticated computer and graphic equipment available.  ADRF is staffed by professionals experienced in all phases of marketing, graphics / design, and communications.  Their efforts have produced and coordinated promotions that include national sweepstakes campaigns, television commercials, national convention materials and training videos.

The coordinated efforts of ADRF, area field consultants, training instructors, corporate personnel, franchise owners, managers and the entire system of operators share in the ongoing success of marketing programs.  Western’s programs utilize virtually all types of media including billboards, newspapers, television and radio.

Restaurant Industry and Competition

The restaurant industry is extremely competitive.  Western competes on the basis of the quality and value of food products offered, price, service, ambiance and overall dining experience.  Western’s competitors include a large and diverse group of restaurant chains and individually owned restaurants.  The number of restaurants with operations generally similar to Western has grown considerably in the last several years.  Western believes competition among this style of restaurant is increasing.

In addition, Western’s business is affected by changes in consumer tastes, national, regional and local economic conditions and market trends.  The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants.  Western’s significant investment in, and long-term commitment to, each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect its operations.  Western’s continued success is dependent to a substantial extent on its reputation for providing high quality and value and this reputation may be affected not only by the performance of company owned restaurants but also by the performance of franchisee owned restaurants over which Western has limited control.

Government Regulation

Western’s business is subject to and affected by various federal, state and local laws.  Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention.  Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants.  Western has not experienced significant difficulties in obtaining such licenses and approvals to date.

Western is subject to FTC regulation and various state laws that regulate the offer and sale of franchises.  The FTC requires Western to provide prospective franchisees with a franchise offering circular containing prescribed information about Western and its franchise operations.  Some states in which Western has existing franchises and a number of states in which Western might consider franchising regulate the sale of franchises.  Several states require the registration of franchise offering circulars.  Beyond state registration requirements, several states regulate the substance of the franchisor franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors.  Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

Western’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime.  From time-to-time, federal and state legislatures increase minimum wages or mandate other work-place changes that involve additional costs for Western’s restaurants.  There is no assurance that Western will be able to pass such increased costs on to its guests or that, if Western were able to do so, it could do so in a short period of time.

Trademarks

Western believes its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business.  Following are marks that are registered for restaurant services on the Principal Register of the U.S. Patent and Trademark Office: “Western Sizzlin”, “Western Sizzlin Steak House”, “Western”, “Sizzlin”, “Western Sizzlin Cow”, “Western Sizzlin Steak & More”, “Western Sizzlin County Fair Buffet and Bakery”, “Flamekist”, “Marshall”, “Gun Smoke”, “Six Shooter”, “Big Tex”, “Dude”, “Trailblazer”, “Ranger”, “Cheyenne”, “Colt 45”, “Cookin’ What America Loves Best”, “Great American Steak and Buffet Company”, “Great American Buffet”, “Western Sizzlin Wood Grill and Buffet”, and “Western Sizzlin Wood Grill”.

Employees

As of June 30, 2008, Western employed approximately 260 persons, of whom approximately 227 were restaurant employees, 19 were restaurant management and supervisory personnel, and 14 were corporate personnel.  Restaurant employees include both full-time and part-time workers and all are paid on an hourly basis.  None of Western’s employees is covered by a collective bargaining agreement and Western considers its employee relations to be good.

Properties

At December 31, 2007, Western’s five (5) company-owned restaurants are located in leased space ranging from 8,000 square feet to 10,000 square feet.  Leases are negotiated with initial terms of five to twenty years, with multiple renewal options.  All of Western’s leases provide for a minimum annual rent, with certain locations subject to additional rent based on sales volume at the particular locations over specified minimum levels.  Generally, the leases are net leases which require Western to pay the costs of insurance, taxes, and a pro rata portion of lessors’ common area costs.

Western currently leases its executive office, approximately 4,800 square feet, which is located at 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.

Legal Proceedings

Western accrues for an obligation in all known contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to Western, it reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, Western was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLLP, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by Western.  Most recently, each of these premises had been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  On February 12, 2008, this case came before the Court for trial.  On February 20, 2008, a 12 member jury returned a plaintiffs’ verdict in the amount of $689,526.  On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment in the case captioned Parks Land Company, LLLP et al. v. Western Sizzlin Corporation, et al. against Western in the amount of $689,666 plus plaintiffs’ legal costs.  As of December 31, 2007, Western has accrued a loss contingency reserve of $900,000 as a result of the verdict.  Of this amount, $275,000 had been accrued in 2006.  There has been no change in Western’s loss contingency accrual since December 31, 2007.  Western disagrees with the result of the trial and has filed post-trial motions, seeking a new trial or judgment notwithstanding the verdict.  In the event the Court denies the post-judgment relief, Western will consider an appeal.  There can be no assurance that ultimate settlement of this case will not be more than $900,000.

Other

Western is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of Western’s management, the ultimate disposition of these matters will not have a material adverse effect on its financial condition, results of operations or liquidity.

WESTERN MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Western is a holding company owning subsidiaries engaged in a number of diverse business activities.  Western’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 116 restaurants in 19 states, including six company-owned, 109 franchise restaurants, and one joint venture restaurant.  Western currently operates and/or franchises the following concepts:  Western Sizzlin, Western Sizzlin Wood Grill, Western Sizzlin Express, Great American Steak & Buffet, and Quincy Steakhouses.

The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., and a solely-owned limited partnership, Western Real Estate, L.P.

In 2007, Western formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Western Acquisitions, L.P. is, for generally accepted accounting principles (GAAP) purposes, an investment company under the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide Investment Companies.  Western has retained the specialized accounting for Western Acquisitions, L.P. pursuant to FITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from the change in fair value reflected in the Statement of Operations.

Western seeks to invest, at the holding company and through subsidiaries, including Western Acquisitions, L.P., in stocks of businesses at prices below their intrinsic business value.  Western’s preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration.  The carrying values of these investments are exposed to market price fluctuations, which may be accentuated by a concentrated equity portfolio.  A significant decline in the price of major investments may produce a large decrease in Western’s net earnings and its stockholders’ equity.  (See Note 3 to Western’s Unaudited Consolidated Financial Statements).

Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level.  Investment and all other capital allocation decisions are made for Western and its subsidiaries by Mr. Sardar Biglari, Chairman and Chief Executive Officer.  Western’s primary objective centers on achieving above average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

While Western has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, its recent investment activities could bring it within the definition of an “investment company” and require it to register as an investment company under the Investment Company Act of 1940.  The Board of Directors has adopted a policy requiring management to restrict Western’s operations and investment activities to avoid becoming an investment company, until and unless the Board approves otherwise.

Although Western does not presently intend to change its principal business, and the Board has not approved any such change, Western has expanded its investment activities, and may decide in the future to register as an investment company under the Investment Company Act.  Under certain circumstances, if it is successful in investment activities, then Western may inadvertently fall within the definition of an investment company, in which event it may be required to register as an investment company.  If Western decides or is required to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect its operations.

Western completed its exchange offer for shares of ITEX Corporation on May 13, 2008.  A total of 864,487 shares of ITEX common stock were validly tendered.  Western has issued 57,196 shares of common stock in exchange for ITEX shares tendered, based upon the exchange ratio of one share of ITEX common stock for .06623 shares of Western’s common stock as set forth in the tender offer. After the completed exchange, Western owns 1,565,201 shares of ITEX common stock, which represents approximately 9% of ITEX’s total outstanding stock.

On July 9, 2008, Western completed an acquisition of controlling interest in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC, through Western’s newly-formed wholly-owned subsidiary, Western Mustang Holdings, LLC.  The aggregate purchase price was $1,050,241, which consisted of $300,000 in cash, and 54,563 shares of common stock issued at a per price share of $13.75. Mustang Capital Advisors currently manages approximately $55 million in assets through its funds and managed accounts. The acquisition will be accounted for as a purchase under GAAP and as a result, Mustang Capital Advisors will be consolidated into Western’s financial statements.

On August 11, 2008, Western opened up a new company-operated restaurant in Tupelo, Mississippi under the newly developed concept, Western Sizzlin Express. Western Sizzlin Express is a smaller, full service restaurant with a high quality, simpler menu created to turn tables faster in an efficient and pleasing environment. Western is marketing this concept as a lower cost investment to prospective franchisees.

RESULTS OF OPERATIONS

Three and Six Months Ended June 30, 2008 Compared to
Three and Six Months Ended June 30, 2007

Net loss for the three and six months ended June 30, 2008 was ($1,956,024) and ($5,807,019) compared to net income of $232,163 and $382,120 for the three and six months ended June 30, 2007.

The following table sets forth for the periods presented the percentage relationship to total revenues of certain items included in the consolidated statements of income and certain restaurant data for the periods presented:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues:
Company-operated restaurants	76.5%	75.5%	75.7%	74.7%
Franchise operations	23.5	24.5	24.3	25.3
Total revenues	100.0	100.0	100.0	100.0

Costs and expenses — restaurant and franchise operations:
Company-operated restaurants — food, beverage and labor costs	54.6	52.8	55.0	53.8
Restaurant occupancy and other	12.6	12.3	13.0	13.4
Franchise operations — direct support	6.8	7.1	7.0	6.9
Subleased restaurant property expenses	.8	.5	.7	.5
Corporate expenses	9.4	12.4	10.5	11.0
Depreciation and amortization expense	5.8	5.7	6.1	6.0
Corporate litigation fees and expenses	.5	.5	1.8	.4
Total costs and expenses — restaurant and franchise operations	90.5	91.3	94.1	92.0

Equity in income of joint venture	1.3	1.1	1.2	.7
Income from restaurant and franchise operations	10.8	9.8	7.1	8.7
Net unrealized losses on marketable securities held by limited partnership	(50.0)	—	(73.7)	—
Net realized gain (loss) on sales of marketable securities	—	—	(.5)	—
Expense of investment activities	(10.3)	(1.6)	(11.1)	(1.5)
Loss from investment activities	(60.3)	(1.6)	(85.3)	(1.5)
Other income (expense):
Interest expense	(.3)	(.5)	(.6)	(.5)
Interest income	.3	.4	.4	.3
Other, net	—	—	—	(.1)
Total other income (expense), net	—	(.1)	(.2)	(.1)

Income (loss) before income tax expense and minority interest	(49.5)	8.1	(78.4)	7.1
Income tax expense (benefit)
Current	.4	.2	.2	.2
Deferred	.9	2.9	(1.2)	2.6
Total income tax expense (benefit)	1.3	3.1	(1.0)	2.8
Minority interest in net loss of limited partnership	7.9	—	10.9	—
Net income (loss)	(42.9)%	5.0%	(66.5)%	4.3%

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Restaurant Data
Number of Company-Operated Restaurants:
Beginning of period	5	5	5	5
Opened	—	—	—	—
Closed	—	—	—	—
Franchised	—	—	—	—
End of period	5	5	5	5
Number of U.S. Franchised Restaurants:
Beginning of period	115	121	116	123
Opened	—	—	—	—
Closed	(4)	(2)	(5)	(4)
End of period	111	119	111	119
Number of Joint Venture Restaurants:
Beginning of period	1	1	1	1
Opened	—	—	—	—
Closed	—	—	—	—
End of period	1	1	1	1

Revenues

Total revenues decreased 2.7% to $4.56 million for the three months ended June 30, 2008 from $4.69 million for the comparable three months ended June 30, 2007. Total revenues decreased 0.9% to $8.74 million for the six months ended June 30, 2008 from $8.82 million for the comparable six months ended June 30, 2007. Company-operated restaurant revenues decreased 1.5% to $3.49 million for the three months ended June 30, 2008 as compared to $3.54 million for the comparable three months ended June 30, 2007. Company-operated restaurant revenues increased 0.4% to $6.62 million for the six months ended June 30, 2008 as compared to $6.59 million for the comparable six months ended June 30, 2007.  Same store sales for company restaurants experienced a decrease of 1.5% for the three months ended June 30, 2008 and a slight increase of 0.4% for the six months ended June 30, 2008. Franchise revenues decreased 6.7% to $1.07 million for the three months ended June 30, 2008 as compared to $1.15 million for the comparable three months ended June 30, 2007. Franchise revenues decreased 4.9% to $2.12 million for the six months ended June 30, 2008 as compared to $2.23 million for the comparable six months ended June 30, 2007.  The overall decrease in franchise revenues is attributable to fewer franchised units in the system at June 30, 2008 as compared to June 30, 2007.  Same store sales at franchise operations for the three and six months ended June 30, 2008, experienced an overall decrease of 2.14% and 1.68%, respectively.

Costs and Expenses —company-operated restaurants and franchise operations

Costs of company-operated restaurants, consisting primarily of food, beverage, and labor costs increased $13,500 (0.5%) to $2.49 million for the three months ended June 30, 2008 from $2.48 million for the three months ended June 30, 2007.   These costs for the three month period as a percentage of company-operated restaurants revenue were 71.4% and 70.0% for the three months ended June 30, 2008 and 2007, respectively.  Costs of company-operated restaurants increased $60,700 (1.3%) to $4.80 million for the six months ended June 30, 2008 from $4.74 million for the six months ended June 30, 2007.   These costs for the six month period as a percentage of company-operated restaurants revenue were 72.6% and 71.9% for the six months ended June 30, 2008 and 2007, respectively.  These costs have increased due to the rising costs of commodities.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased slightly by $2,000 (0.3%) for the three months ended June 30, 2008 versus the prior year’s comparable period. These costs for the three month period increased as a percentage of company-operated restaurant revenues from 16.3% in 2007 to 16.4% in 2008.  Restaurant occupancy and other decreased by $45,000 (3.8%) for the six months ended June 30, 2008 versus the prior year’s comparable period.  These costs for the six month period decreased as a percentage of company-operated restaurant revenues from 17.9% in 2007 to 17.1% in 2008.

Cost of franchise operations direct support expense decreased by $23,000 and increased by $7,400 for the three and six months ended June 30, 2008 versus the prior years’ comparable periods.  The increase for the six months ended June 30, 2008 was largely attributable to increased spending in franchise development for franchise sales, development of a new concept, and scheduled new openings in 2008.

Subleased properties include net costs associated with subleasing former company-operated restaurants and maintenance of vacant premises.  These expenses increased by $12,000 and $20,000 for the three and six months ended June 30, 2008 versus the prior year’s comparable period.  The increase was largely attributable to inflationary increases in costs associated with vacant properties as well as the cost of maintaining the properties. Current subleasing arrangements are scheduled to expire by the end of 2008.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter’s activities.  These expenses decreased by $149,000 and $53,000 for the three and six month periods ended June 30, 2008 versus the prior year’s comparable periods.  The decreases are a result of managing expenses at the corporate level and making adjustments where needed, offset by additional spending in 2008 in accounting and legal associated with financial reporting assistance and fees associated with listing on the NASDAQ capital market.

Depreciation and amortization expense for 2008 were comparable to 2007.

Corporate litigation fees decreased by $7,000 for the three months ended June 30, 2008 versus the prior year’s comparable period and increased $117,000 for the six months ended June 30, 2008 versus the prior year’s comparable period.  The six months ended June 30, 2008 increase is due to increased legal fees associated with the trial and appeal of the Western’s lawsuit in Little Rock, Arkansas.  (See Note 11 to Western’s Unaudited Consolidated Financial Statements).

Equity in income of Joint Venture

Equity in income of joint venture increased $9,000 and $42,000 for the three and six months ended June 30, 2008 versus the prior year’s comparable periods, due to better operating performance of the restaurant during 2008.  (See Note 12 to Western’s Unaudited Consolidated Financial Statements).

Income (Loss) from Investment Activities

Investment activities include net realized gains (losses) on sales of marketable securities of $800 and ($40,000) for the three and six months ended June 30, 2008, respectively and net unrealized losses on marketable securities held by the limited partnership, Western Acquisitions, L.P., of $2.3 million and $6.4 million for the three and six months ended June 30, 2008, respectively.  Expenses associated with investment activities were $350,000 and $75,000 for the three months ended June 30, 2008 and 2007, respectively, and $850,000 and $136,000 for the six months ended June 30, 2008 and 2007, respectively.  The increase in expenses for 2008 versus the prior year’s comparable periods are attributable to expenses associated with the Steak n Shake proxy contest during the fourth quarter of 2007 and first quarter of 2008, the ITEX tender offer, and other investment related activities.  On August 8, 2008, Steak n Shake reimbursed Western $332,750 for certain expenses associated with the proxy contest.  There were no management fees charged or collected by the limited partnership from outside investors in 2008 or 2007.  Future management fees will depend on portfolio performance.

On June 19, 2008, the Board of Directors of The Steak n Shake Company appointed Sardar Biglari as Executive Chairman of the Board, effectively immediately.  On August 5, 2008, Mr. Biglari was appointed Chief Executive Officer of The Steak n Shake Company. As a result of Mr. Biglari’s recent appointment to the position of Chief Executive Officer as well as his and Dr. Cooley’s membership on the Steak n Shake Board of Directors, Western’s management believes that the recently announced restructuring efforts underway at Steak n Shake are positive steps toward rebuilding value for all of its stockholders.

Other Income (Expense)

Interest expense decreased $4,000 and increased $14,000 for the three and six months ended June 30, 2008 over the comparable period in 2007.  The increase in the six months ended June 30, 2008 is due to interest associated with the line of credit and land purchase.  Interest income fluctuates according to the levels of available cash balances.

Other income decreased by $900 and $4,000 for the three and six months ended June 30, 2008 over the comparable periods in 2007.

Income Tax Expense

Income tax expense is directly affected by the levels of pretax income and the valuation allowance established on deferred tax assets. Western’s effective tax rate was 2.6%  and 38.6%  for the three months ended June 30, 2008 and 2007, respectively and (1.3)% and 39.3% for the six months ended June 30, 2008 and 2007, respectively.  The provisions for deferred income taxes for the three and six month periods ended June 30, 2008 includes provisions for the valuation allowance of $752,000 and $2,065,000, respectively, which increased Western’s effective tax rate for the periods.

Years Ended December 31, 2007, 2006 and 2005

The following tables set forth the percentage relationship to total revenues, unless otherwise indicated, of certain income statement data, and certain restaurant data for the years indicated:

Income Statement Data:	2007	2006	2005

Revenues:
Company-operated restaurants	74.8%	74.6%	75.8%
Franchise operations	22.9	23.1	21.9
Other	2.3	2.3	2.3
Total revenues	100.0	100.0	100.0
Costs and expenses - restaurant and franchise operations:
Company-operated restaurants — food, beverage and labor costs	53.9	53.4	54.2
Restaurant occupancy and other	13.7	14.1	13.5
Franchise operations — direct support	6.1	7.1	7.3
Subleased properties	.5	.4	.9
Corporate expenses	13.2	12.8	13.7
Depreciation and amortization expense	6.2	6.1	5.5
Closed restaurants expense	—	—	1.8
Impairment and other charges	—	.2	1.7
Gain on settlement of insurance claims	—	—	(6.0)
Claims settlement and legal fees associated with lawsuit	4.3	1.6	—
Total costs and expenses — restaurant and franchise operations	97.9	95.7	92.6
Equity in income (loss) of joint venture	.8	(.9)	(.1)
Income from restaurant and franchise operations	2.9	3.4	7.3

Loss from investment activities	(6.7)	(.6)	—

Other income (expense)	.1	(.1)	(.9)
Income (loss) before income tax expense and minority interest	(3.7)	2.7	6.4
Income tax expense (benefit)	(.2)	1.1	2.8
Minority interest in net loss of limited partnership	2.0	—	—
Net income (loss)	(1.5)%	1.6%	3.6%

	Years Ended December 31
	2007	2006	2005
Restaurant Data
Percentage increase (decrease) in average sales for Company-operated restaurants	(0.7)%	(2.5)%	11.6%
Number of Company-operated restaurants included in the average sales computation	5	5	5
Average sales for Company-operated restaurants	$2,582,000	$2,599,000	$2,665,000
Number of Company-operated Restaurants:
Beginning of period	5	5	7
Opened	—	—	—
Closed/Franchised	—	—	2
End of period	5	5	5
Number of U.S. Franchised Restaurants:
Beginning of period	123	135	147
Opened	1	—	3
Closed	8	12	15
End of period	116	123	135
Number of Joint Venture Restaurants:
Beginning of period	1	—	—
Opened	—	1	—
Closed	—	—	—
End of period	1	1	—

2007 COMPARED TO 2006

Revenues

Total revenues decreased 0.8% to $17.3 million in 2007, from $17.4 million in 2006.  Company-operated restaurant sales decreased 0.6% to $12.9 million in 2007, from $13.0 million in 2006.  Customer traffic decreased 2.2% over 2006.  Price increases were implemented at certain company-operated restaurants in 2007 and 2006.

Franchise and other revenues decreased 1.6% to $4.3 million in 2007, from $4.4 million in 2006.  The decrease is primarily attributable to 8 less franchised restaurants during 2007.  Same store sales for 2007 experienced an overall decrease of 0.87% over 2006.

Costs and Expenses — Restaurant and Franchise Operations

Cost of company-operated restaurants, consisting primarily of food, beverage, and labor costs increased $13,000 (0.1%) to $9.3 million for the year ended December 31, 2007 from $9.3 million for the year ended December 31, 2006.  These costs for both years stayed the same as a percentage of company-operated restaurants revenue of 72% in 2006 and 2007.  The increase in the costs was largely attributable to increased costs in commodities in 2007 over 2006.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $92,500 (3.8%) for the year ended December 31, 2007 versus the prior year’s comparable period.  These costs for the year decreased slightly as a percentage of company-operated restaurant revenues from  18.9% in 2006 to 18.3% in 2007.

Cost of franchise operations direct support expense decreased $184,000 (14.9%) to $1.1 million for the year ended December 31, 2007 from $1.2 million for the year ended December 31, 2006.  The decreases are attributable to personnel reductions and targeted expense reductions during 2006.

Subleased restaurant expenses include net costs associated with subleasing former Western operations and maintenance of vacant premises.  These expenses increased by $37,000 versus the prior year’s comparable period, due to increased costs associated with vacant properties.  All sublease arrangements expire during the fourth of 2008 and no further sublease expenses are anticipated.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter activities.  These expenses increased by $51,000 for the year ended December 31, 2007 versus the prior year’s comparable period.  The increases are attributable to additional accounting and legal expenses in 2007.

Depreciation and amortization for 2007 were comparable to 2006.

Impairment and other charges of $46,284 in 2006 included impairments associated with subleased properties related to an expiring lease as of June 30, 2006.  No such charges were experienced in 2007.

Claims settlement and legal fees associated with a lawsuit, increased $452,000 versus the prior year’s comparable period, due to increases in accrual of loss contingency associated with a lawsuit involving leased properties.  (See Note 16 to Western’s Audited Consolidated Financial Statements).

Equity in income (loss) of Joint Venture

Equity in income (loss) of joint venture increased $318,000 versus the prior year’s comparable period, due to losses incurred in 2006 of $161,000 associated with the cost of opening the restaurant on December 14, 2006.  (See Note 17 to Western’s Audited Consolidated Financial Statements).

Income (Loss) from Investment Activities

Investment activities include net realized gains on sales of marketable securities of $2 million and net unrealized losses on marketable securities held by limited partnership, Western Acquisitions, L.P., of $2.8 million.  Expenses associated with investment activities were $348,000 and $105,000 for the years ended December 31, 2007 and 2006, respectively.  (See Note 6 to Western’s Audited Consolidated Financial Statements).  The increase in expenses for 2007 versus the prior year’s comparable period is attributable to expenses associated with Steak n Shake proxy during 2007.  There were no management fees charged or collected by the limited partnership in 2007.  Future management fees will depend on portfolio performance and the extent of outside investors.

Other Income (Expense)

Other income (expense) increased from ($7,000) in 2006 to $12,000 in 2007.  Interest expense decreased $53,000 (33.4%) comparing 2007 to 2006.  The decrease is due to a lower average principal outstanding balance.  Loss on early extinguishment of long-term debt of $92,535 associated with payoff of certain loans was recorded in 2006.  Interest income increased $37,000 comparing 2007 to 2006.  Included in 2006 is termination fee income of $163,000 associated with a negotiated settlement of certain franchise agreements.

Income Tax Expense

Income tax expense is directly affected by levels of pretax income and changes in valuation allowances on deferred tax assets.  The Company’s effective tax rate was (7.62%) and 40.4% for the years ended December 31, 2007 and 2006, respectively.  (See Note 9 to Western’s Audited Consolidated Financial Statements).

2006 COMPARED TO 2005

Revenues

Total revenues decreased 10.2% to $17.4 million in 2006, from $19.4 million in 2005.  Company-operated restaurant sales decreased 11.6% to $13.0 million in 2006, from $14.7 million in 2005.  This decrease was due to the closing of a company-operated location in February 2005 and a closing of a company-operated location in July 2005 due to a total loss by fire casualty.  Same store sales for 2006 experienced an overall decrease of 2.45% over 2005.  Customer traffic decreased 8.24% over 2005.  Price increases were implemented at certain company-operated restaurants in 2006.

Franchise and other revenues decreased 5.7% to $4.4 million in 2006, from $4.7 million in 2005.  The decrease is primarily attributable to 12 less franchised restaurants during 2006.  Same store sales for 2006 experienced an overall increase of 1.10% over 2005.

Costs and Expenses — Restaurant and Franchise Operations

Cost of company-operated restaurants, consisting primarily of food, beverage, and labor costs decreased $1.2 million (11.5%) to $9.3 million for the year ended December 31, 2006 from $10.5 million for the year ended December 31, 2005.  These costs for both years stayed the same as a percentage of company-operated restaurants revenue of 71.5% in 2005 and 2006.  The decrease in the costs was largely attributable to the closing of a company-operated location in February 2005 and the closing due to fire of a company-operated location in July, 2005.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $155,100 (5.9%) for the year ended December 31, 2006 versus the prior year’s comparable period.  These costs for the year increased as a percentage of company-operated restaurant revenues from 17.8% in 2005 to 18.9% in 2006.  The decreases were attributable to the closings of two company-operated locations in 2005.

Cost of franchise operations direct support expense decreased $175,000 (12.4%) to $1.2 million for the year ended December 31, 2006 from $1.4 million for the year ended December 31, 2005.  The decreases are attributable to personnel reductions and targeted expense reductions during 2006 and additional spending in 2005 on consumer research and prototype plans.

Subleased restaurant expenses include net costs associated with subleasing former Western operations and maintenance of vacant premises.  These expenses decreased by $120,000 versus the prior year’s comparable period.  The decreases were largely attributable to additional expenses incurred on repair and maintenance of the facilities and uncollectible rents during 2005.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter activities.  These expenses decreased by $433,000 for the year ended December 31, 2006 versus the prior year’s comparable period.  The decreases are attributable to certain reductions in general and administrative expenses during 2006.

Depreciation and amortization for 2006 were comparable to 2005.

Closed restaurants expense of $350,279 in 2005 included impairment of $128,000 associated with the end of a subleased property due to a buyout of the lease and impairments related to the closing of a company-operated restaurant of $222,000 in February, 2005.  No such charges were experienced in 2006.

Impairment and other charges of $319,830 in 2005 included impairments associated with a subleased property consisting of a write down of assets deemed non-recoverable of $236,330 and $83,500 of related rent payments deemed non-collectible as of December 31, 2005.  Impairment and other charges of $46,284 in 2006 included impairments associated with subleased properties related to an expiring lease as of June 30, 2006.

Gain on settlement of insurance claims of $1,166,683 in 2005 included a gain of $220,351 attributable to insurance proceeds received on the Lawrenceville, Georgia casualty and a gain of $946,332 attributable to insurance proceeds received on the Waldorf, Maryland casualty.  No such items were recorded in 2006.

Claims settlement and legal fees associated with a lawsuit, increased $289,000 versus the prior year’s comparable period, due to accruals of loss contingency associated with a lawsuit involving leased properties.  (See Note 16 to Western’s Audited Consolidated Financial Statements).

Equity in income (loss) of Joint Venture

Equity in income (loss) of joint venture had increased losses of $139,000 versus the prior year’s comparable period, due to losses associated with the cost of opening the restaurant on December 14, 2006.  (See Note 17 to Western’s Audited Consolidated Financial Statements).

Income (Loss) from Investment Activities

Investment activities included expenses associated with investment activities of $105,000 and $0 for the years ended December 31, 2006 and 2005, respectively.  (See Note 6 to Western’s Audited Consolidated Financial Statements).

Other Income (Expense)

Other income (expense) decreased from ($178,000) in 2005 to ($7,000) in 2006.  Interest expense decreased $120,000 (44.5%) comparing 2006 to 2005.  The decrease is due to a lower average principal outstanding balance.  Loss on early extinguishment of long term debt of $92,535 associated with payoff of certain loans was recorded in 2006.  Included in 2006 is termination fee income of $163,000 associated with a negotiated settlement of certain franchise agreements.

Income Tax Expense

Income tax expense is directly affected by levels of pretax income.  Western’s effective tax rate was 40.4% and 44.5% for the years ended December 31, 2006 and 2005, respectively.

LIQUIDITY AND CAPITAL RESOURCES

June 30, 2008

Cash and Cash Equivalents

As of June 30, 2008, Western had $639,000 of cash and cash equivalents which is comparable to $727,000 as of December 31, 2007.

Investment of Available Capital

Western’s cash flows from restaurant and franchise activities have exceeded its working capital, financing and capital investment needs of its restaurant and franchise operations, and management expects that Western’s cash flows will continue to exceed its operating cash needs for the foreseeable future.  Western regularly evaluates how best to use available capital to increase stockholder value.  Western may pursue investments in the form of acquisitions, joint ventures and partnerships where Western believes attractive returns can be obtained.  Further, Western may determine under certain market conditions that available capital is best utilized to fund investments that it believes offers Western attractive return opportunities, whether or not related to its ongoing business activities.

Western’s Board of Directors has delegated authority to direct investment of Western’s surplus cash to its Chairman, Sardar Biglari, subject to Board reporting requirements and various limitations that have been or may be from time to time adopted by the Board of Directors.  These investments may include significant and highly concentrated direct investments with respect to the equity securities of public companies.  Any such investments will involve risks, and stockholders should recognize that Western’s balance sheet may change depending on the performance of investments.  Furthermore, such investments could be subject to volatility that may affect both the recorded value of the investments as well as Western’s periodic earnings.

Operating Activities and Cash Flows

Western used approximately $1.2 million and provided for $446,000 in operating cash flows for the six months ended June 30, 2008 and 2007, respectively, including the purchase of marketable securities of $1.4 and $833,000 in the six months ended June 30, 2008 and 2007, respectively.  Net unrealized losses on marketable securities were $6.4 million and $0 for the six months ended June 30, 2008 and 2007, respectively. Western’s primary source of operating cash flows is the operating profits generated from Western’s restaurant and franchise operations.  Adjustments to reconcile net income (loss) to net cash provided by restaurant and franchise activities were approximately $695,000 and $897,000 for the six months ended June 30, 2008 and 2007, respectively.  Adjustments to reconcile net income (loss) to net cash used in investment activities were approximately $3.9 million and ($833,000) for the six months ended June 30, 2008 and 2007, respectively.

Investing Activities

Western’s investing activities on its statements of cash flows are related to improvements to its operating properties.  Prior to 2007, Western considered purchases and sales of marketable securities to be investing activities; however, during the fourth quarter of 2007 with the expanded investment activities of Western, and more specifically the organization of Western Acquisitions, L.P. and the investment of minority limited partner interests, Western began to consider such activities to be operating activities of Western.  This presentation is consistent with the guidance in the AICPA’s Audit and Accounting Guide, Investment Companies.

During the six months ended June 30, 2008 and 2007, Western spent $12,000 and $14,000 on capital expenditures on company restaurants.

Financing Activities

Western made scheduled payments on long-term debt of $68,000 and $80,000 for the six months ended June 30, 2008 and 2007, respectively.  Also during 2008, $59,000 was received from the exercise of stock options, proceeds of $2.6 million were received from the issuance of a note payable, capital contributions of $540,000 were received from minority interests in the limited partnership, and payment of $2 million was made on the line of credit.  During 2007, $85,000 was received from the exercise of stock options.

Certain notes payable require pre-payment premiums in certain circumstances.  In addition, certain notes payable contain certain restrictive covenants including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain company-operated restaurants that collateralize the notes payable. At June 30, 2008, Western was in compliance with all covenants on the notes payable.

Liquidity

Western’s primary sources of liquidity are cash generated from operations and, if needed, borrowings under its existing line of credit. Western continually reviews available financing alternatives, although, due to current credit market conditions, any such financing may not be available on acceptable terms or at all.  In addition, Western may consider, on an opportunistic basis, strategic decisions to create value and improve operational performance.

December 31, 2007

Cash and Cash Equivalents

As of December 31, 2007, Western had $727,000 of cash and cash equivalents as compared to $2.3 million as of December 31, 2006.  The decrease in cash and cash equivalents was largely attributable to additional investments in marketable securities in 2007.

Investment of Available Capital

Western’s cash flows have exceeded working capital, financing and capital investment requirements.  Management expects that Western’s cash flows will continue to exceed its operating cash needs for the foreseeable future.  Western regularly evaluate how best to use available capital to increase stockholder value.  Western may pursue investments in the form of acquisitions, joint ventures and partnerships where it believes attractive returns can be obtained.  Further, Western may determine under certain market conditions that available capital is best utilized to fund investments that it believes offer attractive returns, whether or not related to Western’s ongoing business activities.

As previously disclosed, Western’s Board of Directors has delegated authority to direct investment of surplus cash to its Chairman and Chief Executive Officer, Sardar Biglari, subject to Board reporting requirements and various limitations that have been or may be from time to time adopted by the Board of Directors.  Western is using, and may in the future use, a portion of its available capital to invest in other securities.  These investments may include significant and highly concentrated direct investments with respect to the equity securities of public companies.  Any such investments will involve risks, and stockholders should recognize that Western’s balance sheet may change depending on the extent of excess funds and the timing, magnitude and performance of such investments.  Furthermore, such investments could be subject to volatility that may affect both the recorded value of the investments as well as Western’s periodic earnings and liquidity.  See “Risk Factors.”

Operating Activities and Cash Flows

Western generated (used) approximately $(9.5) million, $1.8 million, and $1.1 million in operating cash flows for the years ended December 31, 2007, 2006 and 2005, respectively.  Western’s primary source of operating cash flows is the operating profits generated from Western restaurant and franchise operations.  Adjustments to reconcile net income (loss) to net cash provided by restaurant and franchise activities were approximately $2.6 million, $1.5 million and $400,000 for the years ended December 31, 2007, 2006 and 2005, respectively.  Adjustments to reconcile net income (loss) to net cash provided by (used in) investment activities were approximately $(11.9) for the year ended December 31, 2007, with no such activity in 2006 and 2005.

Investing Activities

Western’s investing activities on its statements of cash flows primarily represent cash received and paid related to its operating properties.  Prior to 2007, Western considered purchases and sales of marketable securities to be investing activities; however, during 2007 with the expanded investment activities of Western, and more specifically the organization of Western Acquisitions L.P. and the investment of minority interests, Western began to consider such activities to be operating activities of Western.  This presentation is consistent with the guidance in the AICPA’s Audit and Accounting Guide, Investment Companies.

During the year ended December 31, 2007, Western spent approximately $34,000 on capital expenditures on Western restaurants compared to $492,000 and $313,000 during the equivalent period in the year ended December 31, 2006 and 2005 respectively.  Capital expenditures for 2006 of $425,000 included the remodel of two company-operated stores in Northern Virginia.  A total of $803,000 has been spent on these two remodels since 2005.  Also during 2007, land was purchased for investment purposes for $3.7 million.  Offsetting uses of cash for investing activities were proceeds from fire casualties of $785,000 and $695,000 for the years ended December 31, 2006 and 2005, respectively.  Also included in investing activities for 2006 are proceeds of $300,000 from the sale of land in Lawrenceville, Georgia.

Financing Activities

Western made payments of long-term debt of $163,000, $1.5 million and $1.2 million  for the years ended December 31, 2007, 2006 and 2005, respectively.  Proceeds of $2 million were received from a line of credit in 2007.  Also during 2007 and 2006, financing activities included cash received from rights offerings of $7.6 million and $4.2 million, respectively, offset by costs of the rights offerings of $97,000 and $123,000, respectively, and cash received from exercise of stock options of $85,000 and $28,000, respectively.

Liquidity

Western’s primary sources of liquidity are cash generated from operations and, if needed, borrowings under its existing line of credit.  Subsequent to year end, in February 2008, the line of credit was paid off and, as of the date of this filing, there have been no additional borrowings since that date.  Western continually reviews available financing alternatives.  In addition, Western may consider, on an opportunistic basis, strategic decisions to create value and improve operational performance.

Total capital expenditures for 2008 are presently expected to approximate $50,000, and will be primarily used for necessary replacement of certain restaurant equipment.

Western believes that cash flows generated by operations will be adequate to fund its restaurant and franchise operations and required debt repayments for at least the next twelve months.

INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Western is a partner in a 50/50 joint venture with a franchisee for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement for $3.05 million and Western guaranteed 50% of the loan obligation.  The estimated fair value of the guarantee of approximately $30,000 is recorded in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying consolidated balance sheets at June 30, 2008 and 2007.  The term of the guarantee extends through July 1, 2026 and Western would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  Western is accounting for the investment using the equity method and Western’s share of the net income of the joint venture is reported in the accompanying statements of operations as equity in earnings of unconsolidated joint venture.

Financial Data

The following is selected financial information for the joint venture as of and for the three and six month periods ended June 30, 2008 and 2007, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenues	$1,218,393	$1,257,868	$2,423,335	$2,586,993
Cost of food	496,971	530,927	986,474	1,126,420
Payroll expense	347,202	372,578	700,542	793,397
Gross profit	374,220	354,363	763,319	667,176
Marketing and operating expense	43,283	54,524	91,051	102,292
General and administrative	112,424	121,805	224,092	293,533
Depreciation and amortization	50,549	50,622	100,919	100,321
Interest	53,282	56,376	107,364	111,872
Net income	122,667	103,946	214,653	131,349

			June 30, 2008	June 30, 2007
Balance Sheet Data:
Cash			$193,635	$188,352
Prepaid expenses			16,854	16,906
Inventory			20,421	20,838
Land, equipment and building improvements, net			3,657,761	3,847,166
Loan costs, net			11,183	12,708
Total assets			3,900,776	4,088,978
Loan payable			3,046,061	3,226,761
Accounts payable and accrued expenses			204,745	267,172
Members’ equity			604,644	366,308

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The table below sets forth a summary of contractual obligations that will impact future liquidity as of June 30, 2008:

	Payment due by period
Contractual Obligations	2008	2009	2010	2011	2012	Thereafter	Totals
Long-term debt	$50,908	$109,803	$121,385	$134,189	$148,342	$52,606	$617,233
Promissory note — land held for investment	—	264,122	2,377,098	—	—	—	2,641,220
Operating leases, net (1)	350,513	634,425	623,880	357,611	399,171	1,171,994	3,537,594
Interest expense (2)	30,014	97,041	40,459	27,655	13,501	1,101	209,771
Tax obligations (3)	16,829	—	—	—	—	—	16,829
Totals	$448,264	$1,105,391	$3,162,822	$519,455	$561,014	$1,225,701	$7,022,647
_______________________
(1)
Operating lease commitments are presented net of sublease rentals.  Gross operating lease commitments for the periods above aggregate to approximately $3.8 million, offset by sublease rentals for the same periods of approximately $27,000.

(2)
Reflects future interest payments through scheduled maturity dates based upon average borrowing rates, outstanding debt balances and scheduled principal payments on long-term debt.  Interest on Western’s variable rate debt is based on the interest rate in effect at June 30, 2008.

(3)	Reflect recognized liabilities for uncertain tax positions under the provision FIN 48. (See Note 7 to Western’s Unaudited Consolidated Financial Statements).

Bank Line of Credit

At December 31, 2007 there was $2 million outstanding on a $2 million line of credit with a bank.  The line is payable on demand, subject to annual renewal by the bank with an automatic renewal at May 31, 2008, interest rate of prime minus 0.5% and collateralized by accounts receivable and the assignment of franchise royalty contracts.  Subsequent to year end, the line of credit borrowing was completely paid in February 2008 and remains available for future borrowings, and a note payable for $2,461,000 was issued, secured by land held for investment.

Operating Leases

Operating lease commitments are presented net of sublease rentals.  Gross operating lease commitments for the periods above aggregate to approximately $3.8 million, offset by sublease rentals for the same periods of approximately $27,000.

Revenue Recognition

Revenue at company-operated restaurants is recognized as customers pay for products at the time of sale.  Franchise operations revenue consists of royalties and franchise fees.  Royalties are recognized in the month earned at estimated realizable amounts.  Franchise fees are recognized when the related services have been performed, which is generally upon opening of the store, and do not include significant contingencies.  Other revenues consist of sales of seasonings and marinades to franchisees and are recognized when the products are shipped to the franchisee.  In the future, Western may earn management fees based on a percentage of assets managed and on the performance of assets under management, but no such fees were earned in 2007 or during the quarter ended June 30, 2008.

CRITICAL ACCOUNTING POLICIES

Western’s discussion and analysis of financial condition and results of operations is based on the consolidated financial statements and accompanying notes that have been prepared in accordance with United States generally accepted accounting principles.  The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Application of the critical accounting policies discussed below requires significant judgments by management, often as a result of the need to make estimates of matters that are inherently uncertain.  If actual results were to differ materially from the estimates made, the reported results could be materially affected.  Western is not currently aware of any reasonably likely events or circumstance that would result in materially different results.  Western’s senior management has reviewed the critical accounting policies and estimates and the Management’s Discussion and Analysis regarding them with the Audit and Finance Committee of the Board of Directors.

For additional information regarding the impact of recently issued accounting standards, see Note 13 to Western’s Unaudited Consolidated Financial Statements.

Trade Accounts and Notes Receivable and the Allowance for Doubtful Accounts

Western collects royalties, and in some cases rent, from franchisees.  Western views trade accounts and notes receivable and the related allowance for doubtful accounts as a critical accounting estimate since the allowance for doubtful accounts is based on judgments and estimates concerning the likelihood that individual franchisees will pay the amounts included as receivables from them.  In determining the amount of allowance for doubtful accounts to be recorded for individual franchisees, Western considers the age of the receivable, the financial stability of the franchisee, discussions that may have occurred with the franchisee and Western’s judgment as to the overall collectibility of the receivable from the franchisee.  In addition, Western establishes an allowance for all other receivables for which no specific allowances are deemed necessary.  If average sales or the financial health of franchisees were to deteriorate, Western might have to increase the allowance for doubtful accounts.

Investments

Marketable equity securities held by Western Sizzlin Corporation are held for an indefinite period and thus are classified as available-for-sale.  Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.  Fair value is determined through the use of quoted market values on national exchanges.  Westen’s management has also evaluated unrealized losses on marketable equity securities held by Western Sizzlin Corporation to determine if such impairment is other than temporary, and has concluded that they are temporary as of June 30, 2008 and that Western has the ability and the intent to hold such securities until they recover their value.  In the event management concludes in future periods that such losses are other than temporary, a charge will be taken in the statement of operations to reduce the cost of the securities to their fair value.

Western Acquisitions, L.P. is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies.  Western has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from the change in fair value reflected in the Statement of Operations.  Fair value is determined through the use of quoted market values on national exchanges.

Long-lived Assets, Franchise Royalty Contracts and Goodwill

Western views the determination of the carrying value of long-lived assets, franchise royalty contracts and goodwill as critical accounting estimates since Western must evaluate the estimated economic useful life in order to properly depreciate or amortize its long-lived assets and franchise royalty contracts and because it must consider if the value of any of its long-lived assets have been impaired, requiring adjustments to the carrying value.  Goodwill is not subject to amortization but is subject to at least an annual impairment test to determine if the carrying amount exceeds its fair value.

Economic useful life is the duration of time the asset is expected to be productively employed, which may be less than its physical life.  The estimated economic useful life of an asset is monitored to determine if it continues to be appropriate in light of changes in business circumstances.

Western must also consider whether long-lived assets (including property and equipment and intangible assets) have been impaired to the extent that Western must recognize a loss on such impairment, including goodwill impairment.  Western evaluates long-lived assets for impairment at the restaurant and franchise levels on an annual basis or whenever changes or events indicate that the carrying value may not be recoverable.  Western assesses impairment of each level of assets based on the operating cash flows of the restaurant and franchise operations and the plans for each restaurant unit or franchisee contract.  Generally, all units with negative cash flows from operations for the most recent twelve months at each quarter end are included in Western’s assessment.  In performing the assessment, Western must make assumptions regarding estimated future cash flows, including estimated proceeds from similar asset sales, and other factors to determine both the recoverability and the estimated fair value of the respective assets.  If the long-lived assets of a restaurant are not recoverable based upon estimated future, undiscounted cash flows, Western writes the assets down to their fair value.  If these estimates or their related assumptions change in the future, Western may be required to record additional impairment charges.  There were no impairment changes for the quarters ended June 30, 2008 and 2007, respectively.

Western evaluates goodwill for impairment on an annual basis during the fourth quarter of each year, or more frequently if an event occurs that triggers an interim impairment test.  Western determines the fair values of its reporting units using the discounted cash flow method.  This method uses projections of cash flows from each of the reporting units.  Several of the key assumptions in estimating future cash flows include periods of operations, projections of operating profits, and weighted average cost of capital.  These assumptions are derived from Western’s internal budgets and consideration of available market data.  The factors which contribute the greatest variability in Western’s estimates of fair values are the weighted average cost of capital and estimates of future operating profits.  Western currently has goodwill of $770,000 related to the franchising reporting unit and $3.5 million allocated to the restaurant reporting unit.

Commitments and Contingencies

Western views accounting for contingencies as a critical accounting estimate since loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources require judgment as to any probable liabilities incurred.  Actual results could differ from the expected results determined based on such estimates.

Income Taxes

Western records valuation allowances against its deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Realization of deferred tax assets is dependent on future taxable earnings and is therefore uncertain.  Western assesses the likelihood that its deferred tax assets in each of the jurisdictions in which it operates will be recovered from future taxable income.  Deferred tax assets do not include future tax benefits that Western deems likely not to be realized.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  Western must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.

For additional information regarding the adoption of FIN 48, see Note 7 to Western’s Unaudited Consolidated Financial Statements.

IMPACT OF INFLATION

The impact of inflation on the costs of food and beverage products, labor and real estate can affect Western’s operations.  Management believes that Western has historically been able to pass on increased costs through certain selected menu price increases and has offset increased costs by increased productivity and purchasing efficiencies, but there can be no assurance that Western will be able to do so in the future.  Management anticipates that the average cost of restaurant real estate leases and construction cost could increase in the future which could affect Western’s ability to expand.  In addition, mandated health care or additional increases in the federal or state minimum wages could significantly increase Western’s costs of doing business.

RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measures. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements.  Effective January 1, 2008, Western adopted the provisions of SFAS 157 for financial assets and liabilities. Western applied the provisions of FSP FAS 157-2, Effective Date of FASB Statement 157, which defers the provisions of SFAS 157 for nonfinancial assets and liabilities to the first fiscal period beginning after November 28, 2008.  The nonfinancial assets for which Western has deferred adoption include goodwill and long-lived assets.  Western is required to adopt SFAS 157 for nonfinancial assets and liabilities that are not measured at fair value on a recurring basis in the first quarter of 2009 and is still evaluating the impact on the Consolidated Financial Statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”) which provides clarification on the applicability of FIN 46(R), as revised, to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies.  FSP FIN 46(R)-7 amends FIN 46(R), as revised, to make permanent the temporary deferral of the application of FIN 46(R), as revised, to entities within the scope of the guide under Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”).  FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1.  The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on Western.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting.  SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged.  In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-01, to indefinitely defer the effective date of SOP 07-01.   Western’s majority-owned subsidiary, Western Acquisitions, L.P., is an investment company as currently defined in the AICPA Audit and Accounting Guide, Investment Companies.  Western has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities in the consolidated financial statements, with unrealized gains and losses resulting from the change in fair value reflected in the Consolidated Statement of Operations. Western intends to monitor future developments associated with this Statement in order to assess the impact, if any, which may result.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141R”), and Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of  ARB No. 51 (“SFAS 160”).  These new standards will significantly change the accounting for and reporting for business combinations and noncontrolling (minority) interests in consolidated financial statements.  SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008.  These standards will impact Western if it completes an acquisition or obtains additional minority interests after the effective date.  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in consolidated financial statements. Among other requirements, this statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement. SFAS 160 is effective for the first fiscal period beginning on or after December 15, 2008.  Western is required to adopt SFAS 160 in the first quarter of 2009 and is currently evaluating the impact of adopting SFAS 160 on its Consolidated Financial Statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133. SFAS applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. This standard is not expected to have a material impact on Western’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”).  FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets and requires enhanced related disclosures.  FSP 142-3 must be applied prospectively to all intangible assets acquired subsequent to fiscal years beginning after December 15, 2008.  Western is currently evaluating the impact that FSP 142-3 will have on its consolidated financial statements.

On August 11, 2008, Western opened up a new company-operated restaurant in Tupelo, Mississippi under the newly developed concept, Western Sizzlin Express. Western Sizzlin Express is a smaller, full service restaurant with high quality, simpler menu created to turn tables faster in an efficient and pleasing environment. Western is marketing this concept as a lower cost investment to prospective franchises.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of June 30, 2008, Western’s financial instruments are not exposed to significant market risk due to foreign currency exchange risk.  However, Western is exposed to market risk related to changes in market prices of marketable securities, interest rates related to certain debt obligations, and commodity risks.

Market Price Risk

Western’s marketable securities are currently concentrated in a few investments.  A change in market prices exposes Western to market risk related to the investments in marketable securities.  As of June 30, 2008, Western held $21 million in available-for-sale marketable securities.  A hypothetical 10% decline in the market value of those securities would result in a $2.1 million unrealized losses and a corresponding decline in their fair values at June 30, 2008.  This hypothetical decline would not affect Western’s cash flows unless the securities were disposed of.

Interest Rate Risk

Western has exposure to interest rate risk related to certain instruments entered into for other than trading purposes.  Specifically, borrowings under the loan associated with the Texas land purchase and revolving credit facility bear interest at variable rates based on the prime rate minus .5%.  The nature and amount of borrowings under the credit facility may vary as a result of future business requirements, market conditions and other factors.

Commodity Price Risk

Western purchases certain food products such as beef, poultry, pork, eggs and coffee, and utilities such as gas and electricity, which are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside of Western’s control and which are generally unpredictable.  Changes in commodity prices affect Western and competitors generally and often simultaneously.  In general, Western purchases food products and utilities based upon market prices established with vendors.  Although many of the items purchased are subject to changes in commodity prices, the majority of Western’s purchasing arrangements are structured to contain features that minimize price volatility by establishing fixed pricing and/or price ceilings and floors.  Western uses these types of purchase arrangements to control costs as an alternative to using financial instruments to hedge commodity prices.  Western has determined that its purchasing agreements do not qualify as derivative financial instruments or contain embedded derivative instruments.  In many cases, Western believes it will be able to address commodity cost increases which are significant and appear to be long-term in nature by adjusting its menu pricing or changing its product delivery strategy.  However, competitive circumstances could limit such actions and, in those circumstances, increases in commodity prices could lower its margins.  Because of the often short-term nature of commodity pricing aberrations and Western’s ability to change menu pricing or product delivery strategies in response to commodity price increases, Western believes that the impact of commodity price risk is not significant.

Western has established a policy to identify, control and manage market risks which may arise from changes in interest rates, commodity prices and other relevant rates and prices.

The table below provides information about Western’s debt obligations that are sensitive to changes in interest rates.  The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

Debt obligations held for other than trading purposes at June 30, 2008 (dollars in thousands):

EXPECTED MATURITY DATE

	2008	2009	2010	2011	2012	Thereafter	Total	Estimated Fair Value
Long-term debt:
Fixed Rate	$51	$110	$121	$134	$148	$53	$617	$690
Average Interest Rate	10.07%	10.07%	10.07%	10.07%	10.07%	10.07%	10.07%
Variable Rate Prime minus .5%	0	264	2,377	0	0	0	2,641	$2,641

Interest on Western’s variable rate debt is based on the interest rate in effect at June 30, 2008.

WESTERN EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.  Western’s executive compensation program is designed to attract and retain executives who are vital to the firm’s long-term success.  Decisions with respect to executive compensation are made by the Compensation Committee of the Board of Directors on an individual basis, based upon a number of factors, including the provisions of any existing employment contract with an executive, evaluation of the executive’s performance, the level of responsibility associated with the executive’s position, recruitment requirements and the performance of Western.  Compensation of the executives of Western has historically been structured to motivate, reward and retain the executives consistent with the needs of Western from time to time.  Mr. Biglari, appointed as President and Chief Executive Officer in May 2007, is excluded from this program due to his election not to receive any compensation for serving in these capacities.

In 2007, the Compensation Committee established a policy that disregards both the market value of Western and the profitability of the parent company in determining the compensation for these executives.  The principal components of Western’s executive compensation program for 2007 and forward are salary and bonus.  Western has frozen all stock option plans and will not issue new grants of stock options to executives as of the beginning of the second quarter of 2007.  Only 1,000 options were issued in 2007, prior to the freeze on new grants.  The Compensation Committee believes that each executive’s overall remuneration should reflect his or her performance over time, and a mix of salary and bonus is used to achieve that goal.  Compensation will not be related to activities that are not under the executives’ domain.

Base Salary.  Factors considered by the Compensation Committee in setting executive salaries are typically subjective, such as the Committee’s perception of functional responsibility and performance.  In the case of the Chief Executive Officer (prior to Mr. Biglari’s appointment), the Committee also considered its expectations as to his future contributions in directing the long-term success of Western and its business.  Base salaries have historically been reviewed annually and may be changed based upon the individual performance, subject to any contractual arrangement with the executive.  This philosophy is also applied to key executives of Western’s subsidiaries, such as James C. Verney, former President and Chief Executive Officer of Western’s wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.

Mr. Verney’s salary in 2007 and 2006 was $260,000 annually.  The Compensation Committee also sets the base salary of the Chief Financial Officer.  Mrs. Mabe’s salary in 2007 and 2006 was $125,000 and $121,000, respectively.  Her 2007 salary was increased to $125,000 to reflect her increased responsibility under the new corporate structure.  In 2008, Mr. Verney’s salary will be $210,000.  Mrs. Mabe’s 2008 salary has not yet been finally approved by the Compensation Committee.

Cash Bonus.  Western utilizes two types of bonuses – a performance based bonus and a discretionary bonus.  The performance based bonus programs are established annually by the Compensation Committee and approved by the Board, with bonus payments tied to performance milestones applicable to each executive.  Both Mr. Verney and Mrs. Mabe were participants in the 2006 Senior Management Bonus Program.  The performance targets set forth in that program were not met in 2006, thus no performance-based bonus was paid.  Mrs. Mabe was paid a discretionary bonus in 2006 of $10,000, on the basis of her expeditiously facilitating a number of initiatives directed by the Board.  In 2007, Western used a combination of a performance-based bonus structure with certain targets set in regard to return on investment, cash flow, and system-wide sales increases, as well as a discretionary component.  The maximum payment possible to each of Mr. Verney and Mrs. Mabe under the performance bonus portion was $130,000 and $50,000, respectively.  However, the targets were not met and no performance bonuses were paid.  Discretionary bonuses are tied to the Compensation Committee’s judgment of the executive’s performance in the following areas and other areas deemed appropriate in the Board’s discretion:

•	Retention of current franchises.

•	Addition of new franchises.

•	Restaurant openings by franchises.

•	Profit performance of the five company-owned stores.

•	Management of Western’s accounts receivable and notes receivable.

Overarching these four areas is the Board’s interest in increasing free cash flow.  In 2007 no discretionary bonus was paid to Mr. Verney.  The Compensation Committee has not yet determined a 2007 discretionary bonus for Mrs. Mabe.

In 2008, Western intends to utilize a bonus structure similar to that applied in 2007, with updated targets set in regard to return on investment, cash flow, and system-wide sales increases.  The maximum payments possible to each of Mrs. Mabe and Mr. Verney in 2008 under the performance bonus portion are expected to be $50,000 and $130,000, respectively.

Employment Agreements.  Mr. Biglari, who was appointed President and Chief Executive Officer effective May 16, 2007, does not have an employment agreement.  Mr. Verney was employed pursuant to the terms of a written Employment Agreement dated July 1, 2003, as subsequently amended by a written Binding Memorandum of Understanding dated January 4, 2005 and an Amendment dated May 16, 2007.  The initial term of the agreement was 18 months, and renewed for successive one-year terms absent written notice of non-renewal from either party.  The agreement (as amended) provided Mr. Verney compensation in the form of a base salary, cash bonus and stock options.  The salary amount was adjusted annually by the Compensation Committee, as described above.  Mr. Verney is eligible to receive performance bonuses pursuant to a plan established annually by the Compensation Committee.  All stock options required to be granted by Western to Mr. Verney under this agreement have been issued since 2005.  As noted above, no future discretionary option grants are anticipated.  Mr. Verney’s agreement provided other benefits of the type available to other Western employees such as health insurance and retirement plan participation.  The agreement provided for a severance payment of one year’s base salary at the rate then in effect plus reimbursement for premiums for health benefits in the event of termination without cause.  Assuming a termination date of December 31, 2007, as required by SEC rules, the approximate value of the severance benefits would have been approximately $266,000.  The May 16, 2007 Amendment to Mr. Verney’s Employment Agreement reflected his appointment to the position of President and Chief Executive Officer of Western’s wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.  Given the 2008 salary figure, Mr. Verney would receive severance benefits of $216,000 assuming a termination date of March 31, 2008.  On July 23, 2008, Mr. Verney’s employment was terminated by agreement among the parties.

Western has a severance provision contained within the Employment Agreement with its Chief Financial Officer.  The agreement provides certain termination benefits in the event that employment with Western is terminated without cause and upon a change of control.  Under the terms of the agreement, in the event of termination without cause the executive will receive termination benefits equal to six months of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement.  Under a change of control, the executive will receive termination benefits equal to one year of the executive’s base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement.  Assuming a termination date of December 31, 2007, as required by SEC rules, the approximate value of the severance benefits would have been approximately $131,000.  Given that Mrs. Mabe’s 2008 salary has not yet been finalized, severance benefits assuming a termination date of March 31, 2008 cannot be determined at this time.

Western’s obligations under the above-described agreements are conditioned upon compliance with the terms of the agreement, which include as applicable provisions concerning non-disclosure of confidential information, non-solicitation of employees, and covenants not to compete with Western.

Summary Compensation Table

The following table sets forth compensation paid to certain executive officers during the last three fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3) (4)	Total($)
Sardar Biglari	2007	0	0		0	0	13,500	13,500
	2006	0	0		0	0	13,000	13,000
	2005	0	0		0	0	0	0
James C. Verney	2007	260,000	0		0	0	0	260,000
	2006	260,000	0		0	0	12,000	272,000
	2005	250,000	25,000		106,091	0	12,000	393,091
Robyn B. Mabe	2007	125,000	8,000	(5)	0	0	0	125,000
	2006	121,000	10,000		0	0	0	131,000
	2005	116,000	0		17,872	16,240	0	150,112
______________
(1)	Represents discretionary bonuses paid to the named executive.

(2)	Represents performance-based bonus paid to the named executive.

(3)	Other annual compensation for Mr. Verney included annual car allowance of $12,000 for 2006 and 2005. These payments were eliminated for 2007.

(4)	Other annual compensation for Mr. Biglari included Board of Director fees.

(5)	Represents bonus earned by the named executive in 2007 and paid to the named executive in 2008.

Outstanding Equity Awards at Fiscal Year-End

OPTION AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Sardar Biglari	0	0	N/A	N/A

James C. Verney	22,500	0	7,500@ 6.92	12/31/2014
			5,000 @ 6.92	12/31/2015
			10,000 @ 7.15	12/31/2015

Robyn B. Mabe	2,500	0	7.15	8/24/2010

Compensation of Directors

In 2007, directors were paid a $1,000 quarterly retainer for the first quarter and $1,500 for the remaining three quarters.  In addition, each committee chair received an additional $250 per quarter.  Each director is paid an additional $1,500 and reimbursement for out-of-pocket expenses incurred for attending each Board meeting in person.  The directors receive $500 for each telephonic Board meeting and committee meeting when not part of a full Board meeting.  In the past, the directors have received stock options under Western’s two stock option plans.  In February 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him.  In April 2007, the Board determined to suspend indefinitely the granting of future stock options to directors.  At that time the Board also revised its fee structure to increase by $500 each the quarterly retainer, and to pay $500 extra per quarter to the Chair of the Audit and Finance Committee.  The following table summarizes compensation paid to Western’s directors in fiscal 2007:

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Sardar Biglari	13,500	0	0	13,500
Philip L. Cooley	13,500	0	0	13,500
Jonathan Dash	11,000	0	0	11,000
Titus W. Greene	11,500	0	0	11,500
Kenneth R. Cooper (1)	7,500	5,920	0	13,420
Martin S. Fridson (2)	0	0	0	0
______________
(1)	Elected to Board of Directors on February 28, 2007. Grant date fair values as follows: March 1, 2007, 1,000 shares at $9.15.

(2)	Elected to Board of Directors on November 28, 2007, which was after the Board of Directors suspended option grants.

Director Independence

In accordance with applicable SEC rules, the Board of Directors has determined that all directors, other than Sardar Biglari, are “independent” as measured by the Corporate Governance Rules applicable to companies listed on the Nasdaq Capital Market.  Mr. Biglari is also not “independent” as measured by Nasdaq’s rules applicable to members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Sardar Biglari, the Chairman of the Board of Directors, is a member of the Compensation Committee.  He is also Western’s President and Chief Executive Officer, a position for which he receives no compensation.

Related Party Transactions

Western’s Board of Directors has a policy that all transactions with its officers, directors, employees and its affiliates will be approved by a majority of disinterested directors of Western or a special committee of the Board of Directors consisting of disinterested persons, and will be on terms no less favorable to Western that such directors or committee believe would be available from unrelated third parties.  There were no related party transactions with officers, directors, employees or affiliates of Western during 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WESTERN

The following table sets forth the beneficial ownership of Western’s common stock as of October 3, 2008 (a) by each named executive officer of Western, (b) by each current director, (c) by all directors and executive officers as a group, and (d) by all persons known to Western to be the beneficial owners of more than 5% of Western’s common stock.  Unless otherwise indicated, the address for these individuals is 416 S. Jefferson St, Suite 600, Roanoke, Virginia 24011.

Name and Address of Person	No. of Shares	Percent of Class

James C. Verney	28,606	1.0%
Former President and Chief Executive Officer of wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.

Robyn B. Mabe	4,000(1)	(2)
Vice President, Chief Financial Officer, Secretary/Treasurer

Sardar Biglari	934,215(3)	33.0%
President and Chief Executive Officer, Chairman of the Board 9311 San Pedro Avenue, Suite 1440 San Antonio, TX 78216

Titus W. Greene	30,550	1.1%
Director 2109 Windermere Lane Shelby, NC 28150

Jonathan Dash	636,601(4)	22.5%
Director 183 Rodeo Drive Beverly Hills, CA 90212

Philip L. Cooley	14,211(5)	(2)
Director Trinity University One Trinity Place San Antonio, TX 78212-7200

Kenneth R. Cooper	1,522	(2)
Director 14607 San Pedro, Suite 130 San Antonio, TX 78232

Martin S. Fridson	—	—
Director 54 West 21st Street. Suite 1007 New York, NY 10010

Mustang Capital Advisors, LP	198,585(6)	7.0%
1506 McDuffie Street Houston, TX 77019

All directors and officers as a group beneficially own 1,621,099 shares or 57.1% of the outstanding common stock as of October 3, 2008.  This number includes currently exercisable stock options.
_______

(1)	This number of beneficially owned shares includes 2,500 shares purchasable pursuant to currently exercisable stock options.

(2)	Represents less than 1% of the outstanding common stock of Western.

(3)
This number of beneficially owned shares is owned by The Lion Fund, L.P. in which Sardar Biglari has  sole voting and dispositive power through his control of the general partner, Biglari Capital Corp. In  February, 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock  options and that he relinquished all stock options previously granted to him.

(4)
This number of beneficially owned shares includes 2,000 shares purchasable pursuant to currently  exercisable stock options. The number of beneficially owned shares also includes 607,218 shares owned by  clients of Mr. Dash’s investment advisory business, Dash Acquisitions, LLC, and over which Mr. Dash  exercises sole voting and dispositive power.

(5)	This number of beneficially owned shares includes 2,000 shares purchasable pursuant to currently exercisable stock options.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2008. Each of Mustang Capital Advisors, LP,  Mustang Capital Management, LLC and John K. H. Linnartz has shared voting and dispositive power with  respect to such shares.

DESCRIPTION OF WESTERN CAPITAL STOCK

General

The following description is only a summary of the material provisions of Western’s certificate of incorporation and bylaws, each as amended.  See the more detailed provisions of (1) Western’s certificate of incorporation and bylaws and the amendments thereto, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and (2) applicable law.

Western’s authorized capital consists of 10,000,000 shares of common stock with a par value of $0.01 per share.  As of October 3 2008, there were 2,831,884 shares of common stock issued and outstanding.  Additionally, there were 12,500 shares of common stock reserved for issuance upon exercise of options granted or to be granted pursuant to Western’s 2005 Stock Option Plan, 2004 Non-Employee Directors’ Stock Option Plan and 1994 Incentive and Non-qualified Stock Option Plan.  Options were outstanding to purchase 12,500 shares of Western common stock as of October 3, 2008.

Common Stock

The holders of Western common stock are entitled to one vote for each common share held of record on all matters to be voted on by stockholders.  The holders of Western common stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available.  Upon liquidation or dissolution of Western, the holders of Western common stock are entitled to receive on a pro rata basis all assets remaining for distribution to stockholders after the payment of debts and liquidation preferences on any capital stock.  Shares of Western common stock have no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to such common stock.

Anti-Takeover Provisions of Western’s Certificate of Incorporation and Bylaws

Some of the provisions of Western’s certificate of incorporation and bylaws and Section 203 of the DGCL could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Western;

•	delaying, deferring or preventing the removal of Western’s existing management or directors;

•	deterring potential acquirors from making an offer to Western’s stockholders; and

•	limiting Western’s stockholders’ opportunity to realize premiums over prevailing market prices of the Western common stock in connection with offers by potential acquirors.

The following is a summary of those provisions of Western’s certificate of incorporation and bylaws that could have the effects described above.

Board Vacancies are Filled by Remaining Directors and Not Stockholders.  Western’s bylaws provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if such directors constitute less than a quorum.  If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law.

Advance Notice for Stockholder Proposals.  Western’s bylaws contain provisions requiring that advance notice be delivered to Western of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to Western’s board of directors or bringing other business before an annual meeting.  These advance notice provisions state that in general, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Western in writing between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

The Board of Directors May Make, Amend or Repeal the Bylaws.  Western’s certificate of incorporation and bylaws provide that its board of directors, and not stockholders, may make, alter, amend or repeal the bylaws.

Section 203 of the Delaware General Corporation Law

Western, a Delaware corporation, is subject to Section 203 of the DGCL.  Generally, Section 203 of the DGCL prohibits a publicly held Delaware company from engaging in a business combination (as described below) with an interested stockholder (as described below) for a period of three years after the time such stockholder became an interested stockholder unless certain specified conditions are satisfied.  The prohibitions set forth in Section 203 of the DGCL do not apply if:

•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•
any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

Under Section 203 of the DGCL, an “interested stockholder” generally is:

•	any person that owns 15% or more of the voting power of outstanding stock of the corporation;

•
any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; and

•	the affiliates or associates of either of the preceding two categories.

Under some circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with Western for a three-year period, although Western’s stockholders may elect to exclude the interested stockholder from the restrictions imposed thereunder.

In addition, Section 203 of the DGCL makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of two-step acquisitions or other unsolicited attempts to acquire a company.  This may further have the effect of preventing changes in the board of directors of a company, and it is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transactions with Interested Parties

Western’s certificate of incorporation includes a provision addressing potential conflicts of interest between Western and its directors and officers.  Western’s certificate of incorporation provides that no contract or transaction between Western and one or more of its directors or officers, or between Western and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or the contract or transaction is fair as to Western as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, of the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for the shares of Western common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of shares of Jack in the Box common stock will receive shares of Western common stock pursuant to Western’s offer. Western and Jack in the Box are both organized under the laws of the State of Delaware.  The following is a summary of the material differences between (a) the current rights of Jack in the Box stockholders under Jack in the Box’s certificate of incorporation and bylaws and (b) the current rights of Western stockholders under Western’s certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified by reference to Delaware law and Jack in the Box’s and Western’s constituent documents, which you are urged to read.  Copies of the companies’ constituent documents have been filed with the SEC, and copies of Western’s certificate of incorporation and bylaws, and amendments thereto, are filed as exhibits to the registration statement of which this prospectus is a part.  To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	Western	Jack in the Box

Authorized Capital Stock	The authorized capital stock of Western currently consists of 10,000,000 shares of common stock, par value $0.01 per share.
The authorized capital stock of Jack in the Box currently consists of 190,000,000 shares, consisting of 175,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.  The board of directors has the authority to fix the number of shares of any such series of preferred stock, to determine the designation of any such series, and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock to the fullest extent permitted under the DGCL.

Dividend Policy
Western has not declared a dividend in either of the two most recent fiscal years.  Western’s board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders.  Such decisions are based on the facts and circumstances then-existing.  As a result, Western does not predict when, or whether, another dividend will be declared in the future.

According to Jack in the Box’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Jack in the Box has not paid any cash or other dividends in either of the last two fiscal years.  Jack in the Box does not anticipate paying any dividends in the foreseeable future.

Voting, Generally	• One vote per share of common stock. • No cumulative voting for directors.	• One vote per share of common stock. • No cumulative voting for directors.

Western	Jack in the Box

Number of Directors	Western’s bylaws provide for the number of members of its board of directors to be not less than three nor more than eleven. Western’s board of directors currently consists of six directors.
Jack in the Box’s bylaws provide for the number of members of its board of directors to be fixed from time to time by resolution of the board of directors or the stockholders.  Jack in the Box’s board of directors currently consists of seven directors.

Term of Directors	Directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election and until the election and qualification of their successors.	Directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election and until the election and qualification of their successors.

Removal of Directors	Under Delaware law, Western’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Jack in the Box’s bylaws provide that Jack in the Box’s directors may be removed, with or without cause, by the affirmative vote of the stockholders having a majority of the voting power of Jack in the Box given at a special meeting of the stockholders called for that purpose.

Vacancies on the Board	Western’s bylaws provide that vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.	Jack in the Box’s bylaws provide that vacancies on Jack in the Box’s board of directors shall be filled by vote of the majority of the remaining directors, although less than a quorum.

Annual Stockholders Meetings
Western’s bylaws provide that the annual meeting of Western’s stockholders shall be held for the purpose of electing directors and for the transaction of other proper business as may come before the meeting on such date and at such time as the board of directors shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders.  Meetings of Western’s stockholders may be held within or outside of the State of Delaware.

Jack in the Box’s bylaws specify that the annual meeting of Jack in the Box’s stockholders is to be held at such time, date and place as may be designated by resolution of the board of directors to elect directors and transact any other proper business.  Meetings of Jack in the Box’s stockholders may be held within or outside of the State of Delaware.

Special Stockholders Meetings
Western’s bylaws specify that special meetings of Western’s stockholders:

•  may be called by the president, the chairman of the board or the board of directors; and

•  must be called by the president at the request of the holders of not less than 20 percent of all the outstanding shares of Western entitled to vote at the meeting.

Jack in the Box’s bylaws specify that special meetings of Jack in the Box’s stockholders may be called by the board of directors or by the president at any time, for any purpose prescribed in the notice of the meeting.

Western	Jack in the Box

Quorum for Stockholders Meetings
Western’s bylaws specify that a majority of the issued and outstanding shares of Western capital stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.

Jack in the Box’s bylaws specify that a majority of the shares of the capital stock of Jack in the Box entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business.

Advance Notice Procedures for a Stockholder Proposal
For nominations or other business to be properly brought by a stockholder before an annual meeting of Western’s stockholders, the stockholder must notify Western in writing between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.  This notice must contain specific information concerning the person to be nominated or the matters to be brought before the annual meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

For nominations or other business to be properly brought by a stockholder before an annual meeting of Jack in the Box’s stockholders, the stockholder’s notice must be delivered or mailed and received at the principal executive offices of Jack in the Box not less than 120 days in advance of the first anniversary of the date of the previous year’s annual meeting of stockholders, subject to exceptions specified in the bylaws.  This notice must contain specific information concerning the person to be nominated or the matters to be brought before the annual meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

Stockholder Action by Written Consent
Under Western’s bylaws, any action required to, or which may, be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the stockholders owning the requisite percentage of the outstanding voting stock required under the DGCL.

Under Jack in the Box’s bylaws, any action required to, or which may, be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Governing Documents
Under the DGCL, Western’s certificate of incorporation may be amended only by resolution of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon.  Western’s bylaws may be amended only by the board of directors.

Under the DGCL, Jack in the Box’s certificate of incorporation may be amended only by resolution of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon.  Jack in the Box’s bylaws may be amended by the board of directors or by the stockholders at any annual meeting, without previous notice, or special meeting provided notice of such amendment, modification or adoption is given in the notice of special meeting.  Any bylaws made or altered by the stockholders may be altered or repealed by either the board or the stockholders.

Western	Jack in the Box

Exculpation of Directors
Under Delaware law, neither Western nor Jack in the Box can eliminate director liability for (i) any breach of a director’s duty of loyalty to the company or its stockholders, (ii) acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of § 174 of the DGCL  (relating to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which a director derives an improper personal benefit.

Indemnification of Directors and Officers
Western’s bylaws provide for indemnification of its current and former directors and officers in connection with proceedings in which they may be involved or to which they are or may be made parties by reason of the fact that they are or were directors or officers of Western.

Jack in the Box’s bylaws provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of Jack in the Box, or is or was serving at the request of Jack in the Box as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Western’s bylaws and the DGCL allow the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Western and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Western’s bylaws further provide that a director or officer is not entitled to indemnification, without judicial approval, if he or she is finally adjudged to have been liable for negligence or misconduct.  In suits by Western, and derivative suits by stockholders of Western, against directors or officers of Western, Delaware law does not allow indemnification without judicial approval if the director or officer is adjudged to be liable to Western.

Jack in the Box’s bylaws and the DGCL allow the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Jack in the Box and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Jack in the Box’s bylaws further provide that a director or officer is not entitled to indemnification, without judicial approval, if he or she is finally adjudged to have been liable for negligence or misconduct.  In suits by Jack in the Box, and derivative suits by stockholders of Jack in the Box, against directors or officers of Jack in the Box, Delaware law does not allow indemnification without judicial approval if the director or officer is adjudged to be liable to Jack in the Box.

Western	Jack in the Box

Western may advance expenses to, or where appropriate may itself at its expense undertake the defense of, any director or officer, provided that the director or officer has undertaken to reimburse such expenses if it is ultimately determined that he or she is not entitled to indemnification.

Jack in the Box’s bylaws provide that it may advance expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding before the final disposition as authorized by the board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by Jack in the Box.

Business Combination Statute
Western is subject to § 203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless (i) prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder, (ii) upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or (iii) on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.
Pursuant to its certificate of incorporation and in accordance with the DGCL, Jack in the Box has elected not to be governed by Section 203 of the DGCL.

A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.  Western has not adopted any such amendment.

ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this prospectus and the accompanying letter of transmittal and is being made to holders of shares of Jack in the Box common stock.  Western is not aware of any jurisdiction where the making of the offer or the tender of shares of Jack in the Box common stock in connection therewith would not be in compliance with the laws of such jurisdiction.  If Western becomes aware of any jurisdiction in which the making of the offer or the tender of shares of Jack in the Box common stock in connection therewith would not be in compliance with applicable law, Western will make a good faith effort to comply with any such law.  If, after such good faith effort, Western cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Jack in the Box common stock in such jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Western by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The validity of the Western common stock offered by this prospectus will be passed upon for Western by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2006 and for each of the two years in the period ended December 31, 2006 of Western included in this prospectus have been audited by Grant Thornton LLP, independent registered certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 of Western included in this prospectus have been audited by Dixon Hughes PLLC, independent registered public accounting firm, as indicated in their report with respect thereto (which report expresses an unqualified opinion and contains an explanatory paragraph related to Western’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and are included herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements as of September 30, 2007 and October 1, 2006 and for the fifty-two weeks ended September 30, 2007, October 1, 2006 and October 2, 2005 of Jack in the Box incorporated by reference in this prospectus have been audited by an independent registered public accounting firm, as indicated in their report with respect thereto.  Pursuant to Rule 439 under the Securities Act, Western requires the consent of Jack in the Box’s  independent registered public accountants to incorporate by reference in this prospectus their audit report appearing in Jack in the Box’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. Western has requested and has, as of the date of this prospectus, not received such consent from Jack in the Box’s independent registered public accountants. If Western receives this consent, it will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 of Mustang Capital Advisors included in this prospectus have been audited by Dixon Hughes PLLC, independent auditors, as indicated in their report with respect thereto (which report expresses an unqualified opinion and contains an explanatory paragraph related to the valuation of securities held for investment by Mustang Capital Advisors), and are included herein in reliance upon the authority of said firm as experts in giving said report.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Western Sizzlin Corporation:
Reports of Independent Registered Public Accounting Firms	F-1- F-2
Consolidated Balance Sheets —December 31, 2007 and 2006	F-3
Consolidated Statements of Operations —Years Ended December 31, 2007, 2006 and 2005	F-4
Consolidated Statements of Stockholders’ Equity —Years Ended December 31, 2007, 2006 and 2005	F-5
Consolidated Statements of Cash Flows —Years Ended December 31, 2007, 2006 and 2005	F-6– F-7
Notes to Audited Consolidated Financial Statements	F-8– F-26
Unaudited Consolidated Financial Statements of Western Sizzlin Corporation:
Consolidated Balance Sheets—June 30, 2008 and December 31, 2007	F-27
Consolidated Statements of Operations—Three Months and Six Months Ended June 30, 2008 and 2007	F-28
Consolidated Statement of Changes in Stockholders’ Equity—Six Months Ended June 30, 2008	F-29
Consolidated Statements of Cash Flows—Six Months Ended June 30, 2008 and 2007	F-30
Notes to Unaudited Consolidated Financial Statements	F-31– F-40
Consolidated Financial Statements of Mustang Capital Advisors, LP:
Report of Independent Registered Public Accounting Firm	F-41
Consolidated Balance Sheets —December 31, 2007 and 2006	F-42
Consolidated Statements of Income —Years Ended December 31, 2007 and 2006	F-43
Consolidated Statements of Changes in Partners’ Capital —Years Ended December 31, 2007 and 2006	F-44
Consolidated Statements of Cash Flows —Years Ended December 31, 2007 and 2006	F-45
Notes to Audited Consolidated Financial Statements	F-46 – F-49
Unaudited Consolidated Financial Statements of Mustang Capital Advisors, LP:
Consolidated Balance Sheets – June 30, 2008 and December 31, 2007	F-50
Consolidated Statements of Income – Six Months Ended June 30, 2008 and December 31, 2007	F-51
Consolidated Statement of Changes in Partners’ Capital – Six Months Ended June 30, 2008	F-52
Consolidated Statements of Cash Flows – Six Months Ended June 30, 2008 and 2007	F-53
Notes to Unaudited Consolidated Financial Statements	F-54 – 57

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Western Sizzlin Corporation

We have audited the accompanying consolidated balance sheet of Western Sizzlin Corporation and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Sizzlin Corporation and subsidiaries as of December 31, 2007 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 9, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ Dixon Hughes PLLC
High Point, North Carolina
April 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Western Sizzlin Corporation:

We have audited the accompanying consolidated balance sheet of Western Sizzlin Corporation and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Sizzlin Corporation and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123 (R), “Share-Based Payment”, on January 1, 2006.

/s/ Grant Thornton LLP
Greensboro, North Carolina
March 16, 2007

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets
Current assets:
Cash and cash equivalents	$727,378	$2,344,644
Trade accounts receivable, less allowance for doubtful accounts of $198,425 in 2007 and $470,758 in 2006	994,085	866,565
Current installments of notes receivable, less allowance for impaired notes of $50,904 in 2007 and $17,409 in 2006	219,501	205,624
Other receivables	132,283	239,531
Income tax receivable	90,161	248,559
Inventories	73,017	55,207
Prepaid expenses	228,396	253,556
Deferred income taxes	404,334	296,671

Total current assets	2,869,155	4,510,357

Notes receivable, less allowance for impaired notes receivable of $15,501 in 2007 and $164,396 in 2006, excluding current installments	625,231	800,841
Property and equipment, net	1,877,694	2,270,300
Investment in real estate	3,745,152	—
Investments in marketable securities	15,896,865	6,508,645
Franchise royalty contracts, net of accumulated amortization of $8,824,135 in 2007 and $8,193,840 in 2006	630,296	1,260,592
Goodwill	4,310,200	4,310,200
Financing costs, net of accumulated amortization of $192,832 in 2007 and $188,670 in 2006	7,378	11,540
Investment in unconsolidated joint venture	304,996	147,479
Deferred income taxes	235,655	—
Other assets	6,450	—
	$30,509,072	$19,819,954

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable — line of credit	$2,000,000	$—
Due to broker	342,022	—
Current installments of long-term debt	118,783	163,089
Accounts payable	733,983	555,110
Accrued expenses and other	383,237	279,443
Loss contingency — lawsuit	900,000	275,000

Total current liabilities	4,478,025	1,272,642

Long-term debt, excluding current installments	566,272	685,036
Other long-term liabilities	89,039	69,370
Deferred income taxes	—	394,885

	5,133,336	2,421,933

Minority interest	1,873,748	—
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, series A, $10 par value (involuntary liquidation preference of $10 per share). Authorized 25,000 shares; none issued and outstanding	—	—
Convertible preferred stock, series B, $1 par value (involuntary liquidation preference of $1 per share). Authorized 875,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized 4,000,000 shares; issued and outstanding 2,696,625 in 2007 and 1,787,750 shares in 2006	26,967	17,878
Additional paid-in capital	20,415,785	12,790,681
Retained earnings	2,978,189	3,340,193
Accumulated other comprehensive income — unrealized holding gains, net of taxes	81,047	1,249,269

Total stockholders’ equity	23,501,988	17,398,021
	$30,509,072	$19,819,954

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Revenues:
Company-operated restaurants	$12,908,577	$12,985,109	$14,688,360
Franchise operations	3,955,762	4,011,740	4,251,615
Other	393,274	407,091	432,078

Total revenues	17,257,613	17,403,940	19,372,053

Costs and expenses — restaurant and franchise operations:
Company-operated restaurants — food, beverage and labor costs	9,307,505	9,294,432	10,503,746
Restaurant occupancy and other	2,366,121	2,458,666	2,613,764
Franchise operations — direct support	1,050,628	1,234,256	1,408,784
Subleased restaurant property expenses	101,664	64,438	184,383
Corporate expenses	2,277,134	2,226,151	2,659,497
Depreciation and amortization expense	1,063,017	1,057,492	1,072,334
Closed restaurants expense	—	—	350,279
Impairment and other charges	—	46,284	319,830
Gain on settlement of insurance claims	—	—	(1,166,683)
Claims settlement and legal fees associated with lawsuit	741,287	289,109	—
Total costs and expenses — restaurant and franchise operations	16,907,356	16,670,828	17,945,934

Equity in income (loss) of joint venture	157,516	(160,902)	(21,618)

Income from restaurant and franchise operations	507,773	572,210	1,404,501

Net realized gain on sales of marketable securities	1,972,252	—	—
Net unrealized losses on marketable securities held by limited partnership	(2,787,876)	—	—
Expense of investment activities	(347,634)	(105,000)	—

Loss from investment activities	(1,163,258)	(105,000)	—

Other income (expense):
Interest expense	(106,263)	(159,518)	(279,612)
Loss on early extinguishment of long-term debt	—	(92,535)	—
Interest income	106,741	69,269	69,950
Other, net	11,048	175,721	31,779
Total other income (expense), net	11,526	(7,063)	(177,883)

Income (loss) before income tax expense and minority interest	(643,959)	460,147	1,226,618

Income tax expense (benefit)	(49,078)	185,808	545,258
Minority interest in net loss of limited partnership	(351,252)	—	—
Net income (loss)	$(243,629)	$274,339	$681,360

Earnings per share (basic and diluted):
Net income (loss)	$(0.13)	$0.23	$0.57

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2007, 2006 and 2005

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Dollars	Capital	Earnings	Income	Total
Balances, December 31, 2004	1,190,850	11,909	8,696,755	2,384,494	—	11,093,158

Common stock received related to termination of franchise agreement	(2,000)	(20)	(14,980)	—	—	(15,000)

Net Income	—	—	—	681,360	—	681,360
Balances, December 31, 2005	1,188,850	11,889	8,681,775	3,065,854	—	11,759,518

Net Income	—	—	—	274,339	—	274,339

Change in unrealized holding gains, net of taxes of $715,608	—	—	—	—	1,249,269	1,249,269
Comprehensive income						1,523,608

Compensation expense associated with stock option plans	—	—	39,100	—	—	39,100

Stock options exercised	3,000	30	27,570	—	—	27,600

Costs incurred in rights offering	—	—	(123,280)	—	—	(123,280)

Stock issued in rights offering	595,900	5,959	4,165,516	—	—	4,171,475
Balances, December 31, 2006	1,787,750	$17,878	$12,790,681	$3,340,193	$1,249,269	$17,398,021

Net Loss	—	—	—	(243,629)	—	(243,629)

Change in unrealized holding gains, net of taxes of $32,771	—	—	—	—	54,576	54,576
Less: Reclassification of unrealized gains on securities sold during 2007, net of taxes of $700,583	—	—	—	—	(1,222,798)	(1,222,798)

Comprehensive loss						(1,411,851)

Share based compensation	—	—	5,920	—	—	5,920
Costs incurred in rights offering	—	—	(97,455)	—	—	(97,455)
Stock issued in rights offering	898,875	8,989	7,631,449	—	—	7,640,438
Stock options exercised	10,000	100	85,190	—	—	85,290
Cumulative effect of adopting FIN 48	—	—	—	(118,375)	—	(118,375)

Balances, December 31, 2007	2,696,625	$26,967	$20,415,785	$2,978,189	$81,047	$23,501,988

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:

Net income (loss)	$(243,629)	$274,339	$681,360

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Restaurant and franchise activities:
Depreciation and amortization of property and equipment	428,099	427,195	423,865
Amortization of franchise royalty contracts and other assets	630,296	630,295	648,469
Write-off of financing costs related to early extinguishment of long-term debt	—	29,699	—
Amortization of finance costs	4,162	22,525	—
Provision for doubtful accounts	124,659	110,000	129,940
Share-based compensation	5,920	39,100	—
Provision for deferred income taxes	695,285	185,808	530,651
Loss on disposal of property and equipment	—	11,434	137,969
Gain on settlement of insurance claims	—	—	(1,166,683)
Loss on sale of asset held for sale	—	501	—
Common stock received related to termination of franchise agreement	—	—	(15,000)
Impairment charges	—	46,284	458,138
Equity in loss (income) of unconsolidated joint venture	(157,516)	160,902	21,618
(Increase) decrease in current assets and other assets	50,543	43,698	(80,073)
Increase (decrease) in current liabilities and other liabilities	831,788	(201,107)	(715,840)
	2,613,236	1,506,334	373,054
Investment activities:
Realized gain on sales of marketable securities, net	(1,972,252)	—	—
Unrealized losses on marketable securities, net	2,787,876	—	—
Minority interest in loss of limited partnership	(351,252)	—	—
Proceeds from sales of marketable securities	12,384,056	—	—
Purchases of marketable securities	(24,450,012)	—	—
Increase in due to broker	342,022	—	—
Provision for deferred income taxes	(765,676)	—	—
Increase (decrease) in current liabilities	128,807	—	—
	(11,896,431)	—	—

Net cash provided by (used in) operating activities	(9,526,824)	1,780,673	1,054,414

Cash flows from investing activities:
Investment in unconsolidated joint venture	—	—	(300,000)
Change in money market and short-term investments	—	260,069	(5,415)
Additions to property and equipment	(35,493)	(492,107)	(312,532)
Purchase of real estate held for investment	(3,745,152)	—	—
Purchases of marketable securities		(4,543,768)	—
Proceeds from fire casualties	—	784,993	694,439
Proceeds from sale of property	—	2,800	8,000
Proceeds from sale of asset held for sale	—	299,499	—
Deposits on construction	—	—	(378,455)
Net cash used in investing activities	(3,780,645)	(3,688,514)	(293,963)

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from financing activities:
Cash received from exercise of stock options	$85,290	$27,600	$—
Cash received from stock rights offering	7,640,438	4,171,475	—
Payments on stock rights offering	(97,455)	(123,280)
Payments on long-term debt	(163,070)	(1,488,158)	(1,201,354)
Cash received from line of credit borrowings	2,000,000	695,000	—
Payment on line of credit borrowings	—	(695,000)	—
Borrowings related to margin debt	—	1,760,393	—
Payments on margin debt	—	(1,760,393)	—
Capital contributions from minority interests in limited partnership	2,225,000	—	—

Net cash provided by (used in) financing activities	11,690,203	2,587,637	(1,201,354)

Net increase (decrease) in cash and cash equivalents	(1,617,266)	679,796	(440,903)

Cash and cash equivalents at beginning of the year	2,344,644	1,664,848	2,105,751

Cash and cash equivalents at end of the year	$727,378	$2,344,644	$1,664,848

Supplemental disclosure of cash flow information:
Cash payments for interest	$101,176	$87,380	$291,745
Adoption of FIN-48 (non-cash)	$118,375	$—	$—
Income taxes paid (refunded)	$(51,969)	$402,761	$25,557

Noncash investing and financing activities:

During 2006, deposits on construction of $378,455 related to company store remodels were reclassified to property and equipment upon the related assets being placed in service.

During 2005, the Company guaranteed the debt of an unconsolidated joint venture and recorded the fair value of the guarantee of $30,000 in other long term liabilities and investment in unconsolidated joint venture.

For the years ended December 31, 2007, 2006 and 2005, write-offs of accounts and notes receivable were $512,091, $31,021 and $26,755, respectively.

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(1)	Summary of Significant Accounting Policies

(a)	Description of Business and Principles of Consolidation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries, with its primary business activities conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc, which franchise and operate restaurants.  Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level.  The Company’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.  While the Company has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, it has recently made selective investments in other companies.  At December 31, 2007, the Company had 116 franchised, 5 Company-operated and 1 joint venture restaurant operating in 20 states.

The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., and a solely-owned limited partnership, Western Real Estate, L.P. (collectively the Company).  All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Stock Option Plans

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” as interpreted by SEC Staff Accounting Bulletin No. 107.  Previously the Company had accounted for stock options according to the provisions of Accounting Principles Board Opinion (“APB”) No. 25,  “Accounting for Stock Issued to Employees,” and as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”, therefore, no related compensation expense was recorded in periods prior to January 1, 2006 for awards granted with no intrinsic value.  The Company adopted the modified prospective transition method provided for under SFAS No. 123R, and consequently has not retroactively adjusted results from prior periods.

The following table illustrates the effect on net income if the fair-value-based method of SFAS No. 123R had been applied to all outstanding and unvested awards in the year ended December 31, 2005:

Net income:
As reported	$681,360
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(172,174)

Pro forma net income	$509,186

Basic net income per share:
As reported	$0.57
Pro forma	$0.43

Diluted net income per share:
As reported	$0.57
Pro forma	$0.43

(c)	Cash Equivalents

Cash equivalents include money market investments at December 31, 2007 and 2006, respectively.  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amounts, which generally are due thirty days after the invoice date and are considered past due after thirty days.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  The Company reviews its allowance for doubtful accounts monthly.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company does not have any off-balance-sheet credit exposure related to its franchisees.

(e)	Notes Receivable

Notes receivable are recorded at cost, less an allowance for impaired notes receivable.  Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note receivable to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement.  When a note receivable is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate.  Impairment losses are included in the allowance for impaired notes receivable through a charge to provision for bad debts.  Interest income on impaired notes is recognized on the cash basis and is not material.

(f)	Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of food, beverages, and restaurant supplies.

(g)	Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line basis over useful lives of 3 to 10 years.  Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the lease term.  If the estimated useful life of a leasehold improvement exceeds the lease term and the lease allows for a renewable term and renewal is reasonably assured, the estimated useful life of the leasehold improvement is used for amortization purposes.  Gains or losses are recognized upon the disposal of property and equipment and the cost and the related accumulated depreciation and amortization are removed from the accounts.  Maintenance, repairs, and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

Land held for investment is recorded at cost and is being held for future sale or development.

(h)	Marketable Securities

Marketable equity securities held by Western Sizzlin Corporation are held for an indefinite period and thus are classified as available-for-sale.  Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

Western Acquisitions, L.P. is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies.  The Company has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from the change in fair value reflected in the consolidated Statement of Operations.

The Company determines cost on marketable securities sold based on the specific identification method.

(i)	Franchise Royalty Contracts

Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements.  The Company assesses the recoverability of this intangible asset by determining whether the amortization of the franchise royalty contracts’ balance over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.  The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

(j)	Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired.  Goodwill determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Intangible Assets.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.  No impairments to goodwill were recognized in 2007, 2006 or 2005.

(k)	Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of

Long-lived assets, such as property and equipment, land held for investment, and franchise royalty contracts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The Company records a valuation allowance to reduce net deferred tax assets to the amount that is more-likely-than-not to be realized.  While the Company has considered ongoing, prudent and feasible tax planning strategies in assessing the need for a valuation allowance, in the event the Company was to determine that it would be able to realize deferred tax assets in the future in an amount in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.  The requirements of FIN 48 were adopted during the first quarter of 2007.  The impact of adoption was a reduction to retained earnings on January 1, 2007, of $118,375.

(m)	Revenue Recognition

Revenue at Company-operated restaurants is recognized as customers pay for products at the time of sale.  Initial franchise fees are recognized when all material services have been substantially performed by the Company and the restaurant has opened for business.  Franchise royalties, which are based on a percentage of monthly sales, are recognized as income on the accrual basis and are typically collected within a month after a period ends.  Other revenues consist primarily of sales of seasonings and marinades to franchisees.  Revenues from these sales are recognized when the product is shipped to the franchisee.  Revenues were reported net of related sales taxes.

(n)	Cost of Sales

Cost of sales of the Company contains components from each reportable segment.  Cost of Company-operated restaurants consists of food, beverage and employee costs.  Restaurant occupancy and other include utilities, insurance, maintenance, rent and other such costs of the Company-operated stores.  Cost of franchise operations includes direct costs associated with servicing the franchisees including personnel providing direct support, training materials and opening costs.  Rebates and discounts from suppliers are recorded as the related purchases are made and are recognized as a reduction to cost of sales as the related inventory is sold.

Costs incurred for communicating advertising are expensed when incurred.  Advertising costs totaled approximately $169,000, $137,000, and $116,000 for 2007, 2006, and 2005, respectively, and are included in costs and expenses in the accompanying consolidated statement of operations.

(o)	Leases and Subleases

The Company’s policy requires the use of a consistent lease term for (i) calculating the maximum depreciation period for related buildings and leasehold improvements; (ii) classifying the lease; and (iii) computing periodic rent expense increases where the lease terms include escalations in rent over the lease term.  The lease term commences on the date when the Company becomes legally obligated for the rent payments.  The Company accounts for rent escalations in leases on a straight-line basis over the expected lease term.  Any rent holidays after lease commencement are recognized on a straight-line basis over the expected lease term, which includes the rent holiday period.  Leasehold improvements that have been funded by lessors have historically been insignificant.  Any leasehold improvements the Company makes that are funded by lessor incentives or allowances under operating leases are recorded as leasehold improvement assets and amortized over the expected lease term.  Such incentives are also recorded as deferred rent and amortized as reductions to lease expense over the expected lease term.  The Company records contingent rent expense based on estimated sales for respective units over the contingency period.

(p)	Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated:

	Income (loss) (numerator)	Weighted average shares (denominator)	Earnings (loss) per share amount

Year ended December 31, 2007:
Net loss — basic	$(243,629)	1,904,885	$(0.13)
Net loss — diluted	$(243,629)	1,904,885	$(0.13)
Year ended December 31, 2006:
Net income — basic	$274,339	1,215,103	$0.23
Net income — diluted	$274,339	1,224,582	$0.23
Year ended December 31, 2005:
Net income — basic	$681,360	1,188,857	$0.57
Net income — diluted	$681,360	1,190,428	$0.57

Options to purchase 0 shares in 2007, 50,000 shares in 2006 and 3,000 shares in 2005 were antidilutive and were not included in the diluted EPS calculation.  For the year ended December 31, 2007, the Company excluded from the loss per share calculations all common stock equivalents because the effect on earnings per share was anti-dilutive.

(q)	Reclassifications

Certain reclassifications have been made to the 2006 and 2005 consolidated statements of operations to place them on a basis comparable with the 2007 information.  Beginning in 2007, the Company considered all investment activities to be operating activities.  In addition, claims settlements and legal fees associated with lawsuit have been reclassified as a line item on the Consolidated Statements of Operations.

(r)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(s)	Variable Interests

The Company has a voting interest in WSI ADRF, Inc. (“ADRF”), an entity formed to develop national, regional and local advertising campaigns and materials for the benefit of the Company’s franchised and company-owned restaurants.  The Company-owned restaurants and substantially all of its franchisees are members of ADRF and therefore are required to remit a monthly payment to ADRF.  These fees, along with contributions received from certain of the Company’s vendors, are used by ADRF to develop and produce advertising and related materials for the company-owned restaurants and the franchisees.  Total revenues of ADRF were approximately $426,000, $532,000 and $569,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company determined that ADRF is a variable interest entity but that neither the Company nor its Company-owned stores are the primary beneficiary of ADRF and that the Company is not obligated to absorb the losses of ADRF, if any.  Accordingly, the results of ADRF are not consolidated with the Company.  The Company’s maximum exposure to loss as a result of its involvement with ADRF is limited to reimbursement of the costs of providing certain personnel and space to ADRF.  The reimbursement from ADRF for these services was $177,600 for the year ended December 31, 2007 and $144,000 for the years ended December 31, 2006 and 2005.

(t)	Recent Accounting Pronouncements

In March 2006, the FASB Emerging Issues Task Force issued Issue 06-3 (“EITF 06-3”), How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.  This standard requires that a company disclose its accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of EITF 06-3.  If taxes are significant and reported on a gross basis, a company should disclose the amount of such taxes for each period for which an income statement is presented.  The guidance was effective for the Company beginning January 1, 2007.  The Company presents revenues net of sales taxes in its consolidated statements of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.  We adopted the provisions in this statement beginning in the first quarter of 2007.  Refer to Note 9 for further discussion.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  We have not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS 159”), which is effective January 1, 2008.  This Standard permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  We are currently evaluating the effect, if any, that the adoption of SFAS 159 will have on our consolidated financial statements on the adoption date of January 1, 2008.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”) which provides clarification on the applicability of FIN 46(R), as revised, to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies.  FSP FIN 46(R)-7 amends FIN 46(R), as revised, to make permanent the temporary deferral of the application of FIN 46(R), as revised, to entities within the scope of the guide under Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”).  FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1.  The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on the Company.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting.  SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged.  In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-01, to indefinitely defer the effective date of SOP 07-01.  The Company’s majority-owned subsidiary, Western Acquisitions, L.P., is an investment company as currently defined in the AICPA Audit and Accounting Guide, Investment Companies.  The Company has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities in the consolidated financial statements, with unrealized gains and losses resulting from the change in fair value reflected in the consolidated statement of operations.  The Company intends to monitor future developments associated with this statement in order assess the impact, if any, that may result.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (SFAS 141R), and FASB Statement No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160).  These new standards will significantly change the accounting for and reporting for business combinations and noncontrolling (minority) interests in consolidated financial statements.  SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008.  These standards will impact us if we complete an acquisition or obtain minority interests after the effective date.  We are currently evaluating the effect, if any, that the adoption of SFAS 160 will have on our consolidated financial statements on the adoption date of January 1, 2008.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.”  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in our Consolidated Financial Statements.  Among other requirements, this statement requires that the consolidated net income attributable the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement.  SFAS 160 is effective for the first fiscal period beginning on or after December 15, 2008.  We are required to adopt SFAS 160 in the first quarter of 2009.  We are currently evaluating the impact of adopting SFAS 160 on our Consolidated Financial Statements.

(2)	Reverse Stock Split and Rights Offering

On July 31, 2006, the Board of Directors approved a 1-for-10 reverse stock split.  The record date of the transaction was August 10, 2006.  No fractional shares were issued in connection with the reverse stock split.  The par value of the common stock remained at $0.01 per share after the reverse stock split.  Unless otherwise indicated, the capital stock accounts and all share and earnings per share data in this report give effect to the reverse stock split, applied retroactively to all periods presented.

The Company conducted a rights offering during the fourth quarter of 2006.  The Company’s Form S-3 Registration Statement (as amended) became effective as of November 7, 2006.  The record date for the offering was November 9, 2006 and the offering expired December 8, 2006.  The Company distributed, at no charge to stockholders, one transferable right for each share of common stock held on the record date.  For every two rights held, a stockholder was entitled to purchase one share of the Company’s common stock for $7.00.  The net cash proceeds from the sale of the common stock offered, after payment of fees and expenses, were approximately $4 million.  The Company used approximately $2.5 million of the net proceeds to pay off the balance of the line of credit of $695,000 and to pay off margin debt of $1.8 million on the investment in marketable security.

The Company conducted a rights offering during the fourth quarter of 2007.  The Company’s Form S-3 Registration Statement (as amended) became effective as of October 17, 2007.  The record date for the offering was October 10, 2007 and the offering expired November 16, 2007.  The Company distributed, at no charge to stockholders, one transferable right for each share of common stock held on the record date.  For every two rights held, a stockholder was entitled to purchase one share of the Company’s common stock for $8.50.  The net cash proceeds from the sale of the common stock offered, after payment of fees and expenses, were approximately $7.6 million.  The Company used proceeds for purchases of marketable securities and the purchase of land held for investment.  The balance of the proceeds are expected to be used for general corporate purposes, working capital and to make acquisitions of, or investments in, related or unrelated lines of business, as described in the offering prospectus.

(3)	Accounts and Notes Receivable

Activity in the allowance for doubtful accounts was as follows:

	Years Ended December 31,
	2007	2006	2005
Allowance for doubtful accounts:
Beginning of year	$652,563	$573,584	$470,399
Provision for bad debts	124,659	110,000	129,940
Recoveries	—	—	—
Accounts and notes receivable written off	(512,091)	(31,021)	(26,755)
End of year	$264,831	$652,563	$573,584
Allowance for doubtful accounts allocated to:
Accounts receivable	$198,425	$470,758	$454,458
Notes receivable	66,406	181,805	119,126
	$264,831	$652,563	$573,584

The Company has various notes receivable from franchisees for amounts due under franchise agreements.  The recorded investment in notes receivable for which an impairment has been recognized and the related allowance for doubtful accounts were $66,406 and $181,805, at December 31, 2007 and 2006, respectively.  The average recorded investment in impaired notes was approximately $124,000, $150,000, and $142,000 during 2007, 2006 and 2005, respectively.

The Company’s franchisees and Company-operated restaurants are not concentrated in any specific geographic region, but are concentrated in the family steak house business.  A multi-unit franchisee in Mississippi with twelve Western Sizzlin restaurants represents 12.17% and 12.37% of the Company’s franchise accounts receivables at December 31, 2007 and 2006, respectively.

Other than this franchisee, no single franchisee accounts for a significant amount of the Company’s franchise revenue.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific franchisees, historical collection trends and other information.  Generally, the Company does not require collateral to support receivables.

(4)	Property and Equipment

Property and equipment at December 31, 2007 and 2006 consists of the following:

	2007	2006
Furniture, fixtures, and equipment	2,479,834	2,457,027
Leasehold improvements	3,712,619	3,699,932

	6,192,453	6,156,959

Less accumulated depreciation and amortization	4,314,759	3,886,659
	$1,877,694	$2,270,300

(5)	Investment in Real Estate

On December 13, 2007, Western Real Estate, L.P., a newly-formed Delaware limited partnership, managed by Western Properties, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company, purchased approximately 23 acres of real property located in Bexar County, Texas, from unaffiliated third parties.  Western Properties, Inc., serves as the general partner of Western Real Estate, L.P., which intends to operate as a private real estate investment fund.  Land held for investment by Western Real Estate, L.P. at December 31, 2007 of $3,745,152 is recorded at cost.

(6)	Investments in Marketable Securities

All investments and capital allocation decisions are made by Mr. Sardar Biglari, the Company’s Chairman, President and Chief Executive Officer, under limited authority delegated by the Board of Directors.  The delegated authority includes the authority to borrow funds in connection with making investments in marketable securities or derivative securities, subject to Board reporting requirements and various limitations.  As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $10 million, and in addition, has authority to borrow a maximum of $5 million.  The Company has a margin securities account with a brokerage firm.  The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately 4.25% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by the brokerage firm, in its discretion, from time to time.  The collateral securing the margin loans would be the Company’s holdings in marketable securities.  The minimum and maximum amount of any particular margin may be established by the brokerage firm, in its discretion, regardless of the amount of collateral delivered to the brokerage firm, and the brokerage firm may change such minimum and maximum amounts from time to time.  As of December 31, 2007, the Company had cash equivalents of $258,967 held by a broker.  These funds are designated by the Company for future long-term investments which will be purchased once they are identified.

Following is a summary of marketable equity securities held by Western Sizzlin Corporation as of December 31, 2007 and 2006:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:	$605,690	$128,846	$—	$734,534

December 31, 2006:	$4,543,768	$1,964,877	$—	$6,508,645

The Company realized net gains on sale of marketable equity securities held by Western Sizzlin Corporation of $1,923,379 in 2007.  Net realized gains are comprised of gross gains of $3,692,662 and gross losses of $1,769,483.

“The Company is seeking to acquire, in an unsolicited tender offer, up to 2,7000,000 shares of ITEX Corporation common stock for investment purposes.  If successful the company currently estimates it will issue 178,821 shares of its common stock in connection with the offer.”

In April 2007, the Company formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments Inc., Mr. Biglari operates as the portfolio manager to the fund.  During the third quarter of 2007, the Company contributed cash along with its holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P.  Also during 2007, cash contributions from outside investors of $2,225,000 were made to the limited partnership.

As of December 31, 2007, Western Investments, Inc. owned 87.57% of Western Acquisitions, L.P.  As such, Western Acquisitions, L.P. has been consolidated into the accompanying financial statements with the 12.43% ownership by minority limited partners presented as minority interest on the accompanying consolidated balance sheet as of December 31, 2007.  As discussed in Note 1, Western Acquisitions, L.P. is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies.  The Company has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation.  As such marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.

Following is a summary of marketable equity securities held by Western Acquisitions, L.P. as of December 31, 2007, of which all are in the United States:

	Cost	Fair Value
The Steak n Shake Co.	$17,902,714	$15,046,851
Other	138,660	115,480

Total Marketable Equity Securities	$18,041,374	$15,162,331

Reported realized gains, net, and net change in unrealized losses from marketable equity securities held by Western Acquisitions, L.P. for the year ended December 31, 2007 were as follows:

Realized gains	$83,867
Realized losses	(34,994)
Net change in unrealized losses	(2,787,876)
$(2,739,003)

As of March 31, 2008, the Company’s fair value of its investment in Steak n Shake has declined approximately 28%.

(7)	Debt

At December 31, 2007, there was $2,000,000 outstanding on a $2,000,000 line of credit with a bank.  The line is payable on demand, subject to annual renewal by the bank with an automatic renewal at May 31, 2008, interest rate of prime minus 0.50% (6.75% at December 31, 2007) and collateralized by accounts receivable and the assignment of all franchise royalty contracts.

As of December 31, 2007, the Company had amounts due to a broker of $342,022.  Due to broker represents cash borrowed on margin from a custodian broker for investment.

Subsequent to year end, the line of credit borrowing was completely paid in February 2008 and is available for future borrowings and a note payable for $2,461,000 was issued, secured by land held for investment.

Long-term debt at December 31, 2007 and 2006 consists of the following:

	2007	2006
Notes payable to finance company with interest rates ranging from 9.82% to 10.07% due in equal monthly installments, including principal and interest, ranging from $6,591 to $13,487, with final payments due through April 1, 2013	$685,055	$848,125

Less current installments	118,783	163,089

Long-term debt, excluding current installments	$566,272	$685,036

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2007 and years thereafter are as follows: 2008, $118,783; 2009, $109,803; 2010, $121,385; 2011, $134,189; 2012 $148,342  and years thereafter, $52,553.  The notes payable to finance company are collateralized by accounts receivable, inventory and property and equipment of the respective notes at December 31, 2007.

The notes payable to finance company require pre-payment premiums in certain circumstances.  In addition, the notes payable to finance company contain certain restrictive covenants including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain Company-operated restaurants that collateralize the notes payable.  At December 31, 2007 the Company was in compliance with all covenants on the notes payable.

(8)	Leases

The Company is obligated under various leases through 2015 for equipment, offices, Company-operated restaurants and restaurants which are subleased to franchisees.  Initial terms for facility leases are typically 5 to 10 years, followed by additional terms containing renewal options at 5 year intervals, and may include rent escalation clauses.  In addition, certain of the leases require the payment of contingent rentals based on a percentage of sales above stipulated levels.

At December 31, 2007, minimum rental payments due under operating leases and sublease rentals to be received by the Company are as follows:

	Operating leases	Sublease rentals	Net
2008	$745,839	$40,500	$705,339
2009	634,425	—	634,425
2010	623,880	—	623,880
2011	367,611	—	367,611
2012	399,171	—	399,171
Subsequent years	1,171,994	—	1,171,994

Total minimum lease payments	$3,942,920	$40,500	$3,902,420

Total rent expense (net of sublease rentals of $54,000, $377,000,  and $551,000, under operating leases for 2007, 2006 and 2005, respectively) approximated $787,000, $878,000 and $1,100,000 for 2007, 2006 and 2005, respectively.  Contingent rentals approximated $0, $109,000 and $189,000 in 2007, 2006 and 2005, respectively.  Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

Certain of the Company’s sublease arrangements are with franchisees.  Sublease income received from franchisees amounted to $54,000 in 2007, $208,000 in 2006 and $308,000 in 2005.

(9)	Income Taxes

Income tax expense (benefit) for the years ended December 31, 2007, 2006 and 2005 consists of the following:

	Current	Deferred	Total
Year ended December 31, 2007:
Federal	$64,421	$(71,955)	$(7,534)
State	(43,108)	1,564	(41,544)
	$21,313	$(70,391)	$(49,078)
Year ended December 31, 2006:
Federal	$—	$174,238	$174,238
State	—	11,570	11,570
	$—	$185,808	$185,808
Year ended December 31, 2005:
Federal	$14,607	$381,301	$395,908
State	—	149,350	149,350
	$14,607	$530,651	$545,258

Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34% to income (loss) before income tax expense as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected income tax expense (benefit)	$(218,946)	$156,450	$417,050
State income tax, net of federal income tax benefit	35,906	11,570	51,983
Other	(607)	6,398	10,975
Effective state income tax rate adjustment	—	11,390	38,700
Expiration of state net operating loss carryforwards	—	—	26,550
Change in valuation allowance	120,000	—	—
FIN 48 adjustments	(78,289)	—	—
NOL carryforward adjustment	(26,568)
Minority interest in net loss of limited partnership	119,426	—	—
	$(49,078)	$185,808	$545,258

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred income tax assets:
Net operating loss carryforwards	$364,096	$1,059,243
Accounts receivable, principally due to allowance for doubtful accounts	96,451	237,634
Accrued expenses	394,041	142,432
AMT credit	76,285	45,123
Investment in joint venture	—	8,939
Unrealized gain (loss) on securities	871,138	—
Stock options	9,287	14,238
Less valuation allowance	(120,000)	—
Subtotal	1,691,298	1,507,609
Deferred income tax liabilities:
Investment in joint venture	(2,975)	—
Property and equipment, principally due to impairment charges	(105,869)	(81,898)
Prepaid expenses	(83,181)	(92,334)
Goodwill	(859,284)	(715,983)
Unrealized gain (loss) on securities	—	(715,608)
Subtotal	(1,051,309)	(1,605,823)
Net deferred income tax assets	$639,989	$(98,214)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of a valuation allowance of $120,000 and $0 at December 31, 2007 and 2006, respectively, related to the unrealized losses of marketable securities.

At December 31, 2007, the Company has net operating loss carryforwards for income tax purposes of $999,584 available to offset future taxable income.  Loss carryforwards of $844,755 are subject to certain annual limitations of $199,154 per year.

Expiration date:
2012	$441,319
2018	403,436
2026	154,829
$999,584

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized a liability for uncertain tax positions in the amount of $118,376, including interest of $25,595, which was accounted for as an adjustment to the beginning balance of retained earnings.  As of December 31, 2007, the Company has a recorded liability of $28,456, including interest of $19,435, for such uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.  For the year ended December 31, 2007, the Company recognized approximately $5,467 of accrued interest associated with uncertain tax positions.

The following table summarizes the changes in the Company’s unrecognized tax benefits:

January 1, 2007	$118,375
Increase due to current tax positions	22,037
Settlements	(45,294)
Adjustment	(66,662)
December 31, 2007	$28,456

The Company is generally no longer subject to U.S. federal, state and local tax examinations by taxing authorities for years prior to 2004.

(10)	Stock Options

The Company has three stock option plans: the 2005 Stock Option Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 1994 Incentive and Non-qualified Stock Option Plan.  Options are no longer granted under the 1994 Plan and only 7,500 options granted to James C. Verney remain outstanding under that plan.  Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.  During the year ended December 31, 2006, under the provisions of the plans, the contract terms of stock options for resigning directors were reduced and have been reflected in the computations of the weighted average contractual term of the outstanding options.  Since this modification did not increase the value of the awards, the modification had no impact on compensation expense.  On February 10, 2007, the Company received a letter from Sardar Biglari, Chairman, stating his desire not to receive future stock option grants under the 2004 Non-Employee Directors’ Stock Option Plan and to cancel all stock options previously granted to him.  The Company has complied with the request.  There was no material financial statement impact in canceling previously granted stock options.

Options granted under the 2005 and 2004 Plans vest at the date of the grant.  The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model.  Assumptions utilized in the model are evaluated and revised, as necessary, to reflect market conditions and experience on the respective dates of grant.  The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options.  The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

Prior to the adoption of SFAS No. 123R, the benefit of tax deductions in excess of recognized stock compensation expense was reported as a reduction of taxes paid within operating cash flows.  SFAS No. 123R requires that such benefits be recognized as a financing cash flow.  The benefit of tax deductions in excess of recognized stock compensation expense for the year ended December 31, 2007 were immaterial.

The fair values of options granted during the years December 31, 2007, 2006 and 2005 were estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions in the table below:

	Years Ended December 31,
	2007	2006	2005
Expected term (years)	5	5	9.1
Risk-free interest rate	4.50%	5.08%	4.45%
Volatility	78.83%	84.03%	51.81%
Dividend yield	—	—	—

There were 1,000 stock options granted during the year ended December 31, 2007, all at an estimated fair value of $5.92.  There were 6,000 stock options granted during the year ended December 31, 2006.  The estimated fair value at the date of grant was $5.10 per option for the 1,000 stock options granted during the first quarter of 2006 and $6.80 per option for the 5,000 stock options granted during the second quarter of 2006.  There were no stock options granted during the third or fourth quarters of 2006.  The estimated weighted average fair value of the stock options granted during the year ended December 31, 2006 was $6.50 per option.  There were 49,500 stock options granted during year ended December 31, 2005, at a per option weighted average fair value of $5.60.  Stock option activity during the years ended December 31, 2007, 2006 and 2005 was as follows:

	Options Outstanding	Exercise Price Per Share Weighted Average	Contractual Term Weighted Average	Aggregate Intrinsic Value
Balance, December 31, 2004	17,500	8.50	—	—
Granted	49,500	9.20	—	—
Forfeited or expired	—	—	—	—
Balance, December 31, 2005	67,000	9.00	—	—
Granted	6,000	9.80	—	—
Exercised	(3,000)	9.20	—	—
Expired	(12,000)	9.08	—	—
Balance, December 31, 2006	58,000	$9.00	—	—
Granted	1,000	9.15	—	—
Exercised	(10,000)	8.36	—	—
Expired	(13,000)	8.75	—	—
Balance, December 31, 2007	36,000	7.10	5.85	$374,264

All options outstanding at December 31, 2007 are fully vested and exercisable.  The total fair value of shares vested during the years ended December 31, 2007, 2006, and 2005 was $5,920, $39,100 and $277,700, respectively.  At December 31, 2007, there were 40,000 shares available for future grants under the plans, however, on April 25, 2007, the Company’s Board of Directors elected to suspend future grants under all plans indefinitely.  The Company recorded $5,920, $39,100 and $277,700 of compensation expense for stock options for the years ended December 31, 2007, 2006 and 2005, respectively.

(11)	Employee Benefit Plan

The Company maintained a 401(k) investment plan (the Plan) for the benefit of its employees through December 31, 2006.  Employees were eligible to participate in the 401(k) plan after a 12-month period of service.  Under the Plan, employees elected to have up to 16% of their salary, subject to Internal Revenue Service limitations, withheld on a pretax basis and invested on their behalf.  The Plan provided for discretionary contributions by the Company.  For the years ended December 31, 2007, 2006 and 2004, the Company did not provide for any discretionary contribution.  Effective January 1, 2007, the Company terminated the Plan.

(12)	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006.  SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

	2007		2006
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$727,378	$737,378	$2,344,644	$2,344,644
Trade-accounts receivable	994,085	994,085	866,565	866,565
Notes receivable	844,732	828,311	1,066,465	997,540
Other receivables	132,283	132,283	488,090	488,090
Investments in marketable securities	15,896,865	15,896,865	6,508,645	6,508,645

Financial liabilities:
Note payable - line of credit	2,000,000	2,000,000	—	——
Due to broker	342,022	342,022	—	——
Long-term debt	685,055	747,354	848,125	965,041
Accounts payable	733,983	733,983	555,110	555,110
Accrued expenses and other	1,283,237	1,283,237	554,443	554,443
Other liabilities	89,039	89,039	69,370	69,370

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•
Cash and cash equivalents, trade accounts receivable, other receivables, notes payable-line of credit, due to broker, accounts payable, accrued expenses and other liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments.

•
Notes receivable: The fair value is determined as the present value of expected future cash flows discounted at the interest rate which approximates the rate currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

•
Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates which approximate those currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

(13)	Impairment and Other Charges

In 2006 and 2005, we recorded impairment of $46,284 and $319,830, respectively, related to leasehold improvements for which no future cash flows are anticipated associated with subleased properties.  In 2007 there were no such expenses.

The impairment charges relate to the “Franchising” operating segment as discussed in Note 14.

In 2005, the Company recorded closed restaurants expense of $350,279, which included charges of $128,471 associated with the buyout of a lease and impairments of $221,808 related to leasehold improvements that will have no further use.

(14)	Reportable Segments

The Company has organized segment reporting with additional information to reflect how the Company views its business activities.  The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations.  This segment also includes net costs incurred from subleases of previously operated locations, which is presented separately.  The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees.  The Investment Activity segment consists of investment activities and certain directly related expenses associated with legal matters.  The Company does not allocate certain expenses to any business segment.  These costs include expenses of the following functions: legal, accounting, stockholder relations, personnel not directly related to a segment, information systems and other headquarter activities.  These unallocated expenses are designated as unallocated corporate expenses.  Certain other expenses (such as sublease property expense, impairment and other charges, gains on settlement of insurance claims, and claims settlement and legal fees associated with a lawsuit) are also not allocated to any reportable segment.

The following table summarizes reportable segment information:

	Years Ended December 31,
	2007	2006	2005
Revenues from reportable segments:
Restaurants	$12,908,577	$12,985,109	$14,688,360
Franchising	4,349,036	4,418,831	4,683,693
Total revenues	$17,257,613	$17,403,940	$19,372,053
Depreciation and amortization:
Restaurants	$401,199	$385,332	$343,998
Franchising	630,755	630,295	630,295
Corporate	31,063	41,865	98,041
Total depreciation and amortization	$1,063,017	$1,057,492	$1,072,334
Interest expense:
Restaurants	$76,732	$136,097	$278,548
Corporate	29,531	23,421	1,064
Total interest expense	$106,263	$159,518	$279,612

	Years Ended December 31,
	2007	2006	2005
Interest income:
Corporate	$106,741	$69,269	$69,950
Total interest income	$106,741	$69,269	$69,950
Income (loss) from restaurant and franchise operations:
Restaurants and equity in joint venture	$991,268	$685,777	$1,205,234
Franchising	2,667,653	2,554,280	2,617,694
Subleased restaurant expenses, impairment and other unallocated expenses	(842,951)	(399,831)	312,191
Corporate	(2,308,197)	(2,268,016)	(2,730,618)

Total income from restaurant and franchise operations:	$507,773	$572,210	$1,404,501

Income (loss) from investment activities
Net realized gain on sales of marketable securities	$1,624,618	$—	$—
Net unrealized losses on marketable securities held by limited partnership	(2,787,876)	—	—

Total income (loss) from investment activities	$(1,163,258)	$—	$—

Total assets:	2007	2006
Restaurants	$6,032,635	$6,615,074
Franchising	2,803,432	5,605,981
Corporate	1,901,467	1,090,254
Investment activities	19,771,538	6,508,645

Total assets	$30,509,072	$19,819,954

Total goodwill:
Restaurants	$3,540,000	$3,540,000
Franchising	770,000	770,000

Total goodwill	$4,310,000	$4,310,000

(15)	Amortizing Intangible Assets

	As of December 31, 2007			As of December 31, 2006
	Gross carrying amount	Weighted average amortization period	Accumulated amortization	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Franchise Royalty Contracts	$9,454,432	15.0	$8,824,136	$9,454,432	15.0	$8,193,840

Amortization expense for amortizing intangible assets for the years ended December 31, 2007, 2006 and 2005 was $630,296 in each year.  Estimated amortization expense for 2008 is $630,296, at which time Franchise Royalty Contracts will be fully amortized.

(16)	Commitments and Contingencies

Commitments

Western Investments, Inc. is the general partner of Western Acquisitions, L.P.  Limited partnership interests in Western Acquisitions, L.P. are either Class A or Class B.  The classes are identical except that Class A interests must be held for two years, whereas Class B interests are held for five years.  Additionally, Western Investments, Inc., will, at the end of the five year period, reimburse the holders of Class B interests for the first 30% of any cumulative net losses they may suffer.  As of December 31, 2007, Western Acquisitions, L.P., did not have any limited partners holding Class B interests.  As of December 31, 2007, minority limited partners holding Class A interests held 12.43% ownership.

The Company has filed a registration statement on Form S-4, Amendment No. 2 on March 13, 2008 with the SEC, The Company is offering to acquire up to 2,700,000 shares of common stock of ITEX Corporation at an exchange ratio of one share of ITEX common stock for .06623 shares of Western Sizzlin Corporation common stock.  As of March 13, 2008, the Company owned 700,714 shares of ITEX common stock, representing approximately 3.9% of the outstanding shares.  If the Company acquires the maximum 2,700,000 shares in the offer, it would own 3,400,714 shares of ITEX common stock, representing approximately 19.0% of the outstanding shares.

The Company has a severance provision contained within the Employment Agreement with its Chief Financial Officer.  The agreement provides certain termination benefits in the event that employment with the Company is terminated without cause and upon a change of control.  Under the terms of the agreement, in the event of termination without cause the executive will receive termination benefits equal to six months of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement.  Under a change of control, the executive will receive termination benefits equal to one year of the executive’s base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement.

The Company has a severance provision contained within the Employment Agreement with the President of one of its subsidiaries, Western Sizzlin Franchise Corporation.  The agreement provides for an automatic renewal of one year unless the Company or the executive provides notice of termination as specified in the agreement.  Under the term of the agreement, in the event of termination without cause, the executive will receive termination benefits equal to one year of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement.

Contingencies

The Company accrues for an obligation for contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLLP, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by the Company.  Most recently, each of these premises has been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  On February 12, 2008, this case came before the Court for trial.  On February 20, 2008, a 12 member jury returned a plaintiffs’ verdict in the amount of $689,526.  On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment in the case captioned Parks Land Company, et al. v. Western Sizzlin Corporation, et al. against the Company in the amount of $689,666 plus plaintiff’s legal costs.  As of December 31, 2007, the Company has accrued a loss contingency reserve of $900,000 as a result of the verdict.  Of this amount, $275,000 had been accrued in 2006.  The Company disagrees with the result of the trial and has filed post-trial motions, seeking new trial or judgment notwithstanding the verdict.  In the event the Court denies the post-judgment relief, the Company will consider an appeal.  There can be no assurance that ultimate settlement of this case will not be more than $900,000.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(17)	Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee, for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement for $3.05 million and the Company guaranteed 50% of the loan obligation, with the partner guaranteeing the other 50%.  The Company estimates the fair value of the guarantee to be approximately $30,000 and recorded the amount in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying balance sheet at December 31, 2007 and 2006.  The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  The Company is accounting for the investment using the equity method and the Company’s share of the net income (loss) for the joint venture of $157,516, ($160,902) and ($21,618) for the years ended December 31, 2007, 2006 and 2005, respectively, is included in equity in earnings of unconsolidated joint venture.  The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at December 31, 2007 and 2006:

	Year Ended December 31, 2007 (unaudited)	Year Ended December 31, 2006 (unaudited)
Statement of Operations Data:
Total revenues	$4,960,695	$272,511
Cost of food	2,110,602	131,891
Payroll expense	1,502,077	218,374
Marketing and smallware expense	204,374	90,005
General and administrative	404,106	86,001
Depreciation and amortization	200,869	17,954
Interest	223,574	73,897
Net Income (loss)	315,031	(321,805)
Balance Sheet Data:
Cash	$332,740	$319,410
Current receivables	7,557	114,813
Prepaid expenses	3,171	6,274
Inventory	16,384	17,811
Land, leasehold improvements, and construction in progress, net	3,750,051	3,936,400
Loan costs, net	11,946	13,471
Total assets	4,122,050	4,408,378
Loan payable	3,138,580	3,300,000
Accounts payable and accrued expenses	433,479	873,418
Members’ equity	549,991	234,960

(18)	Quarterly Results of Operations (Unaudited)

The following tables summarize unaudited quarterly results of operations:

	Quarter ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2007:
Total revenues	$4,129,690	$4,690,571	$4,522,015	$3,915,337
Income (loss) before income tax expense and minority interest	251,731	378,009	3,894,617	(5,168,316)
Net income (loss)	149,957	232,163	2,472,115	(3,097,864)
Net income (loss) per common share — basic	.08	.13	1.38	(1.38)
Net income (loss) per common share — diluted	.08	.13	1.37	(1.38)

	Quarter ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2006:
Total revenues	$4,145,650	$4,716,725	$4,485,900	$4,055,665
Income before income tax expense and minority interest	13,137	234,236	149,251	63,793
Net income	6,298	143,106	84,651	40,284
Net income per common share — basic	—	0.12	0.07	0.03
Net income per common share —diluted	—	0.12	0.07	0.03

Total revenues and net income are typically higher in the second and third quarters as opposed to the first and fourth quarters in the Company’s industry segment.

Realized gains on sales of marketable securities, net, of $1,972,252 were recorded in the third quarter of 2007.

During the fourth quarter of 2007, the Company recorded $2,430,000 of unrealized losses, net of minority interest, on marketable securities held by the limited partnership.  In addition, the accrual for the legal loss contingency of $600,000 (See Note 16) and additional legal expenses associated with investment activities were other major reasons for the net loss in the fourth quarter of 2007.

(19)	Subsequent Event

Subsequent to December 31, 2007, the Company signed a term sheet to purchase a controlling interest in Mustang Capital Advisors, LP and Mustang Capital Management, LLC.  Under the proposed transaction, the Company will purchase a 50.5% limited partnership interest in Mustang Capital Advisors and a 51% membership interest in Mustang Capital Management, which owns a 1% interest in Mustang Capital Advisors as its general partner.  The total purchase price for these interests will be $1,173,000, consisting of $300,000 in cash and $873,000 in shares of our common stock.

WESTERN SIZZLIN CORPORATION

Consolidated Balance Sheets
June 30, 2008 and December 31, 2007

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$638,931	$727,378
Trade accounts receivable, net of allowance for doubtful accounts of $254,990 in 2008 and $198,425 in 2007	926,029	994,085
Current installments of notes receivable, less allowance for impaired notes of $62,926 in 2008 and $50,904 in 2007	214,692	219,501
Other receivables	105,281	132,283
Income taxes receivable	108,551	90,161
Inventories	87,948	73,017
Prepaid expenses	223,521	228,396
Deferred income taxes	427,094	404,334
Total current assets	2,732,047	2,869,155
Notes receivable, less allowance for impaired notes receivable of $6,980 in 2008 and $15,501 in 2007, excluding current installments	549,637	625,231
Property and equipment, net	1,678,131	1,877,694
Investment in real estate	3,745,152	3,745,152
Investments in marketable securities	11,196,845	15,896,865
Franchise royalty contracts, net of accumulated amortization of $9,139,283 in 2008 and $8,824,135 in 2007	315,148	630,296
Goodwill	4,310,200	4,310,200
Financing costs, net of accumulated amortization of $193,970 in 2008 and $192,832 in 2007	6,240	7,378
Investment in unconsolidated joint venture	332,322	304,996
Deferred income taxes	363,728	235,655
Other assets	5,760	6,450
	$25,235,210	$30,509,072
Liabilities and Stockholders’ Equity
Current liabilities:
Note payable — line of credit	$—	$2,000,000
Due to broker	368	342,022
Current installments of long-term debt	104,433	118,783
Current installment of long-term debt, secured by land held for investment	264,122	—
Accounts payable	739,901	733,983
Accrued expenses and other	1,388,650	1,283,237
Total current liabilities	2,497,474	4,478,025

Long-term debt, excluding current installments	512,800	566,272
Long-term debt, secured by land held for investment, excluding current installments	2,377,098	—
Other long-term liabilities	97,597	89,039
	5,484,969	5,133,336

Minority interest	1,462,920	1,873,748
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, series A, $10 par value (involuntary liquidation preference of $10 per share). Authorized 25,000 shares; none issued and outstanding	—	—
Convertible preferred stock, series B, $1 par value (involuntary liquidation preference of $1 per share). Authorized 875,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized 10,000,000 shares; issued and outstanding 2,762,321 in 2008 and 2,696,625 in 2007	27,624	26,967
Additional paid-in capital	21,274,929	20,415,785
Retained earnings (accumulated deficit)	(2,828,830)	2,978,189
Accumulated other comprehensive income (loss) — unrealized holding gains (losses), net of taxes	(186,402)	81,047
Total stockholders’ equity	18,287,321	23,501,988
	$25,235,210	$30,509,072

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Operations
Three Months and Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Company-operated restaurants	$3,490,292	$3,542,157	$6,616,402	$6,590,457
Franchise operations	1,071,936	1,148,414	2,121,077	2,229,804

Total revenues	4,562,228	4,690,571	8,737,479	8,820,261

Costs and expenses — restaurant and franchise operations:
Company-operated restaurants — food, beverage and labor costs	2,491,597	2,478,121	4,802,485	4,741,780
Restaurant occupancy and other	573,873	575,785	1,133,811	1,178,751
Franchise operations — direct support	309,386	332,105	613,921	606,555
Subleased restaurant property expenses	37,188	24,992	64,491	44,636
Corporate expenses	431,445	580,244	915,695	968,847
Depreciation and amortization expense	263,613	265,674	528,615	531,608
Corporate litigation fees and expenses	20,980	27,653	158,764	42,112
Total costs and expenses — restaurant and franchise operations	4,128,082	4,284,574	8,217,782	8,114,289

Equity in income of joint venture	61,335	51,973	107,327	65,675
Income from restaurant and franchise operations	495,481	457,970	627,024	771,647

Net realized gain (loss) on sales of marketable securities	754	—	(39,852)	—
Net unrealized losses on marketable securities held by limited partnership	(2,280,461)	—	(6,443,124)	—
Expenses of investment activities, including interest of $29,879 and $53,686 for three and six month periods ended June 30, 2008, respectively	(468,406)	(74,510)	(968,673)	(136,407)
Loss from investment activities	(2,748,113)	(74,510)	(7,451,649)	(136,407)

Other income (expense):
Interest expense	(15,748)	(19,727)	(54,195)	(40,051)
Interest income	11,503	13,775	32,367	30,353
Other, net	(410)	501	192	4,198
Total other income (expense), net	(4,655)	(5,451)	(21,636)	(5,500)

Income (loss) before income tax expense and minority interest	(2,257,287)	378,009	(6,846,261)	629,740

Income tax expense (benefit):
Current	18,815	8,257	14,621	18,184
Deferred	39,436	137,589	(103,035)	229,436
Total income tax expense (benefit)	58,351	145,846	(88,418)	247,620
Minority interest in net loss of limited partnership	359,614	—	950,828	—
Net income (loss)	$(1,956,024)	$232,163	$(5,807,019)	$382,120
Earnings (loss) per share (basic and diluted):
Net income (loss)	$(.72)	$.13	$(2.14)	$.21

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statement of Changes in Stockholders’ Equity
Six Months Ended June 30, 2008
(Unaudited)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Accumulated Other Comprehensive
	Shares	Dollars	Capital	Deficit)	Income (Loss)	Total
Balances, December 31, 2007	2,696,625	$26,967	$20,415,785	$2,978,189	$81,047	$23,501,988
Net loss				(5,807,019)		(5,807,019)
Change in unrealized holding gains (losses), net of taxes of $47,798					(267,449)	(267,449)
Comprehensive loss						(6,074,468)

Shares issued for ITEX Corporation common stock	57,196	572	800,172			800,744
Stock options exercised	8,500	85	58,972			59,057
Balances, June 30, 2008	2,762,321	$27,624	$21,274,929	$(2,828,830)	$(186,402)	$18,287,321

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Cash Flows
Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:

Net income (loss)	$(5,807,019)	$382,120

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Restaurant and franchise activities:
Depreciation and amortization of property and equipment	211,637	214,376
Amortization of franchise royalty contracts and other assets	315,148	315,149
Amortization of finance costs	1,828	2,083
Provision for doubtful accounts	60,580	60,000
Equity in income of unconsolidated joint venture, net of distributions	(27,326)	(65,676)
Share-based compensation	—	5,920
Provision for deferred income taxes (benefit)	(170,778)	229,435
(Increase) decrease in current assets and other assets	86,435	(96,629)
Increase in current liabilities and other liabilities	217,387	232,273
	694,911	896,931
Investment activities:
Realized losses on sales of marketable securities, net	39,852	—
Unrealized losses on marketable securities, net	6,443,124	—
Minority interest in net loss of limited partnership	(950,828)	—
Proceeds from sales of marketable securities	91,979	—
Purchase of marketable securities	(1,389,438)	(833,218)
Decrease in due to broker	(341,654)	—
Provision for deferred income taxes	67,743	—
Decrease in current liabilities	(97,498)	—
	3,863,280	(833,218)

Net cash provided by (used in) operating activities	(1,248,828)	445,833

Cash flows used in investing activities:
Additions to property and equipment	(12,074)	(14,120)
Net cash used in investing activities	(12,074)	(14,120)

Cash flows from financing activities:
Cash received from exercise of stock options	59,057	85,290
Proceeds from issuance of long-term debt	2,641,220	—
Payments on long-term debt	(67,822)	(79,514)
Payments on line of credit borrowings	(2,000,000)	—
Capital contributions from minority interests in limited partnership	540,000	—

Net cash provided by financing activities	1,172,455	5,776

Net increase (decrease) in cash and cash equivalents	(88,447)	437,489

Cash and cash equivalents at beginning of the period	727,378	2,344,644

Cash and cash equivalents at end of the period	$638,931	$2,782,133

Supplemental disclosure of cash flow information:
Cash payments for interest	$108,448	$40,710
Adoption of FIN-48 (non-cash)	$—	$118,375
Income taxes paid, net of refunds	$32,946	$2,485

Non-cash investing activities:
Gross unrealized gains (losses) from marketable equity securities	$(315,247)	$1,600,612
Issuance of common stock for marketable securities	$800,744	$—

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Six Months Ended June, 2008 and 2007
(Unaudited)

(1)	Introduction and Basis of Presentation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries, with its primary business activities conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate restaurants. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. The Company’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders. While the Company has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, it has recently made selective investments in other companies.  At June 30, 2008, the Company had 111 franchised, 5 Company-operated and 1 joint venture restaurant operating in 19 states.

The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., and a solely-owned limited partnership, Western Real Estate, L.P. (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements of Western Sizzlin Corporation, (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting information and the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all material reclassifications and adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown have been included. The unaudited consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company’s annual consolidated financial statements and notes.  For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

Certain reclassifications have been made to the 2007 consolidated statements of operations and cash flows to place them on a basis comparable with 2008 information.  The reclassifications have had no impact on net income or equity.

(2)	Stock Options

The Company has three stock option plans: the 2005 Stock Option Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 1994 Incentive and Non-qualified Stock Option Plan. Options are no longer granted under the 1994 Plan; however, 7,500 options granted to James C. Verney under the plan were exercised in the second quarter ended June 30, 2008.  Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.

Options granted under the 2005 and 2004 Plans vest at the date of the grant.  The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are evaluated and revised, as necessary, to reflect market conditions and experience on the respective dates of grant. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options.  The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

Prior to the adoption of SFAS No. 123R, the benefit of tax deductions in excess of recognized stock compensation expense was reported as a reduction of taxes paid within operating cash flows.  SFAS No. 123R requires that such enefits be recognized as a financing cash flow.  The benefits of tax deductions in excess of recognized stock compensation expense for the three and six months ended June 30, 2008 and 2007 were immaterial.

There were 1,000 stock options granted during the six month period ended June 30, 2007, all at an estimated fair value of $5.92.  There were no stock options granted during the six month period ended June 30, 2008.  The total value of shares vested (and related compensation expense) during the six month periods ended June 30, 2008 and 2007 was $0 and $5,920, respectively.

The fair values of options granted during the six months ended June 30, 2007 were estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions in the table below:

Expected term (years)	5
Risk-free interest rate	4.50%
Volatility	78.83%
Dividend yield	—

The following table summarizes stock options outstanding as of June 30, 2008, as well as activity during the six month period then ended:

	Options Outstanding	Exercise Price Per Share Weighted Average	Contractual Term Weighted Average	Aggregate Intrinsic Value
Balance, December 31, 2007	36,000	$7.10	5.85	$374,264
Granted	—	—	—	—
Exercised	8,500	6.95	—	—
Expired/Forfeited	—	—	—	—
Balance, June 30, 2008	27,500	$7.15	5.15	$211,418

All options outstanding at June 30, 2008 are fully vested and exercisable.  At June 30, 2008, there were 40,000 shares available for future grants under the plans; however, on April 25, 2007, the Company’s Board of Directors elected to suspend future grants under all plans indefinitely.

(3)	Investments in Marketable Securities

All investment and capital allocation decisions are made by Mr. Sardar Biglari, the Company’s Chairman and Chief Executive Officer, under limited authority delegated by the Board of Directors.  The delegated authority includes the authority to borrow funds in connection with making investments in marketable securities or derivative securities, subject to Board reporting requirements and various limitations.  As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $10 million, and in addition, has authority to borrow a maximum of $5 million.  The Company has a margin securities account with a brokerage firm. The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately 2.50% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by the brokerage firm, in its discretion, from time to time.  The collateral securing the margin loans would be the Company’s holdings in marketable securities.  The minimum and maximum amount of any particular margin may be established by the brokerage firm, in its discretion, regardless of the amount of collateral delivered to the brokerage firm, and the brokerage firm may change such minimum and maximum amounts from time to time.

Marketable equity securities held by Western Sizzlin Corporation are held for an indefinite period and thus are classified as available-for-sale. Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded, net of tax, as a component of other comprehensive income.

The Company completed its exchange offer for shares of ITEX Corporation on May 13, 2008.  A total of 864,487 shares of ITEX common stock were validly tendered.  The Company has issued 57,196 shares of common stock in exchange for ITEX shares tendered, based upon the exchange ratio of one share of ITEX common stock for .06623 shares of the Company’s common stock as set forth in the tender offer. After the completed exchange, the Company owns 1,565,201 shares of ITEX common stock, which represents approximately 9% of ITEX’s total outstanding stock.

Following is a summary of marketable equity securities held by Western Sizzlin Corporation as of June 30, 2008 and December 31, 2007:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2008:	$1,409,003	$—	$186,402	$1,222,601

December 31, 2007:	$605,689	$128,845	$—	$734,534

There were no realized gains or losses from marketable equity securities held by Western Sizzlin Corporation for the three or six months ended June 30, 2008 and 2007.  Management has also evaluated unrealized losses on marketable equity securities held by Western Sizzlin Corporation to determine if such impairment is other than temporary, and has concluded that they are temporary as of June 30, 2008 and that the Company has the ability and the intent to hold such securities until they recover their value.  In the event management concludes in future periods that such losses are other than temporary, a charge will be taken in the statement of operations to reduce the cost of the securities to their fair value.

In April 2007, the Company formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments, Inc., Mr. Biglari operates as the portfolio manager to the fund.  During the third quarter of 2007, the Company contributed cash along with its holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P.  During the third and fouth quarters of the year ended December 31, 2007, cash contributions from outside investors of $2,225,000 were made to the limited partnership.  During the six months ended June 30, 2008, cash contributions from outside investors of $540,000 were made to the limited partnership.

As of June 30, 2008, Western Investments, Inc. owned 85.36% of Western Acquisitions, L.P.  As such, Western Acquisitions, L.P. has been consolidated into the accompanying financial statements with the 14.64% ownership by minority limited partners presented as minority interest on the accompanying consolidated balance sheet as of June 30, 2008.   Western Acquisitions, L.P. is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies.  The Company has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.  Net unrealized losses in marketable securities held by the limited partnership totaled $6,443,124 and $-0- for the six month periods ended June 30, 2008 and 2007, respectively.

Following is a summary of marketable equity securities held by Western Acquisitions, L.P. as of June 30, 2008 and December 31, 2007, of which all are in the United States:

	As of June 30, 2008		As of December 31, 2007
	Cost	Fair Value	Cost	Fair Value
The Steak n Shake Co.	$19,159,412	$9,833,940	$17,902,714	$15,046,851
Other	136,999	140,304	138,660	115,480

Total marketable equity securities	$19,296,411	$9,974,244	$18,041,374	$15,162,331

Realized gains, net, and net change in unrealized losses from marketable equity securities held by Western Acquisitions, L.P. were as follows:

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Realized gains	$2,104	$—
Realized losses	(1,350)	(39,852)
Net realized loss on sales of marketable securities	$754	$(39,852)

Net unrealized losses on marketable securities held by limited partnership	$(2,280,461)	$(6,443,124)

(4)	Investment in Real Estate

On December 13, 2007, Western Real Estate, L.P., a newly-formed Delaware limited partnership, managed by Western Properties, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company, purchased approximately 23 acres of real property located in Bexar County, Texas, from unaffiliated third parties.  Western Properties, Inc. serves as the general partner of Western Real Estate, L.P., which intends to operate as a private real estate investment fund.  Land held for investment by Western Real Estate, L.P. at December 31, 2007 and June 30, 2008 of $3,745,152 is recorded at cost. The land was originally purchased using available cash and a $2,000,000 draw on the Company’s existing line of credit.  On February 1, 2008, the purchase was refinanced through the issuance of a note payable of  $2,641,220, secured by the land held for investment.   Interest accrues on the unpaid principal balance at prime minus 0.5%, or 4.50% as of June 30, 2008 with one payment of principal of $264,122 due on January 29, 2009, and all remaining principal and accrued interest due on January 30, 2010.

(5)	Goodwill and Other Intangible Assets

The Company conforms to the provisions of Statement of Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets.  Under SFAS 142, goodwill is reviewed for impairment and written down and charged to results of operations when carrying amount exceeds estimated fair value. The Company is required to perform impairment tests each year, or between yearly tests in certain circumstances, for goodwill. There can be no assurance that future impairment tests will not result in a charge to earnings.

There were no changes in the net carrying amount of goodwill for the three and six months ended June 30, 2008 and 2007.

Amortizing Intangible Assets

Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements.  The Company assesses the recoverability of this intangible asset by determining whether the amortization of the franchise royalty contracts over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.  The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.  There were no impairments to amortizing intangible assets in the six month period ended June 30, 2008 and 2007, respectively.

	As of June 30, 2008
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Franchise royalty contracts	$9,454,431	15.0 yrs.	$9,139,283

Aggregate amortization expense for amortizing intangible assets for the three and six month periods ended June 30, 2008 was $157,574 and $315,148, respectively.  Aggregate amortization expense for amortizing intangible assets for the three and six month periods ended June 30, 2007 was $157,574 and $315,148, respectively. Estimated amortization expense is $630,296 for the year ended December 31, 2008, at which time the franchise royalty contracts will be fully amortized.

(6)	Stockholders’ Equity

The Board of Directors approved a share repurchase program on June 24, 2008 authorizing the Company to repurchase up to 500,000 shares of the Company’s common stock commencing June 25, 2008 at prices set as the Company’s management deems appropriate.  The program can be suspended or terminated at any time without prior notice, but in any event shall terminate no later than June 25, 2009.  No repurchases were consummated during the period covered by this report.

During the quarter ended June 30, 2008, the Company issued 57,196 shares of common stock in exchange for 864,487 shares of ITEX Corporation common stock related to the exchange offer.  The fair value of the Company’s common stock issued was recorded at the closing market price of $14.00 per share on May 13, 2008, the expiration date of the tender offer.

(7)	Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007.  As of June 30, 2008, the Company has a recorded liability of $16,829, including interest of $7,808, for such uncertain tax positions.  The recorded liability was reduced by $11,627 during the six months ended June 30, 2008, as the Company continues to settle its estimated obligations for lesser amounts.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of a valuation allowance of approximately $2,256,000 and $0 at June 30, 2008 and 2007, respectively, related to the unrealized losses of marketable securities.  The provision for deferred income taxes for the three and six month periods ended June 30, 2008 includes a provision for the valuation allowance of $752,000 and $2,065,000, which increased the Company’s effective tax rate for the periods.

(8)	Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the periods indicated:

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Earnings (Loss) Per Share Amount
Three months ended June 30, 2008
Net loss — basic	$(1,956,024)	2,730,236	$(.72)
Net loss — diluted	$(1,956,024)	2,730,236	$(.72)

Three months ended June 30, 2007
Net income — basic	$232,163	1,792,574	$.13
Net income — diluted	$232,163	1,801,502	$.13

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Earnings (Loss) Per Share Amount
Six months ended June 30, 2008
Net loss — basic	$(5,807,019)	2,713,431	$(2.14)
Net loss — diluted	$(5,807,019)	2,713,431	$(2.14)

Six months ended June 30, 2007
Net income — basic	$382,120	1,790,319	$.21
Net income — diluted	$382,120	1,796,855	$.21

For the three and six month periods ended June 30, 2008, the Company excluded from the loss per share calculation all common stock equivalents because the effect on loss per share was anti-dilutive.

(9)	Reportable Segments

The Company has organized segment reporting with additional information to reflect how the Company views its business activities.  The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations.  The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees. The Investment Activity segment consists of investment activities and certain direct expenses associated with investment-related legal matters. The Company does not allocate certain expenses to any business segment.  These costs include expenses of the following functions: legal, accounting, stockholder relations, personnel not directly related to a segment, information systems and other headquarter activities.  These unallocated expenses are designated as unallocated corporate expenses. Certain other expenses (such as sublease property expense, impairment and other charges, gains on settlement of insurance claims, and corporate litigation fees and expenses) are also not allocated to any reportable segment.

The following table summarizes reportable segment information:

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
Revenues from reportable segments:
Restaurants	$3,490,292	$3,542,157	$6,616,402	$6,590,457
Franchising	1,071,936	1,148,414	2,121,077	2,229,804
Total revenues	$4,562,228	$4,690,571	$8,737,479	$8,820,261
Depreciation and amortization:
Restaurants	$97,750	$100,304	$197,107	$200,799
Franchising	165,863	165,370	331,508	330,809
Total depreciation and amortization	$263,613	$265,674	$528,615	$531,608

Income (loss) from restaurant and franchise operations:
Restaurants and equity in joint venture	$388,407	$439,920	$590,326	$534,802
Franchising	596,687	623,286	1,175,648	1,250,328
Subleased properties and other unallocated expenses	(58,168)	(24,992)	(223,255)	(44,636)
Corporate	(431,445)	(580,244)	(915,695)	(968,847)
Total income from restaurant and franchise operations:	$495,481	$457,970	$627,024	$771,647

Loss from investment activities:
Net realized gains (losses) on sales of marketable securities	$754	$—	$(39,852)	$—
Net unrealized losses on marketable securities held by limited partnership	(2,280,461)	—	(6,443,124)	—
Expenses of investment activities	(468,406)	(74,510)	(968,673)	(136,407)
Total income (loss) from investment activities	$(2,748,113)	$(74,510)	$(7,451,649)	$(136,407)

Interest Expense:
Restaurants	$15,748	$19,727	$54,195	$40,051
Total interest expense	$15,748	$19,727	$54,195	$40,051
Interest Income:
Corporate	$11,503	$13,775	$32,367	$30,353
Total interest income	$11,503	$13,775	$32,367	$30,353

	June 30, 2008	December 31, 2007
Total assets:
Restaurants	$5,936,974	$6,032,635
Franchising	2,291,983	2,803,432
Corporate	1,309,864	2,030,988
Investment activities	15,696,389	19,642,017
Total assets	$25,235,210	$30,509,072

	June 30	December 31,
	2008	2007
Total goodwill:
Restaurants	$3,540,200	$3,540,200
Franchising	770,000	770,000
Total goodwill	$4,310,200	$4,310,200

(10)	Fair Value Measurement

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

Effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measures, applicable to all financial assets and liabilities and for nonfinancial assets and liabilities recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS 157 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted market prices in active markets for identical assets or liabilities.

Level 2	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3	Unobservable inputs that are not corroborated by market data.

At June 30, 2008, the Company’s investments in marketable securities are carried at fair value, based on quoted market prices, in the consolidated balance sheets and are classified within Level 1 of the fair value hierarchy.

There have been no other material changes to the Company’s significant accounting policies and estimates from the information provided in Form 10-K, as amended, for the fiscal year ended December 31, 2007.

(11)	Commitments and Contingencies

Commitments

Western Investments, Inc. is the general partner of Western Acquisitions, L.P.  Limited partnership interests in Western Acquisitions, L.P. are either Class A or Class B.  The classes are identical except that Class A interests must be held for two years, whereas Class B interests are held for five years.  Additionally, Western Investments, Inc., will, at the end of the five year period, reimburse the holders of Class B interests for the first 30% of any cumulative net losses they may suffer.  As of June 30, 2008, Western Acquisitions, L.P., did not have any limited partners holding Class B interests.  As of June 30, 2008 and December 31, 2007, minority limited partners holding Class A interests held 14.64% and 12.43% ownership, respectively.

Contingencies

The Company accrues an obligation for contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLLP, et al. v. Western Sizzlin Corporation, et al. The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single ten year lease agreement.  The Company occupied these locations for a period of time, but before the end of the lease, subleased each of these premises to various operators.  The ten year lease agreement expired on June 30, 2006.   In the lawsuit the plaintiffs sought recovery of alleged damages for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  On February 12, 2008, this case came before the Court for trial. On February 20, 2008, a 12 member jury returned a plaintiffs’ verdict in the amount of $689,526.  On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment on the jury’s verdict in the case against the Company in the amount of $689,666 plus plaintiff’s legal costs.  The Company has appealed the verdict and the judgment issued on it.   If the verdict is affirmed, the judgment will include interest accrued while the case is on appeal.  The appeal should be decided by the appropriate appellate court in Arkansas sometime in late 2008 or early 2009.   There has been no change in the Company’s loss contingency accrual of $900,000 since December 31, 2007.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(12)	Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement for $3.05 million and the Company guaranteed 50% of the loan obligation.  The estimated fair value of the guarantee of approximately $30,000 is recorded in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying consolidated balance sheets at June 30, 2008 and December 31, 2007.  The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  The Company is accounting for the investment using the equity method and the Company’s share of the net income of the joint venture is reported in the accompanying statements of operations as equity in earnings of unconsolidated joint venture.

Financial Data

The following is selected financial information for the joint venture as of and for the three and six month periods ended June 30, 2008 and 2007, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenues	$1,218,393	$1,257,868	$2,423,335	$2,586,993
Cost of food	496,971	530,927	986,474	1,126,420
Payroll expense	347,202	372,578	700,542	793,397
Gross profit	374,220	354,363	763,319	667,176
Marketing and operating expense	43,283	54,524	91,051	102,292
General and administrative	112,424	121,805	224,092	293,533
Depreciation and amortization	50,549	50,622	100,919	100,321
Interest	53,282	56,376	107,364	111,872
Net income	122,667	103,946	214,653	131,349

			June 30, 2008	June 30, 2007
Balance Sheet Data:
Cash			$193,635	$188,352
Prepaid expenses			16,854	16,906
Inventory			20,421	20,838
Land, equipment and building improvements, net			3,657,761	3,847,166
Loan costs, net			11,183	12,708
Total assets			3,900,776	4,088,978
Loan payable			3,046,061	3,226,761
Accounts payable and accrued expenses			204,745	267,172
Members’ equity			604,644	366,308

(13)	Impact of Recently Issued Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measures. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements.  Effective January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities. The Company applied the provisions of FSP FAS 157-2, Effective Date of FASB Statement 157, which defers the provisions of SFAS 157 for nonfinancial assets and liabilities to the first fiscal period beginning after November 28, 2008.  The nonfinancial assets for which we have deferred adoption include goodwill and long-lived assets.  The Company is required to adopt SFAS 157 for nonfinancial assets and liabilities that are not measured at fair value on a recurring basis in the first quarter of 2009 and is still evaluating the impact on the Consolidated Financial Statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”) which provides clarification on the applicability of FIN 46(R), as revised, to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies.  FSP FIN 46(R)-7 amends FIN 46(R), as revised, to make permanent the temporary deferral of the application of FIN 46(R), as revised, to entities within the scope of the guide under Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”).  FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1.  The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on the Company.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting.  SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged.  In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-01, to indefinitely defer the effective date of SOP 07-01.   The Company’s majority-owned subsidiary, Western Acquisitions, L.P., is an investment company as currently defined in the AICPA Audit and Accounting Guide, Investment Companies.  The Company has retained the specialized accounting for Western Acquisitions, L.P. pursuant to EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Western Acquisitions, L.P. are recorded at fair value in Investments in Marketable Securities in the consolidated financial statements, with unrealized gains and losses resulting from the change in fair value reflected in the Consolidated Statement of Operations. The Company intends to monitor future developments associated with this Statement in order to assess the impact, if any, which may result.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141R”), and Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of  ARB No. 51 (“SFAS 160”).  These new standards will significantly change the accounting for and reporting for business combinations and noncontrolling (minority) interests in consolidated financial statements.  SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008.  These standards will impact the Company if it completes an acquisition or obtains additional minority interests after the effective date.  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in consolidated financial statements. Among other requirements, this statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement. SFAS 160 is effective for the first fiscal period beginning on or after December 15, 2008.  The Company is required to adopt SFAS 160 in the first quarter of 2009 and is currently evaluating the impact of adopting SFAS 160 on its Consolidated Financial Statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133. SFAS applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. This standard is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”).  FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets and requires enhanced related disclosures.  FSP 142-3 must be applied prospectively to all intangible assets acquired subsequent to fiscal years beginning after December 15, 2008.  The Company is currently evaluating the impact that FSP 142-3 will have on its consolidated financial statements.

On August 11, 2008, the Company opened up a new Company-operated restaurant in Tupelo, Mississippi under the newly developed concept, Western Sizzlin Express. Western Sizzlin Express is a smaller, full service restaurant with high quality, simpler menu created to turn tables faster in an efficient and pleasing environment. The Company is marketing this concept as a lower cost investment to prospective franchises.

(14)	Subsequent Events

On July 9, 2008, the Company issued common stock to complete an acquisition of a controlling interest in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC, through the Company’s newly-formed wholly-owned subsidiary, Western Mustang Holdings, LLC.  The aggregate purchase price was $1,050,241, which consisted of $300,000 in cash, and 54,563 shares of common stock issued at a per share price of $13.75.

On July 23, 2008, the Company entered into a severance and release agreement with an employee who held the position of President and Chief Executive Officer of Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.  Under the agreement, the Company agreed to pay severance equal to the employee’s base pay, $210,000, in bi-weekly installments through August 19, 2009.  In addition, the Company will reimburse monthly health coverage premium payments through August 2009.

On August 11, 2008, the Company opened up a new Company-operated restaurant in Tupelo, Mississippi under the newly developed concept, Western Sizzlin Express. Western Sizzlin Express is a smaller, full service restaurant with a high quality, simpler menu created to turn tables faster in an efficient and pleasing environment. The Company is marketing this concept as a lower cost investment to prospective franchisees.

Report of Independent Auditors

The Partners of
Mustang Capital Advisors, LP

We have audited the accompanying consolidated balance sheets of Mustang Capital Advisors, LP and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in partners’ capital, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mustang Capital Advisors, LP and Subsidiaries at December 31, 2007 and 2006 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the financial statements include investments in securities valued at $5,131,000 as of December 31, 2007 (approximately 37.8% of total partners’ capital and minority interests) and $4,724,000 as of December 31, 2006 (approximately 43.7% of total partners’ capital and minority interests), whose fair value is estimated by the General Partner in the absence of readily ascertainable market values.  Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

/s/ Dixon Hughes PLLC

High Point, North Carolina
May 6, 2008

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents	$19,295	$9,071
Portfolio investments	12,636,716	8,210,120
Due from broker	968,101	2,598,814
Other assets	4,963	6,465

Total assets	$13,629,075	$10,824,470

Liabilities and Partners’ Capital
Liabilities
Accrued expenses	$57,402	$20,375
Total current liabilities	57,402	20,375

Minority interests	12,672,954	10,279,485

Partners’ Capital
General partner	11,356	6,811
Limited partner	887,363	517,799
Total partners’ capital	898,719	524,610

Total liabilities and partners’ capital	$13,629,075	$10,824,470

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statements of Income

Years Ended December 31, 2007 and 2006

	2007	2006
Revenues:
Management fee income	$414,062	$292,980

Expenses:
General and administrative	73,841	88,092
Professional fees	106,151	56,542
Total expenses	179,992	144,634

Net operating income before net portfolio income	234,070	148,346

Net portfolio income	3,006,532	1,541,847

Income before minority interests in income of consolidated entities	3,240,602	1,690,193

Minority interests in income of consolidated entities	2,393,469	1,315,602

Net income	$847,133	$374,591
See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statements of Changes in Partners’ Capital

Years Ended December 31, 2007 and 2006

	General Partner	Limited Partner	Total

Balances at December 31, 2005	$5,600	$428,855	$434,455

Allocation of net income	3,746	370,845	374,591
Distributions	(2,535)	(281,901)	(284,436)

Balances at December 31, 2006	6,811	517,799	524,610

Allocation of net income	8,471	838,662	847,133
Distributions	(3,926)	(469,098)	(473,024)

Balances at December 31, 2007	$11,356	$887,363	$898,719

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

	2007	2006
Operating activities:
Net income	$847,133	$374,591

Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests in income of consolidated entities	2,393,469	1,315,602
Net realized gains on investments	(1,095,734)	(789,194)
Net unrealized gains on investments	(1,764,434)	(620,474)

Cash flows due to changes in operating assets and liabilities:
Due from broker	1,630,713	(2,476,635)
Other assets	1,502	11,215
Due to broker	-	(124,602)
Accrued expenses	37,027	(21,888)
Investment purchases	(14,672,843)	(5,638,824)
Cash proceeds from sales of investments	13,106,415	8,261,210
Net cash provided by operating activities	483,248	291,001

Financing activities:
Distributions to partners	(473,024)	(284,436)
Net cash used in financing activities	(473,024)	(284,436)

Net increase in cash and cash equivalents	10,224	6,565
Cash and cash equivalents, beginning of year	9,071	2,506
Cash and cash equivalents, end of year	$19,295	$9,071

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

1.           Organization

Mustang Capital Advisors, LP (the “Partnership”), a Texas limited partnership, is a registered investment advisor, and is the investment advisor to, and the general partner of Mustang Capital Partners I, LP and Mustang Capital Partners II, LP (collectively, the “Funds”).  The Funds are private investment funds organized for the purpose of trading and investing in securities.

The Partnership also provides fee-based investment advisory services to individual investors.

2.           Significant Accounting Policies

Basis of Accounting

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the operations of the Partnership and the Funds.  All material inter-company transactions and balances have been eliminated in consolidation.

The Partnership’s interest in the Funds is within the scope of the Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Limited Rights (“EITF 04-5”).  Although the Partnership has a minority economic interest in the Funds, it has a majority voting interest and controls the management of the Funds.  Additionally, although the Funds limited partners hold a majority economic interest in the Funds, they do not have the right to dissolve the partnerships, nor do they have substantive kick-out rights or participating rights that would overcome presumption of control by the Partnership.  Accordingly, the Partnership consolidates the Funds and records minority interest for the economic interests in the Funds held by the limited partners.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and money market funds.

Portfolio Investments

Portfolio investments consist of equity securities held by the Funds for investment purposes.  The Funds are, for GAAP purposes, investment companies defined in the AICPA Audit and Accounting Guide Investment Companies.  Thus, the Funds reflect their investments on the Consolidated Statements of Financial Condition at fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of net portfolio income in the Consolidated Statements of Income.

The Funds value investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the period.  Other securities traded in the over-the-counter markets and listed securities for which no sale was reported on that date are valued at their last reported “bid” price.

A significant amount of the investments (side pocket investments) have been valued, in the absence of observable market prices, by the Partnership.  For investments for which observable market prices do not exist, such investments are reported at fair value as determined by the Partnership.  Fair value is determined using valuation methodologies after giving consideration to a range of factors including last known sales price; any current bids or offers on the stock; comparisons to publicly traded stocks with appropriate discounts for liquidity; size of position; control data research and current market conditions.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.  Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

Securities transactions are recorded on a trade-date basis.  Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.  Realized gains and losses from securities transactions are computed on a first-in, first-out basis.

Due from Broker

In the normal course of business, substantially all of the Funds’ securities transactions, money balances and security positions are transacted with a broker.  The Funds are subject to credit risk to the extent any broker with whom they conduct business is unable to fulfill contractual obligations on their behalf.  Management monitors the financial condition of its broker and does not anticipate any losses from this counterparty.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.”  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in our Consolidated Financial Statements.  Among other requirements, this statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement.  SFAS 160 is effective for the first fiscal period beginning on or after December 15, 2008.  The impact of adopting SFAS 160 on our Consolidated Financial Statements has not yet been determined but the effect could be significant.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  We have not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.

Partners’ Capital

Minority interest represents the limited partners’ interest in the earnings and equity of the Funds.  In accordance with the limited partnership agreements of the Funds, profits and losses of the Funds are allocated to the limited and general partners according to their respective interests in the Funds.  In addition, the general partner (Mustang Capital Advisors, LP) receives a performance allocation from each limited partner’s capital account if the annual net profit attributable to the limited partner is in excess of a non-cumulative return equal to an annual rate of 4% of the limited partner’s capital account balance as of the beginning of the year (“Hurdle Rate”), as adjusted for any additional contributions or partial withdrawals during the year.  The performance allocation from each limited partner’s capital account to the general partner’s account is equal to 20% of the net profits above the limited partner’s hurdle rate, subject to a loss carry-forward calculation.

The performance allocation is not allocated to the general partner for side pocket investments until a liquidity event has taken place, at which time the general partner is allocated 20% of the net profits realized in excess of the 4% hurdle rate.  At December 31, 2007 and 2006, if a recognition event had taken place on all side pocket investments, the performance allocation to the Partnership on these side pocket investments would have been approximately $296,000 and $199,000, respectively.

Income Taxes

No provision for federal or state income taxes is made in the accompanying consolidated financial statements since the Partnership and the consolidated funds are not subject to income taxes.  The partners are required to include their proportionate share of income in their individual tax returns.

Management Fee Income

The Partnership receives fees for investment advisory services performed for third parties.  Management fees are charged based on a percentage of assets under management.  Assets under management for third parties, which are not included in the accompanying financial statements, amounted to approximately $44 million at December 31, 2007 and $29 million at December 31, 2006.

3.           Portfolio Investments

Portfolio investments are investments in equity securities held by Mustang Capital Partners I and II.  As discussed in Note 1, Mustang Capital Partners I and II are for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide, Investment Companies.  The Partnership has retained the specialized accounting for Mustang Capital Partners I and II pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.  As such, marketable equity securities held by Mustang Capital Partners I and II are recorded at fair value in portfolio investments, with unrealized gains and losses resulting from changes in fair value reflected in the consolidated statements of income.

The following is a summary of marketable equity securities held by Mustang Capital Partners I and II as of December 31, 2007 and 2006, all of which are in the United States:

	December 31, 2007
	Cost	Fair Value
Investments in equity securities at fair value
OI Corporation	$1,881,182	$1,923,620
Western Sizzlin Corporation	1,596,838	2,942,643
Other	2,418,844	2,639,453
	5,896,864	7,505,716
Investments in equity securities at estimated fair value as determined by management
FVNB Corporation	2,365,342	3,786,000
Trinity Bank, N.A.	750,000	1,345,000
	3,115,342	5,131,000

Total portfolio investments	$9,012,206	$12,636,716

	December 31, 2006
	Cost	Fair Value
Investments in equity securities at fair value
International Bancshares Corporation	$1,331,792	$1,390,950
Cullen Frost Bankers, Inc.	358,915	550,441
Western Sizzlin Corporation	668,008	695,360
Other	675,987	849,323
	3,034,702	3,486,074
Investments in equity securities at estimated fair value as determined by management
FVNB Corporation	$2,365,342	$3,085,296
Trinity Bank, N.A.	750,000	1,278,750
Other	200,000	360,000
	3,315,342	4,724,046

Total portfolio investments	$6,350,044	$8,210,120

The gross realized gains on investments in securities were $1,325,831 and $993,096 in 2007 and 2006, respectively.  The gross realized losses on investments in securities were $230,097 and $203,902 in 2007 and 2006, respectively.

The limited partner of Mustang Capital Advisors, LP, who directly and indirectly owns 100% of the Partnership, served on the Board of Directors of Trinity Bank, N.A. (A portfolio investment of the Funds) until March of 2006.

The following table summarizes the net portfolio income in the consolidated statements of income for the years ended December 31, 2007 and 2006:

	2007	2006

Money-market dividends	$50,045	$57,904
Interest income	96,319	74,275
Net realized gain on securities	1,095,734	789,194
Net change in unrealized appreciation on securities	1,764,434	620,474

	$3,006,532	$1,541,847

4.           Subsequent Event

Subsequent to December 31, 2007, the Partnership signed a term sheet to sell a controlling interest in Mustang Capital Advisors, LP to Western Sizzlin Corporation (Western).  Under the proposed transaction, Western will purchase a 50.5% limited partnership interest in Mustang Capital Advisors, LP and a 51% membership interest in Mustang Capital Management, LP which owns a 1% interest in Mustang Capital Advisors, LP as its general partner.  The total sales price for these interests will be $1,173,000, consisting of $300,000 in cash and $873,000 in shares of Western Sizzlin Corporation common stock.  The transaction is subject to definitive documentation.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Balance Sheets

June 30, 2008 (unaudited) and December 31, 2007 (audited)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$10,669	$19,295
Portfolio Investments	5,359,867	12,636,716
Due from broker	5,071,289	968,101
Other assets	6,551	4,963

Total Assets	$10,448,376	$13,629,075

Liabilities and Partners’ Capital
Liabilities	-
Accrued expenses	$35,839	$57,402
Total current liabilities	35,839	57,402

Minority interests	9,603,974	12,672,954

Partners’ Capital
General partner	10,849	11,356
Limited partner	797,714	887,363
Total partners’ capital	808,563	898,719

Total liabilities and partners’ capital	$10,448,376	$13,629,075

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statements of Income

Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Revenues:
Management Fee Income	$249,912	$175,775

Expenses:
General and administrative	8,171	57,625
Professional fees	52,877	28,340
Total expenses	61,048	85,965

Net operating income before net portfolio income	188,864	89,810

Net portfolio income (loss)	(423,145)	2,064,599

Income (loss) before minority interests in income (loss) of
consolidated entities	(234,281)	2,154,409

Minority interests in income (loss) of consolidated entities	(637,665)	1,676,555

Net income	$403,384	$477,854

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statement of Changes in Partners' Capital

Six Months Ended June 30, 2008
(Unaudited)

	General Partner	Limited Partner	Total

Balances at December 31, 2007	$11,356	$887,363	$898,719

Allocation of net income	4,033	399,351	403,384
Distributions	(4,540)	(489,000)	(493,540)

Balances at June 30, 2008	$10,849	$797,714	$808,563

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP and Subsidiaries
(A Texas Limited Partnership)

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net Income	$403,384	$477,854

Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests in income of consolidated entities	(3,068,980)	1,396,461
Net realized gains on investments	(1,691,497)	(730,097)
Net unrealized losses on investments	2,411,206	(986,009)

Cash flows due to changes in operating assets and liabilities:
Due from broker	(4,103,188)	1,754,257
Other assets	(1,588)	2,410
Due to broker	-	-
Accrued expenses	(21,563)	(7,007)
Distributions to minority interests	2,189,474	-
Investment purchases	(1,971,568)	(4,930,374)
Cash proceeds from sales of investments	6,339,234	3,288,974
Net cash provided by operating activities	484,914	266,469

Financing activities:
Distributions to partners	(493,540)	(262,854)
Contributions from partners	-	-
Net cash used in financing activities	(493,540)	(262,854)

Net decrease in cash and cash equivalents	(8,626)	3,615
Beginning balance cash and cash equivalents	19,295	9,071
Ending balance cash and cash equivalents	$10,669	$12,686

See accompanying notes to consolidated financial statements.

Mustang Capital Advisors, LP
(A Texas Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2008 and 2007

1.           Organization

Mustang Capital Advisors, LP (the “Partnership”), a Texas limited partnership is a registered investment advisor, and is the investment advisor to ,and the general partner of both Mustang Capital Partners I, LP and Mustang Capital Partners II, LP (the “Funds). The Funds are private investment funds organized for the purpose of trading and investing in securities.

The Partnership also provides fee based investment advisory services to individual investors.

2.           Significant Accounting Policies

Basis of Accounting

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the operations of the Partnership and the Funds.  All material inter-company transactions and balances have been eliminated in consolidation.

The Partnership’s interest in the Funds is within the scope of the Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Limited Rights (“EITF 04-5”).  Although the Partnership has a minority economic interest in the Funds, it has a majority voting interest and controls the management of the Funds.  Additionally, although the Funds limited partners hold a majority economic interest in the Funds they do not have the right to dissolve the partnerships or have substantive kick-out rights or participating rights that would overcome presumption of control by the Partnership.  Accordingly the Partnership consolidates the Funds and records minority interest for the economic interests in the Funds held by the limited partners.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and money market funds.

Portfolio Investments

Portfolio investments consist of equity securities held by the Funds for investment purposes.  The Funds are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide Investment Companies. Thus, the Funds reflect their investments on the Consolidated Statements of Financial Condition at fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of net portfolio income in the Consolidated Statements of Income.

The Funds value investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the period.  Other securities traded in the over-the-counter markets and listed securities for which no sale was reported on that date are valued at their last reported “bid” price.

A significant amount of the investments (Side pocket investments) have been valued, in the absence of observable market prices, by the Partnership. For investments for which observable market prices do not exist, such investments are reported at fair value as determined by the Partnership.  Fair value is determined using valuation methodologies after giving consideration to a range of factors including last known sales price; any current bids or offers on the stock; comparisons to publicly traded stocks with appropriate discounts for liquidity; size of position; control data research; current market conditions. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that can not be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

Securities transactions are recorded on a trade-date basis. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis. Realized gains and losses from securities transactions are computed on a first-in, first-out basis.

Due from Broker

In the normal course of business, substantially all of the Funds’ securities transactions, money balances and security positions are transacted with a broker.  The Funds are subject to credit risk to the extent any broker with whom they conduct business is unable to fulfill contractual obligations on their behalf.  Management monitors the financial conditions of such brokers and does not anticipate any losses from these counterparties.

Office Equipment

Office equipment is recorded at cost.  Depreciation is calculated using the straight-line method over the asset’s useful life, which is five years.

Partners’ Capital

Minority interest represents the limited partners’ interest in the earnings and equity of the Funds.  In accordance with the limited partnership agreements of the Funds, profits and losses of the Funds are allocated to the limited and general partners according to their respective interests in the Funds.  In addition, the general partner (Mustang Capital Advisors, LP) receives a performance allocation from each limited partner’s capital account if the annual net profit attributable to the limited partner is in excess of a non-cumulative return equal to an annual rate of 4% of the limited partner’s capital account balance as of the beginning of the year (“Hurdle Rate”), as adjusted for any additional contributions or partial withdrawals during the year.  The performance allocation from each limited partner’s capital account to the general partner’s account is equal to 20% of the net profits above the limited partner’s hurdle rate, subject to a loss carry-forward calculation.

The performance allocation is not allocated to the general partner for side pocket investments until a liquidity event has taken place, at which time the general partner is allocated 20% of the net profits realized in excess of the 4% hurdle rate. At June 30, if a recognition event had taken place on all side pocket investments, the performance allocation to the Partnership on these side pocket investments would have been approximately $101,000 and $215,800 for 2008 and 2007, respectively.

Income Taxes

No provision for federal or state income taxes is made in the accompanying consolidated financial statements since the Partnership is not subject to income taxes. The partners are required to include their proportionate share of income in their individual tax returns.

Management Fee Income

The Partnership receives fees for investment advisory services performed for third parties.

3.           Portfolio Investments

The following table presents a summary of the investments held by the Funds at June 30, 2008.  These investments are presented as a percentage of investments of the Funds.

	Percentage of Investments of Consolidated Mustang Funds	Market or fair value
All investments are in the United States.

Investments in securities, at market value:
Common Stocks:
Banking
Chemung Financial Corporation	11.8%	$635,114
Hallmark Financial Services	5.7%	304,605
Manufacturing
OI Corporation	44.7%	2,395,268
Retail Trade
Western Sizzlin Corporation	3.1%	164,640
Service
Computer Services, Incorporated	9.6%	517,440
Sanders, Morris, Harris Group	1.3%	67,800
Total investments, at market value	76.2%	$4,084,867

Investments in securities, at fair value:
Common Stocks:
Banking
Trinity Bank, N.A.	23.8%	1,275,000
Total investments, at fair value	23.8%	1,275,000

Total investments in securities	100.0%	$5,359,867

The following table presents a summary of the investments held by the Funds at June 30, 2007.  These investments are presented as a percentage of investments of the Funds.

	Percentage of Investments of Consolidated Mustang Funds	Market or fair value
All investments are in the United States.

Investments in securities, at market value:
Common Stocks:
Banking
International Bancshares	5.5%	$633,839
Southside Bancshares	2.4%	272,239
Texas Capital Bancshares	8.4%	972,225
Hallmark Financial Services	3.3%	381,780
Energy
Westmoreland Coal Co.	0.3%	30,162
Manufacturing
OI Corporation	7.6%	881,963
Team Inc.	1.9%	224,850
Hardinge Inc.	1.5%	170,150
Brush Wellman	2.7%	314,925
Retail Trade
Western Sizzlin Corporation	11.9%	1,379,338
Service
Computer Services, Incorporated	6.8%	791,565
Burlington Northern	3.7%	425,700
Willbros Group	3.7%	430,360
Total investments, at market value	59.7%	$6,909,096

Investments in securities, at fair value:
Common Stocks:
Banking
First Victoria National Bank	28.8%	3,327,280
Trinity Bank, N.A.	11.5%	1,331,250
Total investments, at fair value	40.3%	4,658,530

Total investments in securities	100.0%	$11,567,626

The gross realized gains on investments in securities for the six months ended June 30 were $2,080,229 and $1,018,144 for 2008 and 2007, respectively. The gross realized losses on investments in securities for the six months ended June 30 were $146,890 and $10,710 for 2008 and 2007, respectively.

The following table summarizes the net portfolio income in the consolidated statements of income for the six months ended June 30:

	June 30, 2008	June 30, 2007
Money-market dividends	$39,705	$17,987
Interest income	15,018	53,170
Net realized gain on securities	1,933,339	1,007,434
Net change in unrealized appreciation on securities	(2,411,207)	986,008
Portfolio income, net	$(423,145)	$2,064,599

4.           Performance Allocation

The Partnership receives a performance allocation from each limited partner’s capital account in the Funds at December 31 of each year equal to 20% of the net profits above the limited partner’s 4% annual return, subject to a loss carry-forward calculation.  The performance allocation is not allocated annually for Side Pocket investments.  Only upon a recognition event, as defined in the operating agreements, will the Partnership be allocated 20% of the net profits above the limited partner’s 4% annual priority return.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF WESTERN

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Western are set forth below.  References in this Schedule I to “Western” mean Western Sizzlin Corporation.  Unless otherwise indicated below, the current address of each director and officer is c/o Western Sizzlin Corporation, 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.  Where no date is shown, the individual has occupied the position indicated for the past five years.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Western.  Except as described in this Schedule I, none of The Lion Fund, L.P., Biglari Capital Corp. or any of the directors and officers of Western listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  All directors and officers listed below are citizens of the United States.

Directors and Executive Officers of Western

Name	Title	Age	Present Principal Occupation and Five-Year Employment History

Sardar Biglari	Chairman of the Board, President and Chief Executive Officer	31
Sardar Biglari has been President and Chief Executive Officer since May 16, 2007 and Chairman of the Board of Directors since March 2006.  Mr. Biglari has been a director since December 1, 2005.  Mr. Biglari is the Chairman and Chief Executive Officer of Biglari Capital Corp., a Texas corporation and the general partner to The Lion Fund, L.P., a Delaware limited partnership and a private investment fund.  Mr. Biglari is also a member of the board of directors of The Steak n Shake Company, which is engaged primarily in the ownership, operation and franchising of Steak n Shake restaurants, and was appointed Executive Chairman of the Board on June 19, 2008 and Chief Executive Officer on August 5, 2008.  The address of each of Mr. Biglari, The Lion Fund, L.P. and Biglari Capital Corp. is 9311 San Pedro Avenue, Suite 1440, San Antonio, TX 78216.

Philip L. Cooley Ph.D.	Vice Chairman of the Board of Directors	64
Philip L. Cooley Ph.D. has been a director since December 1, 2005.  Dr. Cooley is the Prassel Distinguished Professor of Business at Trinity University in San Antonio, Texas.  He serves on the boards of the following organizations: The Lion Fund, L.P., The Steak n Shake Company, Financial Services Research Program of George Washington University, Consumer Credit Counseling Service of Greater San Antonio, Financial Management Association International, and Eastern Finance Association.  Mr. Cooley’s address is c/o Trinity University, One Trinity Place, San Antonio, TX 78212-7200.

S-1

Name	Title	Age	Present Principal Occupation and Five-Year Employment History

Titus W. Greene	Director	71
Titus W. Greene has been a director since September 27, 2002, and previously served as Chairman of the Board and a director from 1993 to 1996.  Mr. Greene was a Western franchisee from 1973 to 1996.  Mr. Greene’s address is 2109 Windermere Lane, Shelby, NC 28150.

Jonathan Dash	Director	29
Jonathan Dash has been a director since March 30, 2006.  Mr. Dash is the Chairman and Chief Executive Officer of Dash Acquisitions, LLC, whose principal business is investment management.  Mr. Dash’s address is 183 Rodeo Drive, Beverly Hills, CA 90212.

Kenneth R. Cooper	Director	63
Kenneth R. Cooper has been a director since February 28, 2007.  Mr. Cooper is engaged in the private practice of law in San Antonio, Texas, specializing in real estate transactions.  Mr. Cooper’s address is 14607 San Pedro, Suite 130, San Antonio, TX 78232.

Martin S. Fridson	Director	56
Martin S. Fridson has been a director since November 28, 2007.  Mr. Fridson has been Chief Executive Officer of Fridson Investment Advisors LLC, an investment management firm, since May 2008.  Mr. Fridson was Chief Executive Officer of FridsonVision LLC, an independent research firm, from 2003 to 2008.  From 1989 to 2002, Mr. Fridson was Chief High Yield Strategist at Merrill Lynch & Co.  Mr. Fridson’s address is c/o Fridson Investment Advisors LLC, 200 Park Avenue, 45th Floor, New York, NY 10166.

Robyn B. Mabe	Vice President and Chief Financial Officer; Secretary/Treasurer	46
Robyn B. Mabe has been Secretary/Treasurer since January 1, 1999 and Vice President and Chief Financial Officer since February 1, 2001.  Mrs. Mabe was Director of Accounting and Corporate Controller from January 1, 1994 through December 31, 2003.

S-2

Manually signed facsimile copies of the letter of transmittal will be accepted.  The letter of transmittal and certificates for shares of Jack in the Box common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission	By Hand:
(for eligible institutions only):
Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
Attention: Reorganization Department	Attention: Reorganization Department	Attention: Reorganization Department
17 Battery Place, 8th Flr	Facsimile: (212) 616-7610	17 Battery Place, 8th Flr
New York, NY 10004	Confirm by phone: (212) 509-4000	New York, NY 10004
extension 536

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below.  Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below.  Holders of shares of Jack in the Box common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

E-mail: offer.info@morrowco.com

Banks and Brokerage Firms, Please Call: 203.658.9400
Stockholders Call Toll Free: 800.607.0088

PART II

Item 20.  Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The Company is a Delaware corporation.  Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful.  With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses actually and reasonably incurred and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the DGCL, the Company’s Restated Certificate of Incorporation (as amended) includes a provision that the Company shall indemnify all persons whom it may indemnify pursuant to DGCL Section 145.  The Company’s Restated Bylaws (as amended) contain similar provisions.  Accordingly, taken together the DGCL and our governing documents provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; we may indemnify our other employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions; we may advance expenses to these people; and the rights conferred by our governing documents are not exclusive.

The indemnification provisions in the Company’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling persons, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents.  The Company is covered by liability insurance policies which indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts as directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of the Company’s governing documents and Delaware law is not intended to be exhaustive and is qualified in its entirety by such documents or law.

Item 21.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

See the Exhibit Index.

(b)           Financial Statement Schedules.

None.

(c)           Reports, Opinions and Appraisals.

None.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed  offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Form F-3.

The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on October 15, 2008.

WESTERN SIZZLIN CORPORATION

By:	/s/ Sardar Biglari
Sardar Biglari Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sardar Biglari and Robyn B. Mabe, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Sardar Biglari	Chairman of the Board of Directors,	October 15, 2008
	Sardar Biglari	Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Robyn B. Mabe	Vice President, Chief Financial Officer and Secretary	October 15, 2008
	Robyn B. Mabe	(Principal Financial and Accounting Officer)

By:	/s/ Philip L. Cooley	Vice Chairman of the Board of Directors	October 15, 2008
Philip L. Cooley

By:	/s/ Jonathan Dash	Director	October 15, 2008
Jonathan Dash

By:	/s/ Titus Greene	Director	October 15, 2008
Titus Greene

By:	/s/ Kenneth R. Cooper	Director	October 15, 2008
Kenneth R. Cooper

By:	/s/ Martin S. Fridson	Director	October 15, 2008
Martin S. Fridson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.0
Plan of Amendment and Merger dated April 30, 1999, between Austins Steaks and Saloon, Inc. and The Western Sizzlin Corporation (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333- 78375)

3.1.1	Restated Certificate of Incorporation dated January 24, 1996 (incorporated by reference to the Form 10-Q for the quarter ended September 30, 2002)

3.1.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to the Form 8-K filed October 6, 2003)

3.1.3	Amendment to Certificate of Incorporation dated June 30, 1999 (incorporated by reference to the Form 10-K for the year ended December 31, 2004)

3.1.4	Certificate of Amendment to Restated Certificate of Incorporation dated July 31, 2006 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.1.5	Certificate of Amendment to Restated Certificate of Incorporation dated July 2, 2007 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.2	Restated Bylaws of the Corporation (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

3.2.1	Amendment No. 1 to Restated Bylaws (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

3.2.2	Amendment No. 2 to Restated Bylaws (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

3.2.3	Amendment No. 3 to Restated Bylaws (incorporated by reference to the Form 8-K filed on January 28, 2008)

4.0	Captec Promissory Notes and related loan documents (incorporated by reference to the Form 10-Q for the period ended June 30, 2002)

5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP as to the legality of the Company’s common stock.

+10.1	November 2001 Severance Agreement (incorporated by reference to the Form 10-Q for the period ended June 30, 2002)

+10.1.2	Employment Agreement of James C. Verney (incorporated by reference to the Form 10-Q for period ended September 30, 2004)

+10.1.3	Memorandum of Understanding with James C. Verney (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

+10.1.4	Employment Agreement of Robyn B. Mabe (incorporated by reference to the Form 10-Q for the period ended September 30, 2007)

Exhibit Number	Description of Exhibit

+10.2	2004 Non-Employee Directors’ Stock Option Plan (incorporated by reference to the Form 10-Q for the period ended June 30, 2004)

+10.3	2005 Stock Option Plan (incorporated by reference to the Schedule 14A Definitive Proxy Statement filed April 29, 2005)

+10.11
1994 Austins Steaks & Saloon, Inc. Incentive and Nonqualified Stock Option Plan, as amended (incorporated by reference to the specific exhibit to the Form SB-2 Registration Statement, as filed with the Securities and Exchange Commission on January 23, 1995, Registration No. 33-84440-D)

+10.11.1
Amendment No. 2 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333-78375)

+10.11.2
Amendment No. 3 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333-78375)

10.12	September 27, 2002, Settlement with group of Company Stockholders in an anticipated proxy battle (incorporated by reference to the Form 8-K filed September 27, 2002)

10.13	Purchase Agreement, dated as of July 9, 2008, among John K. H. Linnartz, Western Mustang Holdings LLC and Western Sizzlin Corporation (incorporated by reference to the Form 8-K filed July 10, 2008)

10.14
Amended and Restated Limited Partnership Agreement of Mustang Capital Advisors, LP, dated as of July 9, 2008, among Mustang Capital Management, LLC, John K. H. Linnartz and Western Mustang Holdings LLC (incorporated by reference to the Form 8-K filed July 10, 2008)

10.15
Amended and Restated Limited Liability Company Regulations of Mustang Capital Management, LLC, dated as of July 9, 2008, between John K. H. Linnartz and Western Mustang Holdings LLC (incorporated by reference to the Form 8-K filed July 10, 2008)

21	Subsidiaries of the Issuer:

Austins of Omaha, Inc., a Delaware corporation
The Western Sizzlin Stores, Inc., a Tennessee corporation
The Western Sizzlin Stores of Little Rock, Inc., an Arkansas corporation

Western Sizzlin Franchise Corporation, a Delaware corporation
Western Investments, Inc., a Delaware corporation
Western Acquisitions, L.P., a Delaware limited partnership
Western Properties, Inc., a Delaware corporation
Western Real Estate, LP, a Delaware limited partnership
Western Mustang Holdings LLC, a Delaware limited liability company

23.0*	Consent of Grant Thornton LLP.

23.1*	Consent of Dixon Hughes PLLC.

23.2*	Consent of Dixon Hughes PLLC.

Exhibit Number	Description of Exhibit

23.3*	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.3*	Form of Notice of Guaranteed Delivery.

99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

_______________________
*           Filed herewith.

+           Management contract or compensatory benefit plan.